CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.
    EXECUTION VERSION

Dated January 28, 2021

CURO GROUP HOLDINGS CORP.
as the Parent
for purposes of Section 5.12 and Section 4.3

CURO INTERMEDIATE HOLDINGS CORP.
as the Purchaser

THE PERSONS LISTED ON EXHIBIT “A” HERETO
as the Significant Selling Securityholders

FLX Holding Corporation
as the Company

FLEXITI FINANCIAL INC.
as Opco

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC
as Vendors’ Representative

Arrangement Agreement

Contents
Section    Page

1

2

3

SCHEDULES

Schedule “A”        Plans of Arrangement
Schedule “B”        Forms of Arrangement Resolutions
Schedule “C”        Representations and Warranties of the Company
Schedule “D”        Representations and Warranties of the Significant Selling Securityholders
Schedule “E”        Representations and Warranties of the Purchaser and the Parent

Exhibits

Exhibit “A”        Vendors and Purchased Securities
Exhibit “B”        Form of Director’s Resignation and Release
Exhibit “C”        Form of Non-Competition, Non-Solicitation and Confidentiality Agreement
Exhibit 3.1(b)(vii)(F)    Sample Effective Date Working Capital Statement
Exhibit 3.8(i)(i)(A)    Merchants and Pro-Forma Merchant Profitability Schedule
Exhibit 5.13        Weekly Cash Flow Statement

4

THIS ARRANGEMENT AGREEMENT is dated January 28, 2021 and made among:
(1)CURO Group Holdings Corp., a corporation formed under the laws of Delaware (together with its successors and permitted assigns, the “Parent”);
(2)CURO Intermediate Holdings Corp, a corporation formed under the laws of Delaware (together with its successors and permitted assigns, the “Purchaser”);
(3)The Persons listed on Exhibit “A” hereto (collectively, the “Significant Selling Securityholders”);
(4)FLX Holding Corporation, a corporation formed under the laws of Ontario (together with its successors and permitted assigns, the “Company”);
(5)Flexiti Financial Inc., a corporation formed under the laws of Canada (together with its successors and permitted assigns, “Opco”); and
(6)Shareholder Representative Services LLC, a corporation formed under the laws of the State of Colorado, solely in its capacity as the representative, agent and attorney-in-fact of the Vendors (together with its successors and permitted assigns and as same may be replaced from time to time in accordance with the terms of this Agreement and by notice to the Purchaser, the “Vendors’ Representative”)
RECITALS:
(A)The Company and its Subsidiaries (as hereinafter defined) engage in the business of providing point-of-sale financing to consumers for the purchase of goods and services from select retailers.
(B)The Vendors (as hereinafter defined) are the registered and beneficial owners of the Company Securities (as hereinafter defined) and the Opco Securities (as hereinafter defined) (together, the “Purchased Securities”);
(C)The Purchaser wishes to, among other things, acquire all of the issued and outstanding Purchased Company Shares (as hereinafter defined), and indirectly through the Company acquire all of the issued and outstanding Purchased Opco Shares (as hereinafter defined);
(D)The Parties propose to effect the transaction by way of: (i) a plan of arrangement of the Company under Section 182 of the Business Corporations Act (Ontario); and (ii) a plan of arrangement of Opco under Section 192 of the Canada Business Corporations Act;
(E)The Locked-Up Holders, holding approximately 50,358,875 of the Company Common Shares, 48,514,926 of the Company Preferred Shares, the Special Voting Share, 769,080 of the Company Warrants, and 2,725,712 of the Options, 322,845 of the Opco Common Shares, 13,859 of the Opco Preferred Shares and 2,083,333 of the Opco Warrants have entered into the Lock-Up Agreements, pursuant to which, among other things, they have agreed to vote in favour of the Company Arrangement Resolution and/or the Opco Arrangement Resolution, as the case may be;
(F)Each of the holders of Opco Warrants have entered into agreements with Opco and the Purchaser, concurrently with or prior to the execution of this Agreement, consenting to the treatment of the Opco Warrants under the Opco Plan of Arrangement;
(G)Each of the Company Board and the Opco Board has unanimously determined that the portion of the Transaction Consideration payable to the holders of the Purchased Securities hereunder is fair, from a financial point of view, to such holders and that the transactions contemplated herein are in the best interests of the Company and Opco, as applicable, and each of the Company Board and the Opco Board has resolved to support the Company Arrangement and the Opco Arrangement, as the case may be, and to recommend the acceptance of each of the Company Arrangement and the Opco Arrangement to Shareholders, all on the terms and subject to the conditions contained herein;
(H)The Key Holders have entered into the Non-Competition, Non-Solicitation and Confidentiality Agreements, concurrently with or prior to the execution of this Agreement, to be effective at the Effective Time;
(I)The Key Employees have entered into the Employment Agreements, concurrently with or prior to the execution of this Agreement, to be effective at the Effective Time;
(J)The Purchaser is a wholly-owned subsidiary of the Parent and the Parent is guaranteeing the obligations of the Purchaser hereunder; and
(K)The Parties have negotiated in good faith the terms of a definitive arrangement agreement and the transactions contemplated hereby which terms and transactions are set forth in this Agreement and in the Plans of Arrangement;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties hereby agree as follows:
Article I. – Interpretation
1.1     Definitions
In this Agreement, the following terms have the following meanings:
“2019 Employee Contribution” means the aggregate amount of $355,393.42 paid by the Company to Employees in December 2020, in accordance with the terms of the employment Contracts with such Employees, in respect of outstanding 2019 Employee bonus entitlements.
“2020 Employee Contribution” means the aggregate amount payable by the Company to Employees, in accordance with the terms of the employment Contracts with such Employees, in respect of 2020 Employee bonus entitlements, which aggregate amount for the calendar year 2020 is not to exceed $2,100,000.
“Account” means, at the relevant time, each FlexitiCard account established at any time pursuant to an Account Agreement with Opco.
“Account Agreement” means the written agreement between Opco, on the one hand, and the Cardholder, on the other hand, governing the terms and conditions of such Cardholder’s Account, as such agreement may have been amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).
“Account Origination Amount” means, in respect of the relevant period, the aggregate dollar amount of all Account originations during such period generated by the Business, including all initial extensions of credit and advancement of monies under new Accounts and all subsequent extensions of credit and advancement of monies under existing Accounts, calculated in a manner consistent with the Financial Statements.

“affiliate” means as applied to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person; (ii) any other Person that owns or controls 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates; (iii) any director, partner, officer, agent, employee or relative of such Person; or (iv) in the case of the Company, excludes 2629331 Ontario Inc. and NELI Financial Incorporated. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Cap” has the meaning specified in Section 8.3(d).
“Agreement” means this arrangement agreement, together with the Company Disclosure Letter and schedules and exhibits attached hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“AML Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and its associated regulations, the Criminal Code (Canada) and any other anti-money laundering or counter-terrorism financing laws.
“ARC” means an advance ruling certificate issued by the Commissioner under section 102(1) of the Competition Act.
“Ancillary Agreement” means the Non-Competition, Non-Solicitation and Confidentiality Agreements, the Lock-up Agreements, the Employment Agreements, the directors’ resignation and releases to be delivered under Section 6.2(j)(iv), the Warrant Standstill Agreement dated as of the date hereof between the Purchaser, the Parent, the Company, Opco and NELI Financial Incorporated, and the SPF Warrant Settlement Agreement.
“Anti-Spam Laws” means, collectively: (i) An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-Television and Telecommunications Commission Act (Canada), the Competition Act, the Personal Information Protection and Electronic Documents Act (Canada) and the Telecommunications Act (Canada), along with its associated regulations; (ii) the Electronic Commerce Protection Regulations (CRTC); (iii) the Electronic Commerce Protection Regulations (Industry Canada); and (iv) similar applicable Laws in other jurisdictions.
“Arrangements” means, collectively, the Company Arrangement and the Opco Arrangement.
“Assets” means all property and assets of the Company or any of its Subsidiaries of every nature and kind and wherever located including: (i) all equipment, furniture, accessories and supplies of all kinds; (ii) all credit card accounts and accounts receivable of every nature and kind (including, but not limited to, from Merchants and customers), whether current or not; (iii) the leasehold interest in and to the Leased Properties and the buildings, improvements and fixtures located thereon; (iv) all Technology; (v) all Authorizations issued to the Company; (vi) the Leases and all other Contracts binding on or benefiting the Company; (vii) the Books and Records; and (viii) the Corporate Records.
“Authorization” means any consent, registration, filing, agreement, notarization, certificate, licence, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents, including Competition Act Approval.
“Average Gross Consumer Loans Receivable” is equal to the average of the gross consumer loans receivable (calculated in accordance with accounting policies consistent with the Financial Statements) measured at month end over the applicable period.
“Base Transaction Consideration” has the meaning specified in Section 3.1(a)(i).
“Benefit Plans” means any plan, arrangement, agreement, program, policy, practice or undertaking that provides any employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, supplemental pension, retirement, stock option, stock purchase, stock appreciation, share unit, phantom stock, deferred compensation, health, welfare, medical, dental, disability, life insurance and any similar plans, programmes, arrangements or practices, in each case (i) for the benefit of Employees or former employees, officers or directors or independent contractors of the Company or any of its Subsidiaries, (ii) that are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or (iii) under which the Company or any of its Subsidiaries has, or will have, any liability or contingent liability, provided that a Benefit Plan shall not include any Statutory Plans.
“Books and Records” means all books of account, Tax Returns and other tax records, personnel records, historic documents relating to sales and purchase records, financial and Corporate Records, customer and supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, records, assessments, correspondence and other data and information of the Company and its Subsidiaries (whether in written, electronic or other form).
“Breach of Security Safeguards” means the actual loss of, unauthorized access to, use of or unauthorized disclosure of Personal Information resulting from a breach of the Company’s security safeguards or from Company’s failure to establish those safeguards.
“Business” means the business currently carried on by the Company and its Subsidiaries consisting of providing point-of-sale financing via private label and/or general purpose credit cards to consumers for the purchase of goods and services from select retailers.
“Business Day” means any day, other than a Saturday or Sunday or holiday, on which Canadian chartered banks are generally open for business in Toronto, Ontario.
“Cap” has the meaning specified in Section 8.3(d).
“Cardholder” means, with respect to any Account, the Person or Persons to whom a FlexitiCard has been issued, and in whose name an Account has been established pursuant to an Account Agreement or who is obligated to make payments of amounts owing from time to time with respect to such Account, including any guarantor thereof.
“Catch-Up Amount” has the meaning specified in Section 3.8(g)(iii).
“CBCA” means the Canada Business Corporations Act.
“CBCA Director” means the Director appointed under section 260 of the CBCA.
“Circulars” means, collectively, the Company Circular and the Opco Circular.

“Claims” means any and all claims, actions, suits, proceedings, arbitrations and demands.
“Closing” means the completion of the transactions contemplated by the Arrangements.
“Closing Indebtedness” has the meaning specified in Section 3.1(b)(vii)(D).
“Closing Net Working Capital Amount” has the meaning specified in Section 3.1(b)(vii)(F).
“Closing Working Capital Adjustment Amount” has the meaning specified in Section 3.1(b)(vii)(F).
“Commercial Electronic Messages” means “commercial electronic message” as defined in the Anti-Spam Laws applicable in Canada.
“Commissioner” means the Commissioner of Competition appointed under section 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his or her behalf.
“Common Share Consideration” has the meaning specified in Section 3.1(b)(viii).
“Company” has the meaning specified above the Recitals.
“Company Arrangement” means an arrangement of the Company under section 182(1) of the OBCA, on the terms and conditions set forth in the Company Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, this Agreement or made at the direction of the Court, in the Company Interim Order or the Company Final Order, in each case with the consent of the Purchaser and the Company each acting reasonably.
“Company Arrangement Resolution” means the resolutions approving the Company Plan of Arrangement to be considered at the Company Meeting, substantially in the form and content of Schedule “B”, Part I hereto.
“Company Articles” means the articles of incorporation of the Company, together with any amendments thereto or replacements thereof.
“Company Articles of Arrangement” means the articles of arrangement of the Company in respect of the Company Arrangement, required by the OBCA to be sent to the OBCA Director appointed pursuant to section 278 of the OBCA after the Company Final Order is made, which shall include the Company Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“Company Board” means the board of directors of the Company.
“Company Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the OBCA Director pursuant to section 183(2) of the OBCA after the Company Articles of Arrangement have been filed.
“Company Circular” means the notice of the Company Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Closing Indebtedness” means the Closing Indebtedness in respect of the Company.

“Company Common Shares” means all of the issued and outstanding Class A Common Shares, Class B Common Shares, Class C Common Shares, Class D Common Shares in the capital of the Company, as set out in Exhibit “A”.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.
“Company Final Order” means the order made after application to the Court approving the Company Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended or as the Arrangement is otherwise approved on appeal.
“Company Interim Order” means the order made after application to the Court, containing declarations and directions in respect of the notice to be given and the conduct of the Company Meeting and the Company Arrangement, as such order may be amended, supplemented or varied by the Court (with the consent of the Company and the Purchaser, each acting reasonably).
“Company In-the-Money Options” means the Options, whether vested or unvested, with an exercise price of nil or nominal per Company Common Share.
“Company Material Adverse Effect” means any fact, event, effect, change, circumstance or occurrence that, when considered either individually or in the aggregate, is material and adverse to, or would reasonably be expected to have a material adverse effect on, (a) the business, operations, assets, liabilities, or financial condition of the Company or its Subsidiaries, taken as a whole; or (b) the ability of the Company or its Subsidiaries to consummate the transactions contemplated by the Arrangements and this Agreement, except to the extent that the fact, event, effect, change, circumstance or occurrence results from or is caused by: (i) worldwide or national health, economic or political conditions, including war, armed hostilities, acts of terrorism, emergencies, crises, natural disasters and pandemics (such as Covid-19); (ii) changes in applicable Laws; (iii) changes in IFRS; (iv) changes in the markets or industry in which the Business operates; (v) earthquakes, hurricanes, floods or other natural disasters; and (vi) the failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any revenue or earnings projections or forecasts for any future period.
“Company Meeting” means the special meeting, including any adjournments or postponements thereof in accordance with the terms of this Agreement, of the Company Shareholders to be held to consider, among other things, and, if deemed advisable, to approve, the Company Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Company and the Purchaser.
“Company Plan of Arrangement” means the plan of arrangement of the Company under the OBCA substantially in the form and content of Schedule “A”, Part I attached hereto and any amendment or variation thereto made in accordance with Article 6 of the Company Plan of Arrangement or Section 7.1 hereof or made at the direction of the Court in the Company Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Company Preferred Shares” means, collectively, all of the issued and outstanding Class A Preferred Shares (including the Series 1 Class A Preferred Shares and the Series 2 Class A Preferred Shares) and Class B Preferred Shares (including the Series A Class B Preferred Shares, the Series 2 Class B Preferred Shares and the Series 3 Class B Preferred Shares) in the capital of the Company, as set out in Exhibit “A”.

“Company Securities” means the Company Shares, Options and Company Warrants, as set out in Exhibit “A”.
“Company Shareholders” means, at any time, the holders of Company Shares.
“Company Shares” means all of the Company Common Shares, the Company Preferred Shares and the Special Voting Share in the capital of the Company, as set out in Exhibit “A”.
“Company Transaction Expenses” means all paid or unpaid fees, advisory fees, costs and expenses incurred by or on behalf of the Company and its Subsidiaries, in connection with the negotiation, preparation and execution of this Agreement, and in connection with the consummation of the transactions contemplated by this Agreement or the process of selling the Company, other than the Opco Transaction Expenses, and includes, without duplication: (i) costs, fees and disbursements of financial advisors, counsel, accountants and other advisors and service providers, (ii) all transaction or change of control, stay or incentive, golden parachute, severance, termination or similar payments, ordinary course bonuses, commissions and other incentive compensation, whether or not accrued, excluding the 2020 Employee Contribution and the 2019 Employee Contribution, to any director, officer, employee or consultant of the Company or any of its Subsidiaries (including the employer portion of any withholding, payroll, employment/unemployment or similar Taxes in connection with such payments), (iii) one-half of all fees, costs and expenses incurred or that will become payable in connection with procuring or maintaining the Tail Policies, (iv) the employer portion of any withholding, payroll, employment/unemployment or similar Taxes in connection with the exercise, transfer and/or cancellation of Options under the Plans of Arrangement, (v) all fees, costs and other amounts payable in connection with obtaining any third party consents required in respect of the transactions contemplated by this Agreement, (vi) all fees, costs and expenses and payments payable in connection with the Globalive-TBBS Termination Agreement, (vii) any expenses of the Vendors’ Representative (including the Expense Fund), and (viii) any Taxes required to be paid with respect to any of the foregoing amounts, but, for greater certainty, excluding: (y) the Post-Closing Houlihan Lokey Fee; and (z) 50% of all paid or unpaid fees, advisory fees, costs and expenses (including as relating to legal, accounting, Meeting, Court and other matters) incurred by or on behalf of the Company and its Subsidiaries during the Interim Period for purposes of completing the Arrangements, to be paid in accordance with Section 3.3(c) of this Agreement.
“Company Warrantholders” means the holders of the Company Warrants, as set out in Exhibit “A”.
“Company Warrants” means the Class D Common Share purchase warrants of the Company, as set out in Exhibit “A”.
“Competition Act” means the Competition Act (Canada) in effect as of the date hereof.
“Competition Act Approval” means the occurrence of either of the following:
a.the issuance of an ARC with respect to the completion of the Arrangements; or
b.both of (A) the applicable waiting period under Section 123 of the Competition Act shall have expired or been earlier terminated or the obligation to make a pre-merger notification under Part IX of the Competition Act shall have been waived by the Commissioner pursuant to section 113(c) of the Competition Act, and (B) the Commissioner shall have advised the Purchaser in writing that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the completion of the Arrangements.

“Completion Deadline” means March 19, 2021, or such later date as may be agreed to in writing by the Company and the Purchaser.
“Confidentiality Agreement” means the confidentiality agreement between the Company and CURO Group Holdings Corp. dated May 27, 2020.
“Contracts” means all agreements, arrangements, understandings, commitments and undertakings (whether written, electronic or oral), to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected.
“Corporate Records” means the corporate records of the Company and its Subsidiaries, in each case, since the date of incorporation, including: (i) all constating documents, Articles and by-laws, including any and all amendments thereto; (ii) all minutes of meetings and resolutions of shareholders and directors (and all committees thereof); and (iii) the share certificate books, securities register, register of transfers and registers of directors and officers.
“Court” means the Ontario Superior Court of Justice (Commercial List).
“Covid-19” means the Covid-19 coronavirus disease public health emergency which was declared to be a pandemic by the World Health Organization on March 11, 2020.
“Damages” means any and all losses, liabilities, damages, penalties, fines, claims, judgements, debts, Taxes, interest and diminution in value, contingent or otherwise, whether resulting from a Claim that is instituted or asserted by a third party, including a Governmental Authority, or otherwise, and including (i) all indirect and consequential damages, and (ii) all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing (including reasonable legal fees and expenses).
“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.
“Disclosing Party” has the meaning specified in Section 5.3(b).
“Dispute” has the meaning specified in Section 9.12(a).
“Dissent Rights” means, as the context requires, the rights of dissent in respect of: (i) the Company Arrangement, described in the Company Plan of Arrangement; and (ii) the Opco Arrangement, described in the Opco Plan of Arrangement.
“Draft Return” has the meaning specified in Section 5.5(a).
“Earn-Out Consideration” means, collectively, the First Earn-Out Payment, the Second Earn-Out Payment and the Supplemental Earn-Out Payment, and each, an “Earn-Out Payment”.
“Earn-Out Dispute Notice” has the meaning specified in Section 3.11(a).
“Earn-Out Disputed Items” has the meaning specified in Section 3.11(a).
“Earn-Out Metric” means, (i) with respect to the First Earn-Out Period, the Net Revenue for such period, (ii) with respect to the Second Earn-Out Period, the Net Revenue for such period, and (iii) with respect to the Supplemental Earn-Out Period, the Account Origination Amount for such period.

“Earn-Out Objections Notice” has the meaning specified in Section 3.8(c).
“Earn-Out Proportions” means the proportion of Earn-Out Consideration to be received by the Earn-Out Recipients, or the proportion of Priority Earn-Out Consideration to be received by the Priority Earn-Out Recipients, as determined by the Company prior to Closing based on the elections made in accordance with the provisions of Section 2.6 of this Agreement.
“Earn-Out Recipients” means those Persons identified in Exhibit “A” and includes the Priority Earn-Out Recipients.
“Earn-Out Statement” has the meaning specified in Section 3.8(b).
“Effective Date” means the Effective Date as defined in each of the Plans of Arrangement, which shall be on or about February 28, 2021 or such other date as may be agreed to in writing by the Company and the Purchaser.
“Effective Date Statements” has the meaning specified in Section 3.6(a).
“Effective Time” means 12:01 am (Toronto time) on the Effective Date.
“Effective Time Transaction Consideration” means: (i) the Fixed Company Preferred Share Consideration, (ii) the Opco Preferred Share Consideration, (iii) the Estimated Closing Indebtedness, (iv) the Estimated Transaction Expenses, (v) the Estimated Closing Working Capital Adjustment Amount, (vi) the Fixed Series 2 Class B Preferred Share Consideration, (vii) the Estimated Common Share Consideration, and (viii) the Interim Funding Amount, in each case, other than with respect to Company Shareholders or Opco Shareholders exercising Dissent Rights.
“Electronic Address” means “electronic address” as defined in Anti-Spam Laws.
“Employee” means all employees of the Company and its Subsidiaries as of the date of execution of this Agreement or, as the context requires, the Effective Date.
“Employment Agreements” means the employment agreements to be entered into between the Company and/or an affiliate of the Purchaser, as applicable, and each of the Key Employees.
“Estimated Closing Indebtedness” has the meaning specified in Section 3.2.
“Estimated Closing Working Capital Adjustment Amount” has the meaning specified in Section 3.2.
“Estimated Common Share Consideration” has the meaning specified in Section 3.2.
“Estimated Transaction Expenses” has the meaning specified in Section 3.2.
“Election Deadline” has the meaning specified in Section 2.6(a).
“Estimated Effective Date Statements” has the meaning specified in Section 3.2.
“Expense Fund” has the meaning specified in Section 9.13(g).
“Final Orders” means, collectively, the Company Final Order and the Opco Final Order.

“Financial Statements” means the audited financial statements of the Company for the fiscal years ending June 30, 2019 and June 30, 2020, together with the unaudited financial statements of the Company for the interim period ended August 31, 2020, consisting of the balance sheet and statement of profit and loss of the Company, true, correct and complete copies of which are attached as Section (ff) of the Company Disclosure Letter.
“First Earn-Out Payment” has the meaning specified in Section 3.8(g)(i).
“First Earn-Out Period” means the period beginning on April 1, 2021 and ending on March 31, 2022.
“Fixed Company Preferred Share Consideration” means an aggregate dollar amount equal to the sum of (a) $9.45 (being 94.5% of the face value of a Series 1 Class A Preferred Share) multiplied by the aggregate number of issued and outstanding Series 1 Class A Preferred Shares in the capital of the Company outstanding immediately prior to the Effective Time, (b) $945 (being 94.5% of the face value of a Series 2 Class A Preferred Share) multiplied by the aggregate number of Series 2 Class A Preferred Shares in the capital of the Company outstanding immediately prior to the Effective Time, (c) $945 (being 94.5% of the face value of a Series A Class B Preferred Share) multiplied by the aggregate number of outstanding Series A Class B Preferred Shares in the capital of the Company outstanding immediately prior to the Effective Time, and (d) $0.945 (being 94.5% of the face value of a Series 3 Class B Preferred Share) multiplied by the aggregate number of outstanding Series 3 Class B Preferred Shares in the capital of the Company outstanding immediately prior to the Effective Time.
“Fixed Series 2 Class B Preferred Share Consideration” has the meaning specified in Section 3.1(b)(vii).
“Flow of Funds Memorandum” means the flow of funds memorandum and direction dated two Business Day immediately before the Effective Date, as executed by the Company, Opco and the Purchaser, in a form acceptable to Purchaser and the Company, each acting reasonably.
“FLX USA” means the amended and restated shareholders’ agreement between the Company and certain shareholders listed therein, as it may be amended, supplemented, amended and restated or otherwise modified, from time to time.
“Forward Looking Information” has the meaning specified in Section 5.7(b).
“FTI” means Flexiti Technologies Inc., a corporation continued under the federal laws of Canada (formerly Flexiti Technologies Inc., a corporation incorporated under the laws of the province of Alberta).
“Fundamental Representations” has the meaning specified in Section 4.4.
“Globalive-TBBS Termination Agreement” means the amended and restated Fiscal Advisory Termination Agreement between Globalive Capital Inc. and TBBS dated December 31, 2020.
“Governmental Authority” means any: (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, official, minister, central bank, court, commission, board, tribunal, bureau or agency, domestic or foreign; (ii) any subdivision or authority of any of the above; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, as of a specified date, the following obligations (whether or not then due and payable and without duplication), to the extent they are obligations of the Company or any of its Subsidiaries or guaranteed by the Company or any of its Subsidiaries, including through the grant of a security interest upon any assets of the Company or any of its Subsidiaries:
a.all indebtedness or obligations under the NELI Loans, including the Interim Funding Amount;
b.all indebtedness or obligations for borrowed money, whether or not contingent, owed to third parties other than the Refinanced Debt;
c.all fees and accrued interest payable with respect to Indebtedness referred to in clause (a) and (b);
d.all obligations for the deferred purchase price of property or services, including any potential future earn-out (whether or not earned), purchase price adjustment, releases of “holdbacks” or similar payments;
e.all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, including, in each case, all unpaid fees thereunder and all accrued but unpaid interest thereon;
f.all obligations arising out of any financial hedging, swap or similar arrangements;
g.all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction;
h.the aggregate amount of all prepayments premiums, penalties, breakage costs, “make whole amounts”, costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (g) were prepaid, extinguished, unwound or settled in full as of such specified date;
i.all book or bank account overdrafts; and
j.any and all amounts owed by the Company and its Subsidiaries to the Vendors and their affiliates, excluding: (i) any amounts owed to Employees pursuant to employment Contracts; (ii) any amounts owed pursuant to this Agreement, (iii) any amounts owed pursuant to the Globalive-TBBS Termination Agreement (which, for greater certainty, shall be a Company Transaction Expense), or (iv) the $1,000,000 cash payment to be made by the Company or its Subsidiaries pursuant to the SPF Warrant Settlement Agreement should the Effective Time occur (which, for greater certainty, shall be an Opco Transaction Expense);
but shall not include trade payables.
“Independent Auditor Report” has the meaning specified in Section 3.8(d).
“Indemnified Party” means a Person who may make a claim for indemnification pursuant to Article VIII.
“Indemnifying Party” means a Party against which a claim may be made for indemnification pursuant to Article VIII.

“Independent Auditor” has the meaning specified in Section 3.6(c).
“Independent Expert” has the meaning specified in Section 3.11(c).
“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites, applications, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Company or any of the Subsidiaries.
“Initial Notice” has the meaning specified in Section 9.12(b).
“Intellectual Property Rights” means intellectual property rights, whether registered or not, owned, used or held by the Company or any of the Subsidiaries, including trade-marks, trade dress, trade-names, business names, uniform resource locators, domain names and other indicia of origin, including those listed and described in Section (y) of the Company Disclosure Letter.
“Interim Funding Amount” means the aggregate outstanding principal amount advanced, as at the Effective Time, pursuant to the NELI Loans during the period commencing on November 1, 2020 and ending on the Effective Date, together with any accrued and unpaid interest (including any paid or accrued payment-in-kind interest) thereon (but excluding any unpaid fees), to fund the working capital requirements of Opco and its Subsidiaries, an example calculation of which is set out in the Opco’s weekly cash flow forecasts attached as Exhibit 5.13 hereto, which Interim Funding Amount shall, for the avoidance of doubt, include any working capital requirements in respect of (i) actual loan originations to the extent such amounts are higher than the amounts projected in such weekly cash flow forecasts, and (ii) actual customer payments to the extent such amounts are lower than the amounts projected in such weekly cash flow forecasts. For the avoidance of doubt: (a) the advance(s) made on or about February 28, 2021 pursuant to the NELI Loans to enable the Company and/or its Subsidiaries to maintain compliance with the tangible net worth requirements under the Refinanced Debt, or any credit or loan agreement to which the Company or its Subsidiaries is a party or is bound by, shall not constitute an Interim Funding Amount, except to the extent that such advance is used to fund the subsequent working capital requirements of Opco and its Subsidiaries, and (b) the Interim Funding Amount shall include the amount paid in respect of the 2019 Employee Contribution.
“Interim Orders” means, collectively, the Company Interim Order and the Opco Interim Order.
“Interim Period” has the meaning specified in Section 5.1.
“Key Employees” means Peter Kalen, David Yeilding, Colin Franks, Sharissa Ellyn, Shadi Khatib and Lisa Boulanger.
“Key Holders” means Globalive Capital Inc., NELI Financial Incorporated and Echo Bay Strategic Yield Fund.
“Laws” means any and all: (i) laws, constitutions, treaties, statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws; (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (iii) codes, treaties, policies, directions, decrees, policies, guidelines and protocols to the extent they have force of law.
“Leased Properties” means the lands and premises set out and described in Section (v) of the Company Disclosure Letter by reference to their municipal address and proper legal description.

“Leases” means the leases and offers to lease in respect of the Leased Properties set out and described in Section (v) of the Company Disclosure Letter.
“Letter of Transmittal and Election Form” means the letter of transmittal and election form of each of the Company and Opco, in a form acceptable to the Purchaser and the Company, each acting reasonably for use by a Vendor in connection with the Arrangements.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), lease, easement, option, adverse claim, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature.
“Locked-Up Holders” means 2629331 Ontario Inc., Globalive Technology Inc., Globalive Capital Inc., Anthony Lacavera, NELI Financial Incorporated, Echo Bay Strategic Yield Fund, TBBS Capital Inc., Brant Investment Limited as nominee for Echo Bay Strategic Yield Fund, Bill Russell, Peter Kalen, Kalen 2016 Family Trust, Pella Group Inc., Michael Lamont, Martin Parizeau, Brice Scheschuk. Paul G. Smith, Leede Jones Gable Inc, FCT Holdings Inc., 2008 Pollack Family Trust and Sheldon Pollack.
“Lock-Up Agreements” means the lock-up agreements (including all amendments thereto) between the Company, Opco, the Purchaser and the Locked-Up Holders setting forth the terms and conditions upon which the Locked-Up Holders have agreed, among other things, to vote their Company Securities in favour of the Company Arrangement Resolution and their Opco Shares in favour of the Opco Arrangement Resolution, as applicable.
“made available to the Purchaser” means made available to the Purchaser at least 5 Business Days prior to the date hereof in the virtual data room entitled “Project Frost” hosted on Firmex in respect of the transactions contemplated by this Agreement.
“Material Contracts” has the meaning specified in Schedule “C”.
“Material Merchant Agreements” has the meaning specified in Schedule “C”.
“Material Merchants” has the meaning specified in Schedule “C”.
“Meetings” means, collectively, the Company Meeting and the Opco Meeting.
“Merchant Discount Rate Yields” means the Revenue generated by the Company in relation to the fees charged to Merchants to originate Accounts (as calculated in accordance with accounting policies consistent with the Financial Statements) divided by the Average Gross Consumer Loans Receivable, and such Merchant Discount Rate Yields shall be expressed on an annualized basis.
“Merchants” means all the existing merchants of the Business, as set out in Exhibit “E”, and all future merchants of the Business.
“NELI Loans” means, collectively, (a) the amended and restated secured bridge loan letter agreement dated June 10, 2020, as amended by the amendments dated September 30, 2020, October 6, 2020, November 13, 2020, November 27, 2020, December 3, 2020 and January 28, 2021 between Opco, Flexiti Financing SPE Corp., as borrowers, the Company and Flexiti Technologies Inc., as guarantors, and NELI Financial Incorporated, and (b) the Third Amended and Restated Loan Agreement between NELI Financial Incorporated, Opco, the Company, Flexiti Technologies Inc. and Flexiti Financing SPE Corp. dated June 10, 2020.

“Net Charge-Off” means, in respect of the relevant period, the aggregate amount of all Account charge-offs, less Account recoveries, during such period, calculated in accordance with US GAAP and in a manner consistent with the Company’s past practices.
“Net Revenue” means, in respect of the relevant period, Revenue minus Net Charge-Offs for such period.
“New Merchants” has the meaning specified in Section 3.8(i)(i)(A).
“Non-Competition, Non-Solicitation and Confidentiality Agreements” means the non-competition, non-solicitation and confidentiality agreement to be entered into by the Purchaser and the Key Holders, at or prior to this Agreement and effective at the Effective Time, in the form substantially as set out in Exhibit “C” hereto.
“NRFC” has the meaning specified in Section 9.19.
“OBCA” means the Business Corporations Act (Ontario).
“OBCA Director” means the Director appointed pursuant to section 278 of the OBCA.
“Objection Notice” has the meaning specified in Section 3.6(b).
“Opco” has the meaning specified above the Recitals.
“Opco Arrangement” means an arrangement of Opco under Section 192 of the CBCA, on the terms and conditions set forth in the Opco Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, this Agreement or made at the direction of the Court, in the Opco Interim Order or the Opco Final Order, in each case with the consent of the Purchaser and the Company each acting reasonably.
“Opco Arrangement Resolution” means the resolutions approving the Opco Plan of Arrangement to be considered at the Opco Meeting, substantially in the form and content of Schedule “B”, Part II hereto.
“Opco Articles” means the articles of incorporation of Opco, together with any amendments thereto or replacements thereof.
“Opco Articles of Arrangement” means the articles of arrangement of Opco in respect of the Opco Arrangement, required by the CBCA to be sent to the CBCA Director appointed pursuant to section 260 of the CBCA after the Opco Final Order is made, which shall include the Opco Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“Opco Board” means the board of directors of Opco.
“Opco Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the CBCA Director pursuant to section 192(7) of the CBCA after the Opco Articles of Arrangement have been filed.
“Opco Circular” means the notice of the Opco Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Opco Shareholders in connection with the Opco Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Opco Closing Indebtedness” means the Closing Indebtedness in respect of Opco, other than the Interim Funding Amount.
“Opco Common Shares” means all of the issued and outstanding common shares in the capital of Opco as set forth in Exhibit “A”.
“Opco Final Order” means the order made after application to the Court approving the Opco Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended or as the Arrangement is otherwise approved on appeal.
“Opco Interim Order” means the order made after application to the Court, containing declarations and directions in respect of the notice to be given and the conduct of the Opco Meeting and the Opco Arrangement, as such order may be amended, supplemented or varied by the Court (with the consent of the Company and the Purchaser, each acting reasonably).
“Opco Converted Warrants” means the 176,471 issued and outstanding share purchase warrants of Opco registered in the name of SPF Securitized Products Master Fund Ltd. that are each exercisable for one Opco Common Share at an exercise price, per warrant, of $0.0001, as such share purchase warrants may be adjusted from time to time pursuant to the terms thereof.
“Opco Meeting” means the special meeting, including any adjournments or postponements thereof in accordance with the terms of this Agreement, of the Opco Shareholders to be held to consider, among other things, and, if deemed advisable, to approve, the Opco Arrangement Resolution and for any other purpose as may be set out in the Opco Circular and agreed to in writing by the Company and the Purchaser.
“Opco Plan of Arrangement” means the plan of arrangement of Opco under the CBCA substantially in the form and content of Schedule “A”, Part II attached hereto and any amendment or variation thereto made in accordance with Article 5 of the Opco Plan of Arrangement or Section 7.1 hereof or made at the direction of the Court in the Opco Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Opco Preferred Share Consideration” means the aggregate dollar amount equal to the sum of (a) $1,000 (being 100% of the face value of a Class A Share) multiplied by the aggregate number of issued and outstanding Class A Shares in the capital of Opco outstanding immediately prior to the Effective Time, and (b) $1,000 (being 100% of the face value of a Class A2 Share) multiplied by the aggregate number of issued and outstanding Class A2 Shares in the capital of Opco outstanding immediately prior to the Effective Time.
“Opco Preferred Shares” means, collectively, all of the issued and outstanding Class A Shares, Class A2 Shares and Class B Preferred Shares in the capital of Opco, as set out in Exhibit “A”.
“Opco Securities” means the Opco Shares and the Opco Warrants, as set out in Exhibit “A”.
“Opco Shareholders” means, at any time, the holders of Opco Shares.
“Opco Shares” means all of the Opco Common Shares and Opco Preferred Shares as set forth in Exhibit “A”.
“Opco Transaction Expenses” means all paid or unpaid fees, advisory fees, costs and expenses incurred by or on behalf of Opco and its Subsidiaries, in connection with the negotiation, preparation and execution of this Agreement, and in connection with the consummation of the transactions contemplated by this Agreement or the process of selling the Company, including, without duplication: (i) costs, fees and disbursements of financial advisors, counsel, accountants and other advisors and service providers, (ii) all transaction or change of control, stay or incentive, golden parachute, severance, termination or similar payments, ordinary course bonuses, commissions, payment authorized by the Opco Board including the dividend on the Opco Common Shares pursuant to the Opco Plan of Arrangement and other incentive compensation, whether or not accrued, excluding the 2020 Employee Contribution and the 2019 Employee Contribution, to any director, officer, employee or consultant of Opco or any of its Subsidiaries (including the employer portion of any withholding, payroll, employment/unemployment or similar Taxes in connection with such payments), (iii) the employer portion of any withholding, payroll, employment/unemployment or similar Taxes in connection with the exercise, transfer and/or cancellation of Options under the Plans of Arrangement, (iv) all fees, costs and other amounts payable in connection with obtaining any third party consents required in respect of the transactions contemplated by this Agreement, (v) the fees payable to Credit Suisse AG, New York Branch, in respect of credit extended to Opco prior to the Closing up to a total of $1,875,000, (vi) all fees, costs and expenses and payments payable in connection with the Globalive-TBBS Termination Agreement, (vii) the $1,000,000 cash payment to be made by the Company or Opco pursuant to the SPF Warrant Settlement Agreement should the Effective Time occur, and (viii) any Taxes required to be paid with respect to any of the foregoing amounts, but, for greater certainty, excluding (v) the Post-Closing Houlihan Lokey Fee, (w) the fees, costs and expense of the Paying Agent, (x) the fees payable to Credit Suisse AG, New York Branch, in respect of credit extended prior to the Closing to Opco in excess of the $1,875,000 provided for in (v) above, up to a maximum of $494,000, (y) the fees (including legal fees), costs and expenses incurred by Opco in connection with the refinancing of the Refinanced Debt, including $6,000,000 in renewal fees payable pursuant to the Refinanced Debt Documents, and (z) 50% of all paid or unpaid fees, advisory fees, costs and expenses (including as relating to legal, accounting, Meeting, Court and other matters) incurred by or on behalf of the Opco and its Subsidiaries during the Interim Period for purposes of completing the Arrangements, to be paid in accordance with Section 3.3(c) of this Agreement.
“Opco Warrantholders” means the holders of the Opco Warrants, as set out in Exhibit “A”.
“Opco Warrants” means, collectively, all of the issued and outstanding warrants of Opco, as set out in Exhibit “A”.
“Option Plan” means the Second Amended and Restated Stock Option Plan of the Company dated June 25, 2015 and updated February 22, 2019.
“Options” means all of the outstanding options to purchase common shares of the Company pursuant to the Option Plan or otherwise, as set out in Exhibit “A”.
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator.
“Parent” has the meaning specified above the Recitals.
“Parent Board” means the board of directors of the Parent.
“Parties” means the Company, Opco, the Significant Selling Securityholders, the Purchaser, the Vendors’ Representative and, for purposes of Section 5.12 and Section 4.3, the Parent.
“Paying Agent” means the payments administrator to be mutually agreed to by the Company and the Purchaser, acting reasonably.

“Pension Plans” means each Benefit Plan that: (i) is required to be registered under applicable federal or provincial pension standards legislation in Canada; or (ii) is a supplemental pension plan, including any “retirement compensation arrangement” as such term is defined in the Tax Act.
“Per Share Series 2 Class B Preferred Share Subscription Price” means $0.14.
“Per Share Fixed Series 2 Class B Preferred Share Consideration” means the amount equal to the quotient obtained by dividing: (A) the Fixed Series 2 Class B Preferred Share Consideration; by (B) the aggregate number of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement, up to a maximum of the Per Share Series 2 Class B Preferred Share Subscription Price. Such Per Share Fixed Series 2 Class B Preferred Share Consideration may be nominal and is dependent on the number of elections made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement and the amount of the Base Transaction Consideration available to holders of Series 2 Class B Preferred Shares at Closing, neither of which can be determined as of the date hereof.
“Permitted Liens” means: (i) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS have been made in the Company’s books; (ii) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property; (iii) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws; and (iv) Liens set out and described in Section (p) of the Company Disclosure Letter.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.
“Personal Data” has the meaning specified in Schedule “C”.
“Personal Information” means information that is protected by any Privacy Laws, including all information about an identifiable individual.
“Plans of Arrangement” means, collectively, the Company Plan of Arrangement and the Opco Plan of Arrangement.
“Post-Closing Houlihan Lokey Fee” means any advisory fee payable to Houlihan Lokey, Inc. following the Effective Time, to be paid by the Company or the Purchaser, on behalf of the Company, to Houlihan Lokey, Inc, to be paid from the proceeds of the Earn-Out Consideration if, and to the extent, it becomes due and payable.
“Pre-Closing Tax Period” means (i) a taxation year or other fiscal period that ends on or before the Effective Date, and (ii) with respect to any taxation year or other fiscal period that begins before and ends after the Effective Date, the portion thereof that begins on the first day of such period and ends immediately prior to the Effective Time.

“Priority Earn-Out Consideration” means the Priority Earn-Out Formula multiplied by the number of holders of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement, distributed to such holders in accordance with Section 2.2(l) of the Company Plan of Arrangement.
“Priority Earn-Out Formula” means the Per Share Series 2 Class B Preferred Share Subscription Price less the Per Share Fixed Series 2 Class B Preferred Share Consideration.
“Priority Earn-Out Recipient” means an Earn-Out Recipient who, as a holder of Series 2 Class B Preferred Shares, has made a valid election in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement to receive, for each Class D Common Share issued to such holder and transferred to the Purchaser pursuant to the Company Plan of Arrangement: (A) the Per Share Fixed Series 2 Class B Preferred Share Consideration, and (B) from the Earn-Out Consideration if, and to the extent, it becomes due and payable pursuant to this Agreement, consideration up to the amount determined by the Priority Earn-Out Formula, distributed in priority to other Earn-Out Recipients in accordance with the Opco Plan of Arrangement.
“Privacy Laws” means (i) the Personal Information Protection and Electronic Documents Act (Canada) and any similar Laws governing the collection, use, disclosure or protection of Personal Information, (ii) Anti-Spam Laws, (iii) the federal Telecommunications Act and the Canadian Radio-television and Telecommunications Commission (CRTC) Unsolicited Telecommunications Rules, and (iv) all other Laws relating to the Processing of Personal Information.
“Process” means to collect, access, use, modify, retrieve, disclose, store, delete, and/or manage Personal Information.
“Purchased Company Shares” means all of (i) the Company Shares that are issued and outstanding immediately prior to the Effective Time, (ii) the Company Common Shares that are issued pursuant to the Company Plan of Arrangement upon exercise of the Company In-the-Money Options, (iii) the Company Common Shares that are issued pursuant to the Company Plan of Arrangement upon exercise of the Company Warrants, and (iv) the Company Common Shares that are issued pursuant to the Company Plan of Arrangement upon conversion of the Series 2 Class B Preferred Shares in the capital of the Company, as set out in Exhibit “A”.
“Purchased Opco Common Shares” means all of the Opco Common Shares, including the Opco Common Shares that are issued upon the exercise of the Opco Converted Warrants pursuant to the Opco Plan of Arrangement, in each case that are not registered in the name of the Company or its affiliates, as set out in Exhibit “A”.
“Purchased Opco Preferred Shares” means all of the Opco Preferred Shares that are not registered in the name of the Company or its affiliates, as set out in Exhibit “A”.
“Purchased Opco Shares” means the Purchased Opco Common Shares and the Purchased Opco Preferred Shares.
“Purchased Securities” has the meaning specified above in the Recitals.
“Purchaser” has the meaning specified above in the Recitals.

“Purchaser Material Adverse Effect” means any fact, event, effect, change, circumstance or occurrence that, when considered either individually or in the aggregate, is material and adverse to, or would reasonably be expected to have a material adverse effect on, the ability of the Parent, and/or the Purchaser to pay the (A) Earn-Out Consideration if, and to the extent, it becomes due and payable, and (B) the RSUs awarded to Key Employees pursuant to Section 3.8(a) of this Agreement, except to the extent that the fact, event, effect, change, circumstance or occurrence results from or is caused by: (i) worldwide or national health, economic or political conditions, including war, armed hostilities, acts of terrorism, emergencies, crises, natural disasters and pandemics (such as Covid-19); (ii) changes in applicable Laws; (iii) changes in IFRS; (iv) changes in the markets or industry in which the business of the Parent and/or the Purchaser operate; (v) earthquakes, hurricanes, floods or other natural disasters; and (vi) the failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Parent and/or the Purchaser to meet any revenue or earnings projections or forecasts for any future period.
“Reaged” or “Reaging” means an adjustment of the present or past delinquent status of an Account.
“Receivables” means any and all unpaid amounts owed by the Cardholders under all of the Accounts including any and all amounts owed for the purchase of goods and services, accrued periodic finance charges (both billed and unbilled) and late charges, and any and all other fees, expenses or charges of every nature, kind and description whatsoever.
“Rebate Rates” means the rebate expense incurred by the Company to incentivize Merchants to promote Account origination (calculated in accordance with accounting policies consistent with the Financial Statements) divided by the Average Gross Consumer Loans Receivable, and such Rebate Rates shall be expressed on an annualized basis.
“Receiving Party” has the meaning specified in Section 5.3(b).
“Reference Date” means June 30, 2020.
“Refinanced Debt” means the amounts outstanding under each of the facilities made available to the borrower thereunder under the Refinanced Debt Documents.
“Refinanced Debt Documents” means the second amended and restated credit agreement dated January 9, 2019, as amended by the amendment agreements dated as of October 24, 2019, December 2, 2019, January 6, 2020, February 28, 2020, June 10, 2020, September 10, 2020 and November 30, 2020 entered into by and among Flexiti Financing SPE Corp., Flexiti Financial Inc., the Lenders party thereto, from time to time, Credit Suisse AG, New York Branch, as facility agent for the Class A Revolving Lenders, SPF Securitized Products Master Fund Ltd., as class B agent for the Class B Lenders, TSX Trust Company, as collateral agent for the Secured Parties, TSX Trust Company, as verification agent and Credit Suisse AG, New York Branch, as lead arranger and syndication agent and documentation agent, and all related documentation required thereunder.
“Representative” means any director, officer, employee, agent or other representative of any Party, including lawyers, accountants, auditors, consultants and financial advisors.
“Representative Losses” has the meaning specified in Section 9.13(e).
“Revenue” means, in respect of a relevant period, gross revenue earned from the Business calculated in accordance with US GAAP, as modified by past practices of the Company and its Subsidiaries and will only include the revenue of the Company, on a consolidated basis, that is directly attributable to the Business acquired by the Purchaser pursuant to this Agreement. In line with the past practice of Opco for purposes of determining Revenue, annual fees and administrative fees shall be deemed earned when generated and merchant discount rebates (MDR) shall be amortized over the average promotional period of the loans. For greater certainty, no revenue from any separate business operations of the Purchaser or any of its affiliates will be included.
“Risk Adjusted Yield” for a Merchant means Net Revenue generated by such Merchant divided by the Average Gross Consumer Loans Receivable originated by such Merchant, and such Risk Adjusted Yield shall be expressed on an annualized basis.
“RSU” has the meaning specified in Section 3.8(a);
“Second Earn-Out Payment” has the meaning specified in Section 3.8(g)(ii).
“Second Earn-Out Period” means the period beginning on April 1, 2022 and ending on March 31, 2023.
“Securityholders” means at any time, any holder of Company Shares, Options, Opco Shares, Company Warrantholders and Opco Warrantholders.
“Shareholders” means, collectively, the Company Shareholders and the Opco Shareholders.
“Significant Selling Securityholders” has the meaning specified above in the Recitals.
“Special Voting Share” means the issued and outstanding Special Voting Share in the capital of the Company.
“Specified Matters” has the meaning specified in Section 8.3(d).
“SPF Warrant Settlement Agreement” means the warrant settlement agreement between SPF Securitized Products Master Funds Ltd., Opco, the Company, the Parent and the Purchaser dated as of the date hereof.
“Statement of Origination and Net Revenue” means a statement of all Account Origination Amounts and Net Revenue from agreements between the Company and Merchants.
“Statutory Plans” means statutory benefit plans which the Company or any Subsidiaries are required to participate in or comply with, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons are deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are allocated a majority of partnership, association or other business entity gains or losses or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. For the purposes of this definition, “control” (including with correlative meanings, the term “controlled”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise, and “Subsidiaries” of the Company includes Opco, a corporation incorporated under the federal laws of Canada, Flexiti Financing Corp., a corporation incorporated under the federal laws of Canada, Flexiti Financing SPE Corp., a corporation incorporated under the federal laws of Canada, Flexiti Technologies Inc., a corporation incorporated under the laws of Alberta and FLX Factory S.A.U., a sole shareholder company incorporated under the laws of the City of Buenos Aires, Argentine Republic.
“Supplemental Earn-Out Metric” means, with respect to the Supplemental Earn-Out Period, the Account Origination Amount for such period.
“Supplemental Earn-Out Payment” has the meaning specified in Section 3.8(g)(iv).
“Supplemental Earn-Out Period” means the two-year period commencing on April 1, 2021 and ending on March 31, 2023.
“Tail Policies” has the meaning specified in Section 5.9(b).
“Target Working Capital Amount” has the meaning specified in Section 3.1(b)(vii)(F).
“Targets” has the meaning specified in Section 3.8(i)(i)(A)(I).
“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any returns, reports, declarations, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes made, prepared, or filed or required to be made, prepared or filed pursuant to applicable Law.
“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax, including income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping and all employment insurance, health insurance and Canada, Québec and other Governmental Authority pension plan premiums or contributions.
“Technical Information” means know-how and related technical knowledge owned, used or held by the Company or any of the Subsidiaries, including (i) trade secrets, confidential information and other proprietary know-how; (ii) information of a scientific, technical, financial or business nature regardless of its form; and (iii) documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data.
“Technology” means Intellectual Property Rights, Technical Information and Information Technology.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Authority, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.
“Threshold” has the meaning specified in Section 8.3(d).
“Transaction Consideration” has the meaning specified in Section 3.1(a).
“Transaction Documents” means, collectively, all agreements (including this Agreement, the Company Plan of Arrangement, the Opco Plan of Arrangement, the Company Disclosure Letter and the Confidentiality Agreement), certificates and other instruments or documents delivered or given pursuant to this Agreement.
“Transaction Expenses” means the Company Transaction Expenses and the Opco Transaction Expenses.
“Transaction Personal Information” means Personal Information in the possession, custody or control of the Significant Selling Securityholders or the Company on the Effective Date, including Personal Information about the Employees, contractors, suppliers, customers, directors, officers or shareholders that is: (i) disclosed to the Purchaser prior to the Effective Date by the Significant Selling Securityholders or the Company or otherwise; or (ii) collected by the Purchaser prior to the Effective Date from the Significant Selling Securityholders or the Company or otherwise, in either case in connection with the transactions contemplated by the Agreement.
“U.S. GAAP” means generally accepted accounting principles in the United States of America as defined from time to time by the Financial Accounting Standards Board, or any successor organization.
“Vendors” means the holders of the Purchased Securities and includes the Significant Selling Securityholders and the Earn-Out Recipients.
“Vendors’ Representative” has the meaning specified above in the Recitals.
1.2     Interpretation
In this Agreement, unless the context otherwise requires, the following rules apply:
a.the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;
b.unless otherwise specified, time periods within, or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day, if the last day of the period is not a Business Day;
c.references in this Agreement to “$” or “dollars” is to the lawful currency of Canada unless stated otherwise;
d.the provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience only and shall not affect its construction or interpretation;

e.references to “include”, “includes” or “including” and the like shall be construed, in each case, as if followed by the words “but without limitation”;
f.all capitalized terms used in the Company Disclosure Letter have the meanings ascribed to them in this Agreement, unless expressly indicated otherwise;
g.a reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule; and
h.a reference to an agreement, indenture, debenture or contract will be deemed to be a reference to such document as supplemented, amended, restated, replaced or otherwise modified from time to time.
1.3     No Presumption
The Parties and their legal counsel have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents and, if an ambiguity or a question of intent or interpretation arises, this Agreement and each of the Transaction Documents are to be construed as if drafted jointly by the Parties and no presumption or burden of proof should arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement or any of the Transaction Documents.
1.4     References to the Company Disclosure Letter, Exhibits, etc.
a.Any disclosure made in any section of the Company Disclosure Letter with respect to a specific representation or warranty which may be applicable to other representations and warranties is deemed to have been made with respect to all such other representations and warranties regardless of whether or not there is a specific cross reference to the extent that it is reasonably apparent on its face with respect to both quantum and significance that such disclosure is relevant to such other representations and warranties. Nothing set out in the Company Disclosure Letter establishes a standard of materiality.
b.The Company Disclosure Letter and the information contained therein does not constitute or imply, and will not be construed as: (i) any representation, warranty, covenant or agreement which is not expressly set out in this Agreement; or (ii) an admission of any liability or obligation of the Company in respect of a possible breach or violation of any Contract or Law.
c.The Company Disclosure Letter contains confidential information and is subject to all the terms and conditions of the Confidentiality Agreement.
d.The Company Disclosure Letter and the exhibits form an integral part of this Agreement.
1.5     Knowledge
For the purposes of this Agreement, with respect to any matter: (i) the “knowledge of the Company” shall mean the knowledge (after reasonable inquiry) of Peter Kalen, David Yeilding, Colin Franks, Sharissa Ellyn and Shadi Khatib; and (ii) the “knowledge of the Purchaser” or the “knowledge of the Parent” shall mean the knowledge (after reasonable inquiry) of Don Gayhardt, Roger W. Dean, Vin Thomas and Bill Baker.

1.6     Accounting Terms
Except as otherwise provided in this Agreement, all accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with IFRS.
1.7     Governing Law
(1)This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles.
(2)Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of Ontario in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.
(3)Each of the Parent and the Purchaser appoints Osler, Hoskin & Harcourt LLP as agent for the service of any process with respect to any matter arising under or related to the Agreement or any Transaction Document.
ARTICLE II – Arrangements
2.1     Arrangements
The Parties agree that the Arrangements shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and each of the Plans of Arrangement. The Company confirms that each of the Company Board and the Opco Board have unanimously determined that the portion of the Transaction Consideration payable to the holders of the Purchased Securities hereunder is fair, from a financial point of view, to such holders and that the transactions contemplated by the Arrangements are in the best interest of each of the Company and Opco and each of the Company Board and the Opco Board has resolved to support the Company Arrangement and the Opco Arrangement, as applicable, and to recommend acceptance thereof to Shareholders, all on the terms and subject to the conditions contained herein.
2.2     Court Proceedings
a.The Company shall apply to the Court for the Company Interim Order and the Company Final Order as follows:
i.As soon as is reasonably practicable after the date hereof, and in any case in sufficient time to permit the Company Meeting to be held, subject to the Court’s availability, by February 24, 2021, the Company shall, in cooperation with the Purchaser, prepare, file and diligently pursue an application to the Court for the Company Interim Order, which application shall be in form and substance satisfactory to the Purchaser, acting reasonably, and shall request that the Company Interim Order shall provide, unless ordered otherwise by the Court in the Interim Order, among other things:
A.for the calling and holding of the Company Meeting for the purpose of considering, and if deemed advisable, approving the Company Arrangement;

B.for the class of Persons to whom notice is to be provided in respect of the Company Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
C.that the requisite approval for the Company Arrangement Resolution shall be (I) not less than two-thirds of the votes cast on the Company Arrangement Resolution by holders of the Special Voting Share, the Company Common Shares and the Series 2 Class B Preferred Shares present in person or represented by proxy and entitled to vote at the Company Meeting, voting together as a single class; (II) not less than two-thirds of the votes cast on the Company Arrangement Resolution by holders of Class B Common Shares in the capital of the Company present in person or represented by proxy and entitled to vote at the Company Meeting, voting together as a single class; (III) not less than two-thirds of the votes cast on the Company Arrangement Resolution by holders of Class D Common Shares in the capital of the Company present in person or represented by proxy and entitled to vote at the Company Meeting, voting together as a single class; (IV) not less than two-thirds of the votes cast on the Company Arrangement Resolution by holders of Class A Preferred Shares in the capital of the Company present in person or represented by proxy and entitled to vote at the Company Meeting, voting together as a single class; (V) not less than two-thirds of the votes cast on the Company Arrangement Resolution by holders of Class B Preferred Shares in the capital of the Company present in person or represented by proxy and entitled to vote at the Company Meeting, voting together as a single class; and (VI) not less than two-thirds of the votes cast on the Company Arrangement Resolution by holders of Series 2 Class B Preferred Shares in the capital of the Company present in person or represented by proxy and entitled to vote at the Company Meeting, voting together as a single class;
D.that, except as modified by the Company Interim Order, in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements and other matters, shall apply in respect of the Company Meeting;
E.for the grant of the Dissent Rights to those Company Shareholders who are registered holders of Company Shares in accordance with the Company Plan of Arrangement;
F.that the Company Meeting may be adjourned or postponed from time to time by the Company, subject to terms of this Agreement, without the need for additional approval of the Court;
G.for the notice requirements with respect to the presentation of the application to the Court for the Company Final Order; and
H.for such other matters as the Purchaser and the Company may reasonably require, subject to obtaining the prior consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.
ii.(a) Upon approval of the Company Arrangement Resolution at the Company Meeting, in accordance with the terms of the Company Interim Order, and (b) if the other conditions contained in Article VI have been satisfied or waived by each of the applicable Parties, and subject to the terms of this Agreement, the Company shall as soon as reasonably practicable, and, in any event, subject to the Court’s availability, no later than five (5) Business Days take all steps necessary or desirable to submit the Company Arrangement to the Court and to diligently pursue an application to the Court for the Company Final Order, which application shall be in form and substance satisfactory to the Company and the Purchaser, each acting reasonably;
iii.The Purchaser and the Company shall cooperate in seeking, and the Company shall diligently pursue, the Company Interim Order and the Company Final Order. The Purchaser and the Company shall cooperate in completing the Company Circular and accompanying Letter of Transmittal and Election Form. The Company shall provide legal counsel for the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Company Arrangement, prior to the service and filing of such materials, and shall give reasonable consideration to all such comments. In addition, the Company will not unreasonably object to legal counsel to the Purchaser making such submissions on the application for the Company Interim Order and the application for the Company Final Order as counsel to the Purchaser considers appropriate, acting reasonably, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Company Plan of Arrangement. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Company Interim Order and the Company Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Company Interim Order or Company Final Order. The Company will oppose any proposal from any Person that the Company Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Company Final Order or by Law to return to Court with respect to the Company Final Order, do so only after notice to, and in consultation and cooperation with, the Purchaser. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Company Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that nothing herein shall (i) require the Purchaser to agree or consent to any variation in or increase in the Transaction Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations or diminishes or limits the Purchaser’s rights under this Agreement or the Company Arrangement, or (ii) limit the Company’s ability to take any and all steps, including the filing of all manner of documents with any Governmental Authority, to enforce its rights hereunder. The Company shall ensure that all material filed with the Court in connection with the Company Arrangement is consistent in all material respects with the terms of this Agreement and the Company Plan of Arrangement.
b.Opco shall apply to the Court for the Opco Interim Order and the Opco Final Order as follows:
i.As soon as is reasonably practicable after the date hereof, and in any case in sufficient time to permit the Opco Meeting to be held, subject to the Court’s availability, by February 24, 2021, Opco shall, in cooperation with the Purchaser, prepare, file and diligently pursue an application to the Court for the Opco Interim Order, which application shall be in form and substance satisfactory to the Purchaser, acting reasonably, and shall request that the Opco Interim Order shall provide, among other things:
A.for the calling and holding of the Opco Meeting for the purpose of considering, and if deemed advisable, approving the Opco Arrangement;
B.for the class of Persons to whom notice is to be provided in respect of the Opco Arrangement and the Opco Meeting and for the manner in which such notice is to be provided;
C.that the requisite approval for the Opco Arrangement Resolution shall be (I) not less than two-thirds of the votes cast on the Opco Arrangement Resolution by holders of all classes of Opco Shares present in person or represented by proxy and entitled to vote at the Opco Meeting, voting together as a single class; (II) not less than two-thirds of the votes cast on the Opco Arrangement Resolution by holders of Purchased Opco Shares present in person or represented by proxy and entitled to vote at the Opco Meeting, voting together as a single class; (III) not less than two-thirds of the votes cast on the Opco Arrangement Resolution by holders of Class A Shares in the capital of Opco present in person or represented by proxy and entitled to vote at the Opco Meeting, voting together as a single class; and (IV) not less than two-thirds of the votes cast on the Opco Arrangement Resolution by holders of Class A2 Shares in the capital of Opco present in person or represented by proxy and entitled to vote at the Opco Meeting, voting together as a single class;
D.that, except as modified by the Opco Interim Order, in all other respects, the terms, conditions and restrictions of Opco’s constating documents, including quorum requirements and other matters, shall apply in respect of the Opco Meeting;
E.for the grant of the Dissent Rights to those holders of Opco Shares who are registered holders of Opco Shares in accordance with the Opco Plan of Arrangement;
F.that the Opco Meeting may be adjourned or postponed from time to time by Opco, subject to terms of this Agreement, without the need for additional approval of the Court;
G.for the notice requirements with respect to the presentation of the application to the Court for the Opco Final Order; and
H.for such other matters as the Purchaser and Opco may reasonably require, subject to obtaining the prior consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.
ii.(a) Upon approval of the Opco Arrangement Resolution at the Opco Meeting, in accordance with the terms of the Opco Interim Order, and (b) if the other conditions contained in Article VI have been satisfied or waived by each of the applicable Parties, and subject to the terms of this Agreement, Opco shall as soon as reasonably practicable, and, in any event, subject to the Court’s availability, no later than five (5) Business Days take all steps necessary or desirable to submit the Opco Arrangement to the Court and to diligently pursue an application to the Court for the Opco Final Order, which application shall be in form and substance satisfactory to the Company, Opco and the Purchaser, each acting reasonably;
iii.The Purchaser, the Company and Opco shall cooperate in seeking, and Opco shall diligently pursue, the Opco Interim Order and the Opco Final Order. The Purchaser, the Company and Opco shall cooperate in completing the Opco Circular. Opco shall provide legal counsel for the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Opco Arrangement, prior to the service and filing of such materials, and shall give reasonable consideration to all such comments. In addition, Opco will not unreasonably object to legal counsel to the Purchaser making such submissions on the application for the Opco Interim Order and the application for the Opco Final Order as counsel to the Purchaser considers appropriate, acting reasonably, provided the Purchaser advises Opco of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Opco Plan of Arrangement. Opco will also provide legal counsel to the Purchaser on a timely basis with copies of any notice and evidence served on Opco or its legal counsel in respect of the application for the Opco Interim Order and the Opco Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Opco Interim Order or Opco Final Order. Opco will oppose any proposal from any Person that the Opco Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Opco Final Order or by Law to return to Court with respect to the Opco Final Order, do so only after notice to, and in consultation and cooperation with, the Purchaser. Subject to applicable Laws, Opco will not file any material with the Court in connection with the Opco Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that nothing herein shall (i) require the Purchaser to agree or consent to any variation in or increase in the Transaction Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations or diminishes or limits the Purchaser’s rights under this Agreement or the Opco Arrangement, or (ii) limit the Opco’s ability to take any and all steps, including the filing of all manner of documents with any Governmental Authority, to enforce its rights hereunder. Opco shall ensure that all material filed with the Court in connection with the Opco Arrangement is consistent in all material respects with the terms of this Agreement and the Opco Plan of Arrangement.
2.3     Meetings
a.In consultation with the Purchaser and subject to the terms of this Agreement and the Company Interim Order and the Opco Interim Order, as applicable:
i.the Company agrees to convene and conduct the Company Meeting as soon as reasonably practicable, and in any case in sufficient time to permit the Company Meeting to be held, subject to the Court’s availability, by February 24, 2021, in accordance with the Company Interim Order, and the Company Articles and the by-laws of the Company as in effect on the date hereof and applicable Laws, and not postpone or adjourn the Company Meeting without the prior written consent of the Purchaser, except (i) as required for quorum purposes (in which case the Company Meeting shall be adjourned) or by applicable Law or by a Governmental Authority or (ii) for adjournments of not more than 10 days in the aggregate for the purpose of attempting to solicit proxies for the requisite approval of the Company Arrangement Resolution, or to cancel the Company Meeting with the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and
ii.Opco agrees to convene and conduct the Opco Meeting as soon as reasonably practicable, and in any case in sufficient time to permit the Opco Meeting to be held, subject to the Court’s availability, by February 24, 2021, in accordance with the Opco Interim Order, and the Opco Articles and the by-laws of Opco as in effect on the date hereof and applicable Laws, and not postpone or adjourn the Opco Meeting without the prior written consent of the Purchaser, except (i) as required for quorum purposes (in which case the Opco Meeting shall be adjourned) or by applicable Law or by a Governmental Authority or (ii) for adjournments of not more than 10 days in the aggregate for the purpose of attempting to solicit proxies for the requisite approval of the Opco Arrangement Resolution, or to cancel the Opco Meeting with the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
b.Subject to the terms of this Agreement: (i) the Company will use commercially reasonable efforts to solicit proxies in favour of the Company Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Company Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement; and (ii) Opco will use commercially reasonable efforts to solicit proxies in favour of the Opco Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Opco Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement.
c.Each of the Company and Opco shall give notice to the Purchaser of the Meetings at the same time notice is provided to Shareholders of the Meetings, and shall allow the Purchaser’s representatives and legal counsel to attend and speak at the Meetings, as applicable.
d.Each of the Company and Opco shall advise the Purchaser at such times as the Purchaser may reasonably request, and at least on a daily basis on each of the last three (3) Business Days prior to the date of the Company Meeting and the Opco Meeting, as applicable, as to the aggregate tally of the proxies received: (i) in the case of the Company, in respect of the Company Arrangement Resolution; and (ii) in the case of Opco, in respect of the Opco Arrangement Resolution.
e.The Company and Opco shall promptly advise the Purchaser of receipt of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to either of the Arrangements, written notice of dissent, any purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of the Company or Opco to any holder of Company Shares or Opco Shares, as applicable, exercising or purporting to exercise Dissent Rights and provide a copy thereof to the Purchaser.
f.The Company and Opco shall provide the Purchaser with an opportunity to review and comment on any written communication by or on behalf of the Company or Opco to any holder of Company Shares or Opco Shares exercising or purporting to exercise Dissent

Rights and the Company and Opco shall not make any payment or settlement offer or agree to make any payment or settlement offer prior to the Effective Time with respect to Dissent Rights or any other claim in opposition of the Arrangements without the prior written consent of the Purchaser (which consent may be granted or withheld in the Purchaser’s sole and absolute discretion). The Purchaser shall be required to offer to pay, or cause to be offered to pay, fair value, as of the day prior to approval of the Arrangement Resolutions, for Purchased Shares held by a Company Shareholder or an Opco Shareholder who duly exercises Dissent Rights and is ultimately determined by the Court to be entitled to be paid fair value for their Purchased Shares, unless otherwise determined by the Court. For the avoidance of doubt, any such payment of fair value shall not reduce the Transaction Consideration.
2.4     Circulars
a.As promptly as reasonably practicable after the execution of this Agreement, the Company and Opco shall prepare and complete, in consultation with the Purchaser, each of the Company Circular and the Opco Circular, together with the Letter of Transmittal and Election Forms and any other documents required by the OBCA or the CBCA and any other applicable Laws in connection with the Company Meeting or the Opco Meeting, respectively, and the Arrangements, and the Company and Opco shall, as promptly as reasonably practicable after obtaining the Company Interim Order and the Opco Interim Order cause the Company Circular and the Opco Circular, as the case may be, the Letter of Transmittal and Election Forms and other documentation required in connection with the Meetings to be sent to each Shareholder and other Persons as required by the Company Interim Order and the Opco Interim Order and applicable Laws, in each case so as to permit the Company Meeting and the Opco Meeting to be held within the time required by Section 2.3(a).
b.The Company and Opco shall ensure that the Company Circular and the Opco Circular, as applicable, comply in all material respects with all applicable Laws and will provide Company Shareholders and Opco Shareholders, as the case may be, with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting or the Opco Meeting, as applicable. Each of the Company Circular and the Opco Circular will include: (i) the unanimous recommendation of the Company Board or the Opco Board, as applicable, after receiving legal and financial advice, that Company Shareholders and Opco Shareholders, as the case may be, vote in favour of the Company Arrangement Resolution and the Opco Arrangement Resolution, as applicable, (ii) the terms and conditions of each of the Company Plan of Arrangement and the Opco Plan of Arrangement, as applicable, and (iii) a statement that each Locked-Up Holder has executed a lock-up agreement providing that such Persons will vote all of such Person’s Purchased Securities in favour of the Company Arrangement Resolution and the Opco Arrangement Resolution, as applicable, and against any resolution submitted by any Shareholder that is inconsistent with the Company Arrangement or the Opco Arrangement, as applicable, and not to exercise any Dissent Rights.
c.The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Circulars, the Letter of Transmittal and Election Forms and other documents related thereto, and reasonable consideration shall be given to any comments made by the Purchaser and its legal counsel, provided that all information relating solely to the Purchaser included in the Circulars shall be in form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Circulars and accompanying meeting materials prior to mailing to Shareholders.

d.The Company shall promptly notify the Purchaser if it becomes aware that either of the Circulars or any accompanying meeting materials require an amendment or supplement. The Parties (other than the Vendors’ Representative) shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail or cause to be electronically disseminated any such amendment or supplement to Shareholders and other Persons as required by the applicable Interim Order and applicable Laws.
2.5     Plans of Arrangement and Effective Time
a.The Company Articles of Arrangement shall implement the Company Plan of Arrangement and the Opco Articles of Arrangement shall implement the Opco Plan of Arrangement.
b.Unless another date is agreed to in writing by the Company and the Purchaser, on the third Business Day following satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be (but are capable of being) satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article VI, (i) the Company Articles of Arrangement and the Opco Articles of Arrangement shall be filed by the Company and Opco, respectively, with the OBCA Director or the CBCA Director, as the case may be, and (ii) immediately before the filing of each of the Company Articles of Arrangement and the Opco Articles of Arrangement, the Purchaser shall deliver or cause to be delivered sufficient funds to satisfy the Effective Time Transaction Consideration payable pursuant to this Agreement and the Plans of Arrangement.
c.The Arrangements shall become effective at the Effective Time whereupon, the transactions comprising each of the Arrangements shall be deemed to occur effective as of the effective times and in the order set out in each of the Plans of Arrangement without any further act or formality. For the avoidance of doubt, neither Arrangement shall become effective unless the other Arrangement becomes effective.
d.From and after the Effective Time, the Plans of Arrangement shall have all of the effects provided by applicable Law, including the OBCA and the CBCA, as the case may be. The Company agrees to negotiate in good faith with the Purchaser to amend each of the Plans of Arrangement at any time prior to the Effective Time in accordance with Section 7.1 of this Agreement to add, remove or amend any terms as determined to be necessary or desirable by the Purchaser, acting reasonably, provided that neither of the Plans of Arrangement shall be amended in any manner which is inconsistent with the provisions of this Agreement, which would reasonably be expected to delay, impair or impede the satisfaction of any condition set forth in Article VI or which has the effect of reducing the Transaction Consideration or which is otherwise prejudicial to Shareholders or other parties to be bound by the Plans of Arrangement.
2.6     Company Plan of Arrangement – Election Mechanics
a.Letters of Transmittal and Election Forms must be received by the Company or its agent on or before 5:00 p.m. (Toronto time) on the date which is 2 Business Days prior to the date of the Company Meeting (the “Election Deadline”), unless otherwise agreed in writing by the Purchaser and the Company. The Company shall provide notice of the Election Deadline to holders of Series 2 Class B Preferred Shares by means of the Company Circular.

b.Any holder of Series 2 Class B Preferred Shares who does not submit to the Company or its agent a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 2.6 and the Letter of Transmittal and Election Form shall be deemed to have made an election in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement.
c.Any Letter of Transmittal and Election Form, once deposited with the Company or its agent, shall be irrevocable and may not be withdrawn by a Company Securityholder.
d.The Company and Opco shall deliver a statement with the Earn-Out Proportions (broken down by Earn-Out Recipient, and including a list of Priority Earn-Out Recipients and their respective Earn-Out Proportions and accounting for any Post-Closing Houlihan Lokey Fee, as appropriate) within 2 (two) Business Days following the Election Deadline.
2.7     Closing
The Closing of the Arrangements shall take place electronically via the exchange of documents and funds at 9:01 a.m. (Toronto time) on the Effective Date or at such other place or time as the Parties may agree.
ARTICLE III – Transaction Consideration
3.1     Transaction Consideration
a.The aggregate transaction consideration (the “Transaction Consideration”) payable by the Purchaser in connection with the acquisition or cancellation of the Purchased Securities and the consummation of the transactions contemplated by the Plans of Arrangement is:
i.$102,650,000 (the “Base Transaction Consideration”); plus
i.the Interim Funding Amount; plus
ii.the Earn-Out Consideration.
b.The Transaction Consideration shall be payable by the Purchaser (other than to dissenting Shareholders who have not withdrawn their notice of dissent) as follows:
i.to the holders of the Company Preferred Shares (other than the holders of Series 2 Class B Preferred Shares), an amount equal to the Fixed Company Preferred Share Consideration;
ii.on behalf of and at the direction of the Company pursuant to Section 3.3(a), to the holders of the Purchased Opco Preferred Shares, an amount equal to the Opco Preferred Share Consideration;
iii.on behalf and at the direction of the Company pursuant to Section 3.3(a) to the payees of the Company Closing Indebtedness, an amount equal to the Company Closing Indebtedness as shown in the Flow of Funds Memorandum and Payout Letters;

iv.on behalf of and at the direction of Opco pursuant to Section 3.3(a), to the payees of the Opco Closing Indebtedness, an amount equal to the Opco Closing Indebtedness as shown in the Flow of Funds Memorandum and Payout Letters;
v.on behalf of and at the direction of the Company pursuant to Section 3.3(a), to the payees of the Company Transaction Expenses, an amount equal to the Company Transaction Expenses due and payable as of the Effective Time as shown in the Flow of Funds Memorandum;
vi.on behalf of and at the direction of Opco pursuant to Section 3.3(a) to the payees of the Opco Transaction Expenses, an amount equal to the Opco Transaction Expenses as shown in the Flow of Funds Memorandum;
vii.to the holders of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement, an amount equal to, without duplication:
A.the Base Transaction Consideration; less
B.the Fixed Company Preferred Share Consideration; less
C.the Opco Preferred Share Consideration; less
D.the Indebtedness (other than the Interim Funding Amount), determined without duplication and on a basis consistent with the Financial Statements as of the Effective Time, which Indebtedness, for the avoidance of doubt, can be reduced by the Company or its Subsidiaries using cash on hand (except for cash included in any restricted reserve and spread bank accounts) prior to the Effective Time (the “Closing Indebtedness”); less
E.the Transaction Expenses; plus
F.an amount equal to (i) the net working capital of the Company and the Subsidiaries as of the Effective Date which, for greater certainty, shall not include accrued and payable Transaction Expenses (the “Closing Net Working Capital Amount”), determined in accordance with Exhibit 3.1(b)(vii)(F), less (ii) –$4,380,163 (the “Target Working Capital Amount”), such difference the “Closing Working Capital Adjustment Amount”, which Closing Working Capital Adjustment Amount shall, for the avoidance of doubt, be (x) a positive number if the Closing Net Working Capital Amount exceeds the sum of the Target Working Capital Amount, and (y) a negative number if the Closing Net Working Capital Amount is less than the sum of the Target Working Capital Amount
(such amount, up to a maximum amount equal to the product of the aggregate number of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of the Company Plan of Arrangement multiplied by the Per Share Series 2 Class B

Preferred Share Subscription Price, the “Fixed Series 2 Class B Preferred Share Consideration”);
viii.to the holders of Company Common Shares, and on behalf of and at the direction of the Company, pursuant to Section 3.3(a), to the holders of the Purchased Opco Common Shares, an amount equal to, without duplication:
A.in the event that the Per Share Fixed Series 2 Class B Preferred Share Consideration is equal to the Per Share Series 2 Class B Preferred Share Subscription Price, the remainder of the Base Transaction Consideration calculated in accordance with Section 3.1(b)(vii) less the Fixed Series 2 Class B Preferred Share Consideration actually paid, approximately 61.4207% of which is to be distributed to the holders of Company Common Shares and approximately 38.5793% of which is to be distributed to the holders of Purchased Opco Common Shares, in each case in accordance with the Earn-Out Proportions; and
B.in the event that the Per Share Fixed Series 2 Class B Preferred Share Consideration is less than the Per Share Series 2 Class B Preferred Share Subscription Price, zero or nominal consideration
(such amount, the “Common Share Consideration”);
ix.on behalf of and at the direction of Opco pursuant to Section 3.3(a), but subject to Section 3.4, to NELI Financial Incorporated, an amount equal to the Interim Funding Amount as shown in the Flow of Funds Memorandum and Payout Letters; and
x.to the Earn-Out Recipients, the Earn-Out Consideration in accordance with Section 3.8 less the Post-Closing Houlihan Lokey Fee.
3.2    Payment of Common Share Consideration
Not more than 10 and not fewer than five Business Days prior to the Effective Date, the Company shall have prepared and delivered to the Purchaser a consolidated statement of the Company and the Subsidiaries as at the Effective Date (the “Estimated Effective Date Statements”), setting forth a good faith estimate of the working capital of the Company and the Subsidiaries, prepared in accordance with IFRS and on a basis consistent with the Financial Statements. The Estimated Effective Date Statements shall include good faith estimates of (i) the Closing Indebtedness (adding back the Interim Funding Amount) (such estimate, the “Estimated Closing Indebtedness”), (ii) the Closing Working Capital Adjustment Amount, which shall, for the avoidance of doubt, be (x) a positive number if the Closing Net Working Capital Amount exceeds the sum of the Target Working Capital Amount, and (y) a negative number if the Closing Net Working Capital Amount is less than the sum of the Target Working Capital Amount (such estimate, the “Estimated Closing Working Capital Adjustment Amount”, prepared in accordance with the example calculations set out in Exhibit 3.1(b)(vii)(F)), and (iii) the Transaction Expenses (such estimate, the “Estimated Transaction Expenses”). Concurrently with its delivery to the Purchaser of the Estimated Effective Date Statements, the Company shall deliver to the Purchaser its calculation of the Common Share Consideration (such estimate, the “Estimated Common Share Consideration”). The Estimated Common Share Consideration shall be equal to:
a.the Base Transaction Consideration; less
b.the Fixed Company Preferred Share Consideration; less

c.the Opco Preferred Share Consideration, less
d.the Estimated Closing Indebtedness; less
e.the Estimated Transaction Expenses; plus
f.the Estimated Closing Working Capital Adjustment Amount; less
g.the Fixed Series 2 Class B Preferred Share Consideration.
3.3     Effective Time Transaction Consideration Payments
a.At or before the Effective Time, the Purchaser will make or cause to be made one or more loans to the Company and Opco, the proceeds of which will be used to make, and the Company or Opco (as the case may be) will direct the Purchaser to pay, the following payments:
i.to the holders of Purchased Opco Preferred Shares, the Opco Preferred Share Consideration;
ii.to the payees thereof, the Estimated Closing Indebtedness;
iii.to the payees thereof, the Estimated Transaction Expenses;
iv.to the holders of Purchased Opco Common Shares, the Common Share Consideration, payable in accordance with Section 3.1(b)(viii); and
v.to NELI Financial Incorporated, the Interim Funding Amount.
b.On the Effective Date, immediately prior to the Company filing the Company Articles of Arrangement with the OBCA Director, and Opco filing the Opco Articles of Arrangement with the CBCA Director pursuant to Section 2.5(b), the Purchaser shall deposit the Effective Time Transaction Consideration (the terms of which are to be satisfactory to the Company, Opco and the Purchaser, each acting reasonably) with the Paying Agent for distribution to the Securityholders in accordance with this Agreement.
c.In addition to the Transaction Consideration payable in accordance with 3.1, at or before the Effective Time, the Purchaser shall pay or caused to be paid, and/or loan or caused to be loaned, to the Company and/or Opco the proceeds of which will be used at the direction of the Company and/or Opco, as applicable, to make the following payments:
i.to Credit Suisse AG, New York Branch, the fees payable to Credit Suisse AG, New York Branch in respect of credit extended prior to the Closing to Opco in excess of the $1,875,000 provided for in (v) of the definition of “Opco Transaction Expenses” in Section 1.1, up to a maximum of $494,000;
ii.to the payees thereof, the fees (including legal fees), costs and expenses incurred by Opco in connection with the refinancing of the Refinanced Debt, including $6,000,000 in renewal fees payable pursuant to the Refinanced Debt Documents;
iii.to the payees thereof, 50% of all paid or unpaid fees, advisory fees, costs and expenses (including as relating to legal, accounting, Meeting, Court and other matters) incurred by or on behalf of the Company and its Subsidiaries during the Interim Period for purposes of completing the Arrangements; and
iv.to the Paying Agent, the fees, costs and expenses of the Paying Agent.
3.4     Payoff Letters
At the Closing, the Company and Opco shall provide, or cause to be provided, to the Purchaser customary payoff or discharge letters from all holders of Estimated Closing Indebtedness and NELI Financial Incorporated pursuant to the NELI Loans, including the Interim Funding Amount and the Company and Opco shall make arrangements reasonably satisfactory to the Purchaser for all holders of Estimated Closing Indebtedness and NELI Financial Incorporated to provide to the Purchaser, the Company and Opco recordable form releases with respect to all Liens in favour of any holders of such Estimated Closing Indebtedness and NELI Financial Incorporated, and covenants to file, or grant to the Purchaser the right to file, any such releases or discharges, simultaneously with or promptly following the Closing to evidence repayment, extinguishment and discharge of such Estimated Closing Indebtedness, NELI Loans, including the Interim Funding Amount, and Liens, as applicable.
3.5     Withholding Taxes
The Purchaser, the Company, Opco, and the Paying Agent, as applicable, will be entitled to deduct and withhold from any amount payable or otherwise deliverable to any Person (including any Vendors), including, without limitation, any Earn-Out Payments that are payable to any Earn-Out Recipients that are non-residents of Canada for purposes of the Tax Act hereunder or under the Plans of Arrangement such amounts as the Purchaser, the Company, Opco or the Paying Agent reasonably determine are required to deduct and withhold therefrom under any provision of Laws in respect of Taxes, including the provision of any applicable federal, provincial, state, local or foreign Tax law or treaty. To the extent that such amounts are so deducted, withheld and remitted, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
3.6     Preparation and Delivery of Effective Date Statements
a.As soon as reasonably practicable after, and in no event later than 30 days after, the Effective Date (or such other date as is mutually agreed to by the Vendors’ Representative and the Purchaser in writing), the Purchaser shall prepare and deliver to the Vendors’ Representative a consolidated statement of the Company and the Subsidiaries as at the Effective Date (the “Effective Date Statements”), showing the working capital of the Company and the Subsidiaries, prepared, in accordance with IFRS, on a basis consistent with the Financial Statements. The Effective Date Statements will include a calculation of the Common Share Consideration, the Closing Working Capital Adjustment Amount, the Closing Indebtedness (adding back the Interim Funding Amount) and the Transaction Expenses. The Parties shall use commercially reasonable efforts to cooperate in the preparation of the Effective Date Statements.
b.If the Vendors’ Representative objects in good faith to any aspect of the Effective Date Statements, the Vendors’ Representative shall give written notice of such objection to the Purchaser (the “Objection Notice”) within 30 days after the delivery to the Vendors’ Representative of the Effective Date Statements. The Objection Notice shall, for each such objection, set out the reasons for the Vendors’ Representative’s objection as well as the amount in dispute and reasonable details of the calculation of such amount. If the Vendors’ Representative does not so notify the Purchaser within such 30 day period, the Vendors’ Representative will be deemed to have accepted and approved the Effective Date Statements, which will be deemed final, conclusive and binding upon the Parties.

c.The Purchaser shall give the Vendors’ Representative and its representatives reasonable access to the Books and Records used in the preparation of the Effective Date Statements to enable the Vendors’ Representative to exercise its rights under this Section 3.6(c). The Vendors’ Representative, the Purchaser and the Parent shall attempt in good faith to resolve all matters in dispute set out in the Objection Notice within 10 Business Days of receipt of the Objection Notice by the Purchaser and the Parent. If the Vendors’ Representative, the Purchaser and the Parent, notwithstanding such good faith effort, fail to resolve such dispute within such 10-Business Day period, then the Vendors’ Representative, the Purchaser and the Parent shall jointly engage PricewaterhouseCoopers LLP (the “Independent Auditor”) to determine any items remaining in dispute. As promptly as practicable thereafter (and in any event no later than 10 Business Days thereafter), the Vendors’ Representative and the Purchaser shall each prepare and submit a presentation to the Independent Auditor. As soon as practicable thereafter (and in any event no later than 30 days thereafter), the Vendors’ Representative and the Purchaser will cause the Independent Auditor to choose one of the Parties’ positions on each of the Common Share Consideration and the Closing Indebtedness, the Closing Working Capital Adjustment Amount and the Transaction Expenses, based solely upon the written presentations by the Vendors’ Representative and the Purchaser. The selection made by the Independent Auditor shall be final, conclusive and binding on the Parties and will not be subject to appeal or further review, absent error, and the Effective Date Statements shall be (or not be) adjusted in accordance with such selection. For purposes of this Section 3.6(c), the Independent Auditor will act as an expert and not as arbitrator.
d.All of the fees and expenses of the Independent Auditor in acting in accordance with this Section 3.6 shall be borne by the Party or Parties, or in the case of the Vendors’ Representative, solely on behalf of the Vendors, as the case may be, whose position is not accepted by the Independent Auditor.
e.Within five days after resolution, by agreement of the Parties, of the dispute that was the subject of the Objection Notice or, failing such resolution, within five days after the final determination of the Independent Auditor, each of the Vendors, on the one hand, and the Purchaser and the Parent, on the other hand, shall pay the amounts owed by it to the other Party as a result of such resolution or final determination.
3.7     Net Working Capital Adjustment
a.Subject to Section 3.6, within five days after delivery by the Purchaser to the Vendors’ Representative of the Effective Date Statements:
i.if the Common Share Consideration, as finally determined and set out in the Effective Date Statements, is less than the Estimated Common Share Consideration by more than $150,000, then the holders of Company Common Shares shall pay to the Purchaser an amount equal to such difference; or
ii.if the Common Share Consideration, as finally determined and set out in the Effective Date Statements, is greater than the Estimated Common Share Consideration by more than $150,000, then the Purchaser shall pay to the Paying Agent (on behalf of the holders of the Company Common Shares) an amount equal to such difference.

3.8     Earn-Out
a.Upon Closing, the Parent shall grant to Key Employees an aggregate amount of CURO Group Holdings Corp. Restricted Share Units under the Parent’s 2017 Incentive Plan, dated as of November 8, 2017 (“RSUs”) with an aggregate value equal to $5,000,000, with the number of RSUs to be determined with reference to the trading price per Parent common share on the New York Stock Exchange at 11:59 pm (ET) on the date which is immediately prior to the Effective Date. The RSUs will be subject to vesting criteria which match the Earn-Out Payment requirements as set forth in this Section 3.8 and will vest concurrently with the payment of the corresponding Earn-Out Payment to the extent such Earn-Out Payment is payable to Earn-Out Recipients pursuant to this Section 3.8. The terms and conditions of the RSUs will be set forth in a rider to a Key Employee’s employment offer letter or in the RSU award agreement and shall not be amended or modified in any way without the prior written consent of such Key Employee.
b.No later than June 1, 2022, with respect to the First Earn-Out Period, and June 1, 2023, with respect to the Second Earn-Out Period and the Supplemental Earn-Out Period, the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Vendors’ Representative, a Statement of Origination and Net Revenue certified by the Purchaser’s Chief Financial Officer (an “Earn-Out Statement”) setting forth the Earn-Out Metric for the relevant period, calculated in good faith.
c.Within 30 days following receipt by the Vendors’ Representative of the applicable Earn-Out Statement, the Vendors’ Representative shall deliver written notice to the Purchaser of any dispute it has with respect to the preparation or content of such Earn-Out Statement (an “Earn-Out Objections Notice”). If the Vendors’ Representative does not deliver an Earn-Out Objections Notice to the Parent within such 30-day period, then the Earn-Out Metric (and if applicable, the Supplemental Earn-Out Metric) set forth in such Earn-Out Statement will be final, conclusive and binding on the Parties.
d.If the Vendors’ Representative timely delivers an Earn-Out Objections Notice to the Purchaser, then the Purchaser and the Vendors’ Representative shall negotiate in good faith to resolve such dispute. Any items not specifically disputed by the Vendors’ Representative in an Earn-Out Objections Notice will be deemed accepted by the Vendors’ Representative. If the Purchaser and the Vendors’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within 10 Business Days after the Purchaser’s receipt of the Earn-Out Objections Notice, then the Purchaser and the Vendors’ Representative shall jointly engage the Independent Auditor to advise them with respect to any items remaining in dispute. As promptly as practicable thereafter (and in any event no later than 10 Business Days thereafter), the Vendors’ Representative and the Purchaser shall each prepare and submit a presentation to the Independent Auditor. As soon as practicable thereafter and (and in any event no later than 10 days thereafter), the Independent Auditor will provide a non-binding, written report (the “Independent Auditor Report”) of its conclusions as to only those issues in the Earn-Out Objections Notice still in dispute and the resulting Earn-out Metric. The Independent Auditor Report will be based solely upon the written presentations by the Vendors’ Representative and the Purchaser and the Independent Auditor may not value an item higher or lower than the highest or lowest value of such item claimed by the Purchaser or the Vendors’ Representative. If there is a dispute with respect to the conclusions of the Independent Auditor set out in the Independent Auditor Report, either the Purchaser or the Vendors’ Representative may initiate a proceeding in accordance with Section 3.11. There will be no ex parte communication between any of the Parties or their respective Representatives and the Independent Auditor in connection herewith. For purposes of this Section 3.8(d), the Independent Auditor will act as an expert and not as arbitrator.
e.Reasonable fees and expenses of the Independent Auditor will be shared equally among the Purchaser and the Vendors’ Representative (solely on behalf of the Vendors).
f.For greater certainty, the Earn-Out Metric for the relevant period will be deemed to be final and binding on the Parties upon the earliest of the following to occur:
i.the Vendors’ Representative gives written notice to the Purchaser that the Vendors’ Representative agrees with the Earn-Out Statement;
ii.the Vendors’ Representative does not give written notice to the Purchaser that it disputes the Earn-Out Statement, within the 30-day period contemplated by Section 3.8(c);
iii.the Purchaser and the Vendors’ Representative mutually agree in writing to the determination of the Earn-Out Metric by the Independent Auditor in its report; or
iv.all disputes with respect to the Earn-Out Statement are finally resolved in accordance with Section 3.11.
g.In the event the applicable Earn-Out Statement (as finally determined pursuant to Section 3.8(f)) reflects an Earn-Out Metric that:
i.for the First Earn-Out Period:
A.is less than $[***], then the Purchaser shall not pay, or cause to be paid, any amount to the Paying Agent in connection with the Earn-Out Metric for the First Earn-Out Period; or
B.is equal to or exceeds $[***] but is less than $[***], then the Purchaser shall pay, or cause to be paid, to the Paying Agent (for further distribution to the Earn-Out Recipients) an aggregate amount equal to the product of (1) $15,800,000 and (2) a fraction, the numerator of which is the Earn-Out Metric for the First Earn-Out Period minus $[***], and the denominator of which is $[***], which amount shall be paid by the Paying Agent to the Earn-Out Recipients in accordance with their Earn-Out Proportions; or
C.is equal to or exceeds $[***], then the Purchaser shall pay, or cause to be paid to the Paying Agent (for further distribution to the Earn-Out Recipients), an aggregate amount equal to $15,800,000 to be paid to the Earn-Out Recipients by the Paying Agent in accordance with their Earn-Out Proportions;
provided, however, that in no event will the Purchaser pay, or cause to be paid an aggregate amount pursuant to this Section 3.8(g)(i), to the Paying Agent (for further distribution to the Earn-Out Recipients) in excess of $15,800,000 (such amount paid by the Purchaser to the Paying Agent (for further distribution to the Earn-Out Recipients), the “First Earn-Out Payment”).
ii.for the Second Earn-Out Period:

a.is less than $[***], then the Purchaser shall not pay, or cause to be paid, any amount to the Paying Agent (for further distribution to the Earn-Out Recipients) in connection with the Earn-Out Metric for the Second Earn-Out Period; or
b.is equal to or exceeds $[***] but is less than $[***], then the Purchaser shall pay, or cause to be paid, to the Paying Agent (for further distribution to the Earn-Out Recipients) an aggregate amount equal to the product of (1) $17,800,000 and (2) a fraction, the numerator of which is the Earn-Out Metric for the Second Earn-Out Period minus $[***], and the denominator of which is $[***], which amount shall be paid by the Paying Agent to the Earn-Out Recipients in accordance with their Earn-Out Proportions; or
c.is equal to or exceeds $[***], then the Purchaser shall pay, or cause to be paid to the Paying Agent (for further distribution to the Earn-Out Recipients), an aggregate amount equal to $17,800,000 to be paid to the Earn-Out Recipients by the Paying Agent in accordance with their Earn-Out Proportions;
provided, however, that in no event will the Purchaser pay, or cause to be paid an aggregate amount pursuant to this Section 3.8(g)(ii), to the Paying Agent (for further distribution to the Earn-Out Recipients) in excess of $17,800,000 (such amount paid by the Purchaser to the Paying Agent (for further distribution to the Earn-Out Recipients), the “Second Earn-Out Payment”);
iii.plus for the Second Earn-Out Period, in the event the Earn-Out Statement (as finally determined pursuant to Section 3.8(f)) for the First Earn-Out Period reflects an Earn-Out Metric for such period that is less than $[***] and the Earn-Out Statement (as finally determined pursuant to Section 3.8(f)) for the Second Earn-Out Period reflects an Earn-Out Metric for the Second Earn-Out Period that is equal to or exceeds $[***], then the Purchaser shall pay, or cause to be paid to the Paying Agent (for further distribution to the Earn-Out Recipients), an additional catch up amount (the “Catch-Up Amount”) equal to the product of (a) $15,800,000, and (b) a fraction (which shall be capped at 1.00), the numerator of which is the Earn-Out Metric for the Second Earn-Out Period minus $[***], and the denominator of which is $[***], which Catch-Up Amount shall not exceed the amount equal to $15,800,000 minus any amount paid under Section 3.8(g)(i) in respect of the First Earn-Out Payment, provided, however, that in no event will the Purchaser pay, or cause to be paid, an aggregate amount pursuant to this Section 3.8(g)(iii) to the Paying Agent (for further distribution to the Earn-Out Recipients) in excess of the amount equal to $15,800,000 minus any amount paid under Section 3.8(g)(i) in respect of the First Earn-Out Payment. For greater certainty, the maximum Catch-Up Amount that may be achieved is $15,800,000.
For example, if: (1) the First Earn-Out Payment was $7,900,000, and (2) the Earn-Out Metric for the Second Earn-Out Period was $[***]:
the amount paid by the Purchaser to the Paying Agent for the Second Earn-Out Period would be:
$17,800,000 + ($15,800,000) x (([***]-[***])/[***])
= $17,800,000 + ($15,800,000 x 0.25)

= $17,800,000 + $3,950,000
= $21,750,000
if the Earn-Out Metric for the Second Earn-Out Period was not $[***], but was instead $[***] or greater, the maximum amount paid by the Purchaser for this example, to the Paying Agent for the Second Earn-Out Period would be:
$17,800,000 + ($15,800,000) x (([***]-[***])/[***])
= $17,800,000 + ($15,800,000 x 0.5)
= $17,800,000 + $7,900,000 = $25,700,000
iv.for the Supplemental Earn-Out Period:
A.is less than $[***], then the Purchaser shall not pay, or cause to be paid, any amount to the Paying Agent (for further distribution to the Earn-Out Recipients) in connection with the Supplemental Earn-Out Metric; or
B.is equal to or exceeds $[***] but is less than $[***], then the Purchaser shall pay, or cause to be paid, to the Paying Agent (for further distribution to the Earn-Out Recipients) an aggregate amount equal to the product of (1) $7,900,000 and (2) a fraction, the numerator of which is the Supplemental Earn-Out Metric for the Second Earn-Out Period minus $[***], and the denominator of which is $[***], which amount shall be paid by the Paying Agent to the Earn-Out Recipients in accordance with their Earn-Out Proportions; or
C.is equal to or exceeds $2,200,000,000, then the Purchaser shall pay, or cause to be paid to the Paying Agent (for further distribution to the Earn-Out Recipients), an aggregate amount equal to $7,900,000, which amount shall be paid by the Paying Agent to the Earn-Out Recipients in accordance with their Earn-Out Proportions;
provided, however, that in no event will the Purchaser pay, or cause to be paid an aggregate amount pursuant to this Section 3.8(g)(iii) to the Paying Agent (for further distribution to the Earn-Out Recipients) in excess of $7,900,000 (such amount paid by the Purchaser to the Paying Agent (for further distribution to the Earn-Out Recipients), the “Supplemental Earn-Out Payment”).
v.For the avoidance of doubt, each of the Earn-Out Payments is a separate and distinct obligation of the Purchaser and each such Earn-Out Payment shall be determined independently of each other Earn-Out Payment except as expressly contemplated by this Section 3.8(g). All amounts owed pursuant to this Section 3.8(g) will be paid by the Purchaser to the Paying Agent (for further distribution to the Earn-Out Recipients) within ten Business Days from the date on which the Earn-Out Metric (and if applicable, the Supplemental Earn-Out Metric) as set forth in the applicable Earn-Out Statement is finally determined pursuant to Section 3.8(f) by wire transfer of immediately available funds to an account designated in writing by the Vendors’ Representative to the Purchaser.
h.For purposes of complying with the terms set forth in this Section 3.8, the Purchaser and the Vendors’ Representative shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers and shall permit access to their respective facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the applicable Earn-Out Statement and the resolution of any disputes thereunder; provided, however, that (i) the provision of any information or access pursuant to this Section 3.8(h) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers, and (ii) nothing in this Section 3.8(h) will require any Party to disclose information that is subject to legal client privilege, provided that such information is not made subject to legal client privilege solely for the purpose of avoiding such disclosure.
i.During the Earn-out Period, the Purchaser shall, and shall cause the Company to:
i.operate the Business in the ordinary course, consistent with past practice and timely providing funding and operational support as required by the Company in order to facilitate the maximization of the Earn-Out Metrics, which support shall include but is not limited to the following funding and operational support:
A.for the Company’s current and future initiatives and programs with the Merchants listed in Exhibit 3.8(i)(i)(A) and any Merchants that become Merchants on or after the date of this Agreement (the “New Merchants”) and other Merchants and all Account originations related thereto, provided that:
I.the terms in any initial Contract between the Company and a New Merchant that are related to (1) merchant discount rates payable from such Merchant to the Company, and (2) rebates payable from the Company to such Merchant to incentivize Account originations, are reasonably expected to (as of the date of the execution of such Contract) generate: (X) Merchant Discount Rate Yields that are substantially similar to, or greater than, the Merchant Discount Rate Yields that are the lesser of those: (1) historically generated by the Business; or (2) provided in the pro-forma merchant profitability schedules in Exhibit 3.8(i)(i)(A) (collectively, the “Targets”), and (Y) Rebate Rates that are substantially similar to, or lesser than, the Rebate Rates that are the greater of the Targets; and
II.the Risk Adjusted Yields generated by such Merchants are substantially similar to, or greater than, the lesser of the Targets.
B.for the Company’s obligations in respect of Account originations;
C.to maintain and update the Technology as required to maintain the Company’s competitive advantage and support the Business and Merchant requirements; and
D.to ensure that the Company has adequate personnel to support and grow the Business and satisfy Merchant requirements;
provided that, notwithstanding the foregoing, unless otherwise determined by the Purchaser in its sole discretion, the Purchaser shall not be required or have any obligation to provide, or cause the Company to provide, any funding or operational support in respect of general purpose credit cards;

ii.operate the Business on a stand-alone basis, as a separate subsidiary with separate consolidated Books and Records (which for the avoidance of doubt shall be prepared in accordance with US GAAP) containing such information and data as is reasonably necessary for the determination of the Earn-Out Metrics;
iii.cause the existing and future agreements with Merchants and Cardholders related to the Business to be entered into by the Company and its Subsidiaries and all Account Origination Amounts related thereto and all Net Revenue (including any non-prime originations of the Business and any new customers of the Business, but for greater certainty, does not include revenue from any non-prime or other originations of any separate business operations of the Purchaser or any of its affiliates whether or not from Customers of the Company or the Business) earned thereunder to be recorded in the consolidated Books and Records of the Company and its Subsidiaries and reflected in the Earn-Out Metric calculations; and
iv.not sell all or substantially all of the Business or the Assets to arms-length third party without the prior written consent of the Vendors’ Representative; provided; however, for the avoidance of doubt, a sale of the Business or the Assets to a wholly-owned affiliate of the Purchaser as part of an internal corporate restructuring (not involving any other third parties) shall not require the prior written consent of the Vendors’ Representative provided the Purchaser continues to comply with its obligations under this Agreement, and including but not limited to the Purchaser’s covenants in subparagraphs 3.8(i)(i) to 3.8(i)(iii) above.
j.Each Party acknowledges and agrees that the earn-out contemplated by this Section 3.8 relates to underlying goodwill of the Company, the value of which is not agreed upon by the Earn-Out Recipients and the Purchaser at the Effective Date. The Parent and the Purchaser further acknowledge and agree that the Earn-Out Recipients who are residents of Canada will, for purposes of the Tax Act and any applicable provincial Taxes, report any portion of the First Earn-Out Payment, the Second Earn-Out Payment or the Supplemental Earn-Out Payment actually received by the Earn-Out Recipients using the “Cost Recovery Method” and as such will be required to provide a copy of this Agreement to the appropriate Taxing Governmental Authority. Each Earn-Out Recipient agrees to provide notice to the Purchaser in the event such Earn-Out Recipient is a non-resident of Canada for purposes of the Tax Act at the time of a First Earn-Out Payment, Second Earn-Out Payment or Supplemental Earn-Out Payment.
k.The Purchaser and the Earn-Out Recipients agree that the maximum aggregate Earn-Out Consideration that the Purchaser will pay, or cause to be paid, pursuant to this Section 3.8 to the Paying Agent (for further distribution to the Earn-Out Recipients) is $41,500,000.
3.9     Allocation of Transaction Consideration
Following Closing, each of the Significant Selling Securityholders, the Company, Opco and the Purchaser will use commercially reasonable efforts to negotiate a mutually acceptable allocation of the Transaction Consideration and the Parties agree to execute and file all Tax Returns and prepare all financial statements on the basis of such allocation.
3.10     Set-off
Subject to the limitations in Section 8.3, the Purchaser shall have the right to set-off and deduct from the amount of the Earn-Out Consideration any amounts that may be payable by the Earn-Out Recipients in respect of any bona fide Claim made in good faith under Article VIII [Indemnification] for which the Purchaser has sought indemnification under Article VIII, whether or not at the time of the payment of such

Earn-Out Consideration, such Claim has been finally determined pursuant to Article VIII or such Earn-Out Consideration has been finally determined or resolved pursuant to Section 3.11, and, subject to the limitations in Section 8.3, the Purchaser shall be entitled to withhold from the amount of payment of Earn-Out Consideration the amount of each such Claim pending final resolution of such Claim. The Purchaser shall deposit or cause to be deposited any amounts withheld pursuant to this Section 3.10, up to a maximum aggregate amount equal to the Cap, in escrow with a third party escrow agent until final resolution of such Claim(s). Each of the Earn-Out Recipients and the Purchaser shall use their commercially reasonably efforts to cause such Claim(s) to be resolved within two (2) years of the notification of such Claim(s) in accordance with Section 8.4, or such earlier time within the parties’ control. If final resolution of such Claim(s) in respect of which the Purchaser has withheld pursuant to this Section 3.10 is less than the amount initially claimed by the Purchaser, then the Purchaser shall promptly pay, or cause to be paid, over to the Paying Agent (on behalf of the Earn-Out Recipients), the difference between the amount withheld and the amount of the Claim(s) as so determined, together with interest on such difference from and including the date such payment of Earn-Out Consideration was due to and including the date of payment, at the rate equal to Prime Rate plus 2% per annum, calculated quarterly. “Prime Rate” means, at any time, the rate of interest expressed as an annual rate, established or quote by the Bank of Canada as being its reference interest rate to determine the interest rates it will charge for Canadian dollar loans made in Canada, and referred to by it as its “Prime Rate”.
3.11     Earn-Out Dispute Settlement
a.If the Vendors’ Representative and the Purchaser have any disagreement in respect of the conclusions of the Independent Auditor set out in the Independent Auditor Report, either the Vendors’ Representative or the Purchaser may within 5 Business Days deliver a notice in writing to the other disputing the Independent Auditor Report in accordance with this Section 3.11(a) (an “Earn-Out Dispute Notice”). The Earn-Out Dispute Notice shall specify those calculations and/or amounts that the Vendors’ Representative or the Purchaser disputes in the Independent Auditor Report (collectively, “Earn-Out Disputed Items”), the specific bases of its disputes and its proposed calculation of each such amount.
b.If the Vendors’ Representative delivers a Earn-Out Dispute Notice pursuant to Section 3.11(a), the Purchaser and the Vendors’ Representative shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to resolve the Earn-Out Disputed Items. If, during such thirty (30) day period, the Vendors’ Representative and the Purchaser agree upon any of the Earn-Out Disputed Items, the Transaction Consideration shall be deemed adjusted to reflect such agreement and shall become final and binding on the Parties for all purposes hereunder with respect to such agreed items, absent error.
c.If the Purchaser and the Vendors’ Representative are unable to reach agreement on any Earn-Out Disputed Items pursuant to Section 3.11(b), either party shall be entitled to engage Ernst & Young LLP in Toronto, Ontario, or if such firm is unable to act, Grant Thornton LLP in Toronto, Ontario (the “Independent Expert”). The Independent Expert shall determine (acting as an expert, not as an arbitrator), only with respect to the Earn-Out Disputed Items that were not resolved pursuant to Section 3.11(b), whether the Transaction Consideration requires adjustment. If the Independent Expert determines that the Transaction Consideration requires adjustment, the Independent Expert shall determine the amount of any such adjustment. The Independent Expert shall resolve each such Earn-Out Disputed Item within the range of calculations proposed by the Purchaser in the Earn-Out Statements and in the Earn-Out Dispute Notice.
d.The Purchaser and the Vendors’ Representative shall instruct the Independent Expert to prepare and deliver to them, as promptly as practicable, but to the maximum extent practicable no later than thirty (30) days after it is engaged, a report setting forth its calculation of the remaining Earn-Out Disputed Items and (on the basis of such calculations) the Transaction Consideration. The Independent Expert’s report shall be final and binding upon the Parties as to those remaining Earn-Out Disputed Items, absent error. The cost of such review and report shall be borne (i) by either the Purchaser, on the one hand, or the Earn-Out Recipients, on the other hand, if the calculation of the Transaction Consideration proposed by the Purchaser in the Earn-Out Statements or the Earn-Out Recipients in the Earn-Out Dispute Notice deviates by a greater amount from the Independent Expert's calculation of the Transaction Consideration than the calculation submitted by the other party, or (ii) in all other cases, equally by the Purchaser, on the one hand, and the Earn-Out Recipients, on the other hand.
e.The Purchaser and the Vendors’ Representative will afford the Independent Expert and the other party and its affiliates and their respective employees, advisors (including counsel, financial advisors and auditors), consultants and authorized representatives upon reasonable request reasonable access, during normal business hours and upon reasonable prior notice, to the information used or relied upon by the Vendors’ Representative and the Purchaser in preparing the calculations contemplated by this Section 3.11 solely for purposes of reviewing the calculations submitted by the other party, provided, however, that (i) the provision of any information or access pursuant to this Section 3.11(e) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers, and (ii) nothing in this Section 3.11(e) will require any Party to disclose information that is subject to legal client privilege provided that such information is not made subject to legal client privilege solely for the purpose of avoiding such disclosure.
ARTICLE IV – Representations and Warranties
4.1     Representations and Warranties of the Company
The Company represents and warrants to and in favour of the Purchaser as set forth in Schedule “C” and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement.
4.2     Representations and Warranties of the Significant Selling Securityholders
The Significant Selling Securityholders represent and warrant (on a several and not joint and several basis) to and in favour of the Purchaser as set forth in Schedule “D” and acknowledge that the Purchaser is relying upon such representations and warranties in entering into this Agreement.
4.3     Representations and Warranties of the Purchaser and the Parent
Each of the Purchaser and the Parent represents and warrants to and in favour of the Company and the Significant Selling Securityholders as set forth in Schedule “E” and acknowledges that the Company and Significant Selling Securityholders are each relying upon such representations and warranties in entering into this Agreement.
4.4 Survival of Representations and Warranties
The representations and warranties of a Party shall survive Closing until the expiry of the Supplemental Earn-Out Period, unless a bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim, notwithstanding any investigation made by or on behalf of the Party entitled to rely on such representation and warranty, and provided that the representations and warranties set out in Schedule “C” [Incorporation and Corporate Power], Schedule “C” [Corporate Authorization], Schedule “C” [Authorized and Issued Capital], Schedule “C” [Subsidiaries], Schedule “C” [No Options, etc.], Schedule “D” [Incorporation and Power], Schedule “D” [Authorization], Schedule “D” [Title to Purchased Securities], Schedule “D” [No Options, etc.], Schedule “D” [Vendors’ Representative], Schedule “E” [Incorporation and Corporate Power], and Schedule “E” [Corporate Authorization] (the “Fundamental Representations”) shall continue in full force and effect without limitation of time. Notwithstanding the foregoing, a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent or intentional misrepresentation may be made at any time following the date hereof, subject only to applicable limitation periods imposed by applicable Law. To the extent that the agreements and covenants herein are required to be performed, all or in part, after the Effective Time, such agreements and covenants will survive the Closing and will remain in full force and effect until fully performed.
ARTICLE V – Covenants of the Parties
5.1     Conduct of Business of the Company
The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time and the date on which this Agreement is terminated in accordance with its terms (the “Interim Period”), unless otherwise: (i) agreed to in writing by the Purchaser (such agreement not be unreasonably withheld, conditioned or delayed); (ii) expressly required or expressly permitted or specifically contemplated by the Arrangements or this Agreement; (iii) required by applicable Law; or (iv) as expressly contemplated by Section 5.1 of the Company Disclosure Letter:
a.the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business, consistent with past practice, and the Company shall use all commercially reasonable efforts to maintain and preserve its and their business organization, Assets, properties, employees, goodwill and business relationships with Merchants, Customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has material business relationships;
b.Without limiting the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
i.amend the Articles or other constating documents;
ii.split, combine or reclassify any shares or other securities of the Company or of any Subsidiary or declare, set aside or pay any dividends or make any other distributions;
iii.amend the terms of any outstanding securities;
iv.redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any outstanding shares or other securities of the Company or any of its Subsidiaries;
v.issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of, any shares or other securities, or any options, warrants or similar rights exercisable or exchangeable for or convertible into shares or other securities, of the Company or any of its Subsidiaries, other than pursuant to the terms of the Options or Company Warrants;
vi.reorganize, amalgamate or merge the Company or any Subsidiary;
vii.adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any Subsidiary;
viii.waive, release, surrender, abandon, grant or transfer any material right or amend, modify, change, or agree to amend, any existing material Authorization, right to use, Lease or Contract other than in the ordinary course of business or as required by applicable Law;
ix.make or rescind any material Tax election, information schedule, return or designation, amend, in any manner adverse to the Company or any Subsidiary, any Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right or claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter, settle or compromise any material liability for Taxes or change or revoke any of its methods of Tax accounting, or take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;
x.after the date of the Company Meeting, make any “investment” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of the Company (as defined in the Tax Act), including, for greater certainty, any indirect investment in a “foreign affiliate” as described in paragraph 212.3(10)(f) of the Tax Act;
xi.except with the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditions) and for renewals in accordance with existing terms, amend or modify in any material respect or terminate or waive any right under any Material Merchant Agreement, any other Material Contract or any form of Account Agreement or enter into any Contract or agreement that would be a Material Merchant Agreement or other Material Contract if in effect on the date hereof;
xii.terminate, cancel or let lapse any material insurance policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies are in full force and effect;
xiii.take any of the actions prohibited by Schedule “C”, Section (p); or
xiv.allow any expenses to be made or non-lending cash outflows to occur other than as prescribed by the Opco’s weekly cash flow forecast, attached as Exhibit 5.13 hereto.
5.2     Covenants Relating to the Arrangements
a.During the Interim Period, each of the Company, Opco and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including:
i.using commercially reasonable efforts to satisfy, or cause the satisfaction of, all conditions precedent in this Agreement and take all steps set forth in the Interim Orders and Final Orders applicable to it and comply promptly with all requirements imposed by applicable Law with respect to this Agreement or the Arrangements;
ii.using commercially reasonable efforts to obtain, as soon as practicable following the execution of this Agreement, and maintain all third-party or other consents, waivers, permits, exemptions, Orders, approvals, agreements, amendments or confirmations that are: (a) necessary to be obtained under the Material Contracts in connection with the Arrangements or this Agreement; or (b) required in order to maintain the Material Contracts in full force and effect following the completion of the Arrangements, in each case, on terms that are reasonably satisfactory to the Parties, and without committing itself or the other Parties to pay any consideration or to incur any liability or obligation that is not conditioned on consummation of the Arrangements;
iii.use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from it and its Subsidiaries relating to the Arrangements;
iv.using commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Arrangements and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangements or this Agreement;
v.not taking any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially hinder, delay or otherwise impede the consummation of the Arrangements or the transactions contemplated by this Agreement or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Company Material Adverse Effect qualification already contained within such representation or warranty) in any material respect the representations and warranties of such Party set forth in this Agreement; and
vi.causing the Company Arrangements to be adopted.
b.The Company shall promptly notify the Purchaser in writing of:
i.any Company Material Adverse Effect;
ii.any notice or other written communication from any Person: (a) alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangements or this Agreement; or (b) to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Arrangements or this Agreement; or
iii.any material filings, actions, suits, Claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Company or any of its Subsidiaries that relate to the Arrangements or this Agreement.
c.The Purchaser shall promptly notify the Company in writing of:
i.any Purchaser Material Adverse Effect;
ii.any notice or other written communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangements or this Agreement; or
iii.any material filings, actions, suits, Claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Purchaser, the Parent or any of their respective Subsidiaries that relate to the Arrangements or this Agreement.
d.The Purchaser shall furnish, as soon as reasonably practicable, to the Company a copy of each notice, report, schedule or other document or communication delivered, filed or received by them in connection with this Agreement, the Arrangements, the Interim Orders, the Final Orders, any filings made under any applicable Laws and any dealings or communications with the Governmental Authority in connection with, or in any way affecting, the transactions contemplated by this Agreement.
e.Subject to the terms of this Agreement, the Company shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:
i.obtain all other consents, approvals and Authorizations as are required to be obtained by the Company under any applicable Law or from any Governmental Authority that would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Company Material Adverse Effect;
ii.effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the transactions contemplated by this Agreement; and
iii.fulfill all conditions and satisfy all provisions of this Agreement and the Plans of Arrangement required to be fulfilled or satisfied by it.
f.The Purchaser shall use all commercially reasonable efforts to, satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement to:

i.obtain all consents, approvals, and Authorizations as are required to be obtained by it under any applicable Law or from any Governmental Authority that would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Purchaser Material Adverse Effect;
ii.effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the transactions contemplated by this Agreement; and
iii.fulfill all conditions and satisfy all provisions of this Agreement and the Plans of Arrangement required to be fulfilled or satisfied by it.
g.The Company, on one hand, and the Purchaser on the other hand shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws, including any filings, reports, documents or applications as may be required to be filed by any of the Parties.
h.With respect to Competition Act Approval:
i.Not later than two (2) Business Days following execution of this Agreement the Purchaser shall submit or cause to be submitted, a letter to the Commissioner in support of and requesting an ARC. If the Parties mutually agree that such a filing shall be made, each Party (other than the Vendors’ Representative) shall further, or shall cause its affiliates to, file their respective notification pursuant to section 114 of the Competition Act. The Company, the Significant Selling Securityholders and the Purchaser will use their respective commercially reasonable efforts to satisfy all requests for additional information and documentation received in connection with obtaining the Competition Act Approval as soon as practicable.
ii.The Company, the Significant Selling Securityholders and the Purchaser will coordinate and cooperate in exchanging information and providing assistance that is reasonably requested in connection with the Competition Act Approval and providing information that the Purchaser reasonably requests in order to prepare any filing, submission or notice to, or response to an information request from, a Governmental Authority.
iii.The Company, the Significant Selling Securityholders and the Purchaser will provide each other advance copies and reasonable opportunity to comment on all filings, submissions, notices and communications to a Governmental Authority in connection with the Competition Act Approval (including filings, submissions, notices and information which a Party, acting reasonably, considers competitively sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party on the condition that it not be revealed to any Person including such counsel’s client without the disclosing Party’s consent), and each shall give due consideration to the comments of the other.
iv.The Company, the Significant Selling Securityholders and the Purchaser agree to promptly advise each other (and provide a copy, if applicable) of all communications received from a Governmental Authority and agree not to participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with a Governmental Authority in connection with obtaining the Competition Act Approval unless it consults with the other in advance and gives the other (whether itself or through its external counsel or an external counsel only and privileged basis) the reasonable opportunity to attend and participate in such meeting or discussion (except where the Governmental Authority expressly requests that the other should not be present at the meeting or discussion or part or parts of the meeting or discussion).
5.3     Confidentiality
a.The Company and the Parent acknowledge having signed the Confidentiality Agreement and the Company, Opco and Purchaser and Parent acknowledges having received a copy of the Confidentiality Agreement. The Company and the Parent agree to comply with the Confidentiality Agreement in accordance with its terms and the Purchaser and Opco each agrees to comply with the Confidentiality Agreement as if it was an original signatory thereto.
b.Except as and only to the extent required by applicable Law or stock exchange rules, each of the Parties, and the applicable Vendors, in their respective capacity as the “Receiving Party” will not disclose or use, and it will cause its Representatives not to disclose or use, any Confidential Information (as hereinafter defined) made available, or to be made available to it, by the another Party or its Representatives in its capacity as the “Disclosing Party” at any time or in any manner other than for purposes of consummating the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary but subject to Section 5.3(d), the Vendors’ Representative shall be permitted to disclose information (i) as required by Law, (ii) to the Vendors’ Representative’s employees, advisors, agents or consultants, and (iii) to the Vendors, in case of each of (i), (ii) and (iii) who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect to such information which are at least as strict as this Section 5.3(b).
c.For purposes of this Section 5.3, “Confidential Information” means any information concerning the Company and its Subsidiaries, the Vendors, the Purchaser and the Parent or their respective businesses, assets and properties (including, but not limited to, the Transaction Documents and all matters therein contemplated); provided that it does not include information which (i) was public prior to its receipt; (ii) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party; (iii) was available and non-confidential prior to the Disclosing Party revealing it to the Receiving Party or its Representatives; (iv) was received in good faith from a third party who legally held and transmitted it, provided that such third party was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information; or (v) such Person or any of its affiliates is required to disclose pursuant to applicable Law or stock exchange rules.
d.If the Receiving Party or any of its Representatives is required by Law or stock exchange rules to disclose Confidential Information, the Receiving Party shall give the Disclosing Party prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy. The Receiving Party shall also exercise its commercially reasonable efforts to obtain, to the extent permitted under applicable law or stock exchange rules, written assurances that confidential treatment will be accorded to the Confidential Information.
e.Subject to Section 9.15, except as and only to the extent required by Law or stock exchange rules, without the prior written consent of the other Parties (other than the Vendors’ Representative), no Party shall, and shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of discussions regarding the transactions contemplated by this Agreement, including the terms, conditions and other aspects of such transactions.
5.4     Transaction Personal Information
a.Each Party (other than the Vendors’ Representative) shall comply in all material respects with all applicable Privacy Laws in the course of collecting, disclosing and using Transaction Personal Information. Subject to the foregoing, the Parties (other than the Vendors’ Representative) may collect, use and disclose Transaction Personal Information for purposes related to the transactions contemplated by this Agreement and that is necessary to determine whether to proceed with such transactions. Prior to Closing, the Purchaser shall not disclose Transaction Personal Information to any Person other than its Representatives who are evaluating and advising on the transactions contemplated by this Agreement. The Vendors’ Representative acknowledges and agrees that it has internal controls in place that are compliant in all material respects with all applicable Privacy Laws.
b.The Purchaser shall use commercially reasonable efforts to protect and safeguard Transaction Personal Information against unauthorized use or disclosure and shall cause its Representatives to observe the terms of this Section 5.4 and protect and safeguard Transaction Personal Information in their possession.
c.Except to the extent permitted or required under applicable Privacy Law, after Closing, the Purchaser shall not, without the consent of the individuals to whom such Personal Information relates, use or disclose Transaction Personal Information for purposes other than the purposes for which the information was collected, permitted to be used or disclosed before the transactions contemplated by this Agreement were completed. Upon Closing, the Parties shall continue to safeguard and protect any Transaction Personal Information which continues to be in their possession or under their control. Each Party shall give effect to any withdrawal of consent with respect to the Transaction Personal Information.
d.If the transactions contemplated by this Agreement do not proceed, the Purchaser shall return to the Company or, at Company’s request, securely destroy the Transaction Personal Information within a reasonable period of time and provide certification of the destruction.
5.5     Tax Matters
a.The Purchaser shall cause each of the Company and Subsidiaries to prepare and file all Tax Returns for the Company and the Subsidiaries due after the Effective Date and which have not been filed as of such date in respect of any Pre-Closing Tax Period, which Tax Returns must be prepared and filed on a timely basis consistent with the Company’s existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns to the extent such treatment is reasonable in the circumstances except as otherwise required by Law. Not less than 30 days prior to the due date of any such Tax Return for income Taxes, the Purchaser shall provide the Vendors’ Representative with a substantially final draft of such income Tax Return (the “Draft Return”). The Vendors, their accountants and the Vendors’ Representative have the right to review the Draft Return and any working papers relating to its preparation. Within 15 days after the date that the Vendors’ Representative receives the Draft Return, the Vendors’ Representative shall advise the Purchaser in writing that it either:

i.agrees that the Draft Return was prepared in accordance with the principles set out above; or
ii.does not agree that it was so prepared, in which case Vendors’ Representative shall set out, in reasonable detail, the basis for such disagreement.
b.If the Vendors’ Representative notifies the Purchaser of a disagreement pursuant to Section 5.5(a)(ii), the Vendors’ Representative and the Purchaser shall attempt to resolve such disagreement; provided, however, that if the Vendors’ Representative and the Purchaser fail to reach agreement, then the disagreement shall be resolved by a nationally recognized firm of independent public accountants to be designated by mutual agreement of the Vendors’ Representative and the Purchaser, failing which the firm will be Ernst & Young LLP in Toronto, Ontario, or if such firm is unable to act, Grant Thornton LLP in Toronto, Ontario. The fees and expenses of the accountants in making any such determination will be borne 50% by the Vendors’ Representative, solely on behalf of the Vendors, and 50% by the Purchaser.
c.The Significant Selling Securityholders shall cause the Company and its Subsidiaries to prepare and file all Tax Returns of the Company and its Subsidiaries due on or prior to the Effective Date, which Tax Returns must be prepared and filed on a timely basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice except as otherwise required by Law with respect to the treatment of specific items on the Tax Returns.
d.Except as required by Law, the Purchaser shall not, without the prior written consent of the Vendors’ Representative, (i) refile, amend or otherwise modify any Tax Return of the Company or its Subsidiaries in respect of a Pre-Closing Tax Period, or (ii) make any Tax election that would have any effect on any Pre-Closing Tax Period of the Company or its Subsidiaries, where doing so would reasonably be expected to increase the liability of the Vendors under Article VIII. The Vendors shall have no liability whatsoever resulting from any action by the Purchaser or its affiliates which is contrary to this section.
e.The Purchaser shall make the election under subsection 256(9) of the Tax Act in respect of the taxation year of the Company and its Subsidiaries ending as a result of the entering into or completion of the transactions contemplated in this Agreement.
f.If the Company or its Subsidiaries is or would be liable to pay tax under Part III or Part III.1 of the Tax Act with respect to any dividends that it has paid or been deemed to have paid on or prior to the Effective Date, including the dividend on the Opco Common Shares pursuant to the Opco Plan of Arrangement, the Significant Selling Securityholders agree that upon request by the Company and/or the Purchaser, they shall, and shall use commercially reasonable efforts to cause any other person whose concurrence is required under the Tax Act to, concur in accordance with subsection 184(4) or subsection 185.1(3) of the Tax Act (as applicable) in the making of an election pursuant to subsection 184(3) or subsection 185.1(2) of the Tax Act (as applicable) and the Vendors shall take all steps reasonably requested by the Company, the Subsidiary and/or the Purchaser to evidence such concurrence.
g.Prior to the Effective Date, the Opco Board shall pass a resolution authorizing an election under subsection 83(2) of the Tax Act in respect of the dividend provided for in Section 2.2 of the Opco Plan of Arrangement. At or before the Effective Date, Opco shall elect under subsection 83(2) of the Tax Act, in prescribed manner and prescribed form as provided in the Tax Act, in respect of the full amount of the dividend provided for in Section 2.2 of the Opco Plan of Arrangement.

5.6     Pre-Closing Reorganization
The Company and Opco covenant and agree to cause FTI to be wound-up following receipt of the Final Court Order pursuant to a voluntary winding-up and dissolution under the Business Corporations Act (Alberta) pursuant to a winding-up and dissolution agreement to be effective on a date to be agreed to by the Company, Opco and the Purchaser provided such date is prior to the Effective Date. The Parties agree that (1) counsel to the Opco shall draft the winding-up documents, including the winding-up and dissolution agreement and shareholder resolution and provide such documents to Purchaser’s counsel for review and comment no later than 3 days prior to the effective date of the winding-up and dissolution agreement, and (2) it is intended that subsection 88(1) of the Tax Act will apply to such winding-up.
5.7 Independent Inquiry
a.The Purchaser acknowledges and agree that it: (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning the Company, its Subsidiaries and the Business; (ii) has had independent legal, financial and technical advice relating to the Business and the terms of this Agreement and the documents to be executed pursuant hereto; and (iii) except as to those matters expressly covered in the representations and warranties contained in this Agreement (to the extent qualified by the Company Disclosure Letter) and the Transaction Documents, there are no other representations and warranties made by the Significant Selling Securityholders or the Company, including: (a) in connection with the transactions contemplated by this Agreement, (b) in the information in the confidential information memorandum dated May 2020, or (c) any information or documents made available to the Purchaser in connection with the matters contemplated by this Agreement.
b.In connection with each of the Purchaser and/or the Parent’s investigation of the Business, the Purchaser and/or the Parent has received certain estimates, projections and other forecasts for the Business, and certain plan and budget information (collectively, the “Forward Looking Information”). Each of the Purchaser and the Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets. Accordingly, except as provided in Schedules “C” and “D”, none of the Company nor the Significant Selling Securityholders make any representation or warranty with respect to any Forward Looking Information. For greater certainty, the provisions of this Section 5.7(b) shall not otherwise qualify or limit the representations and warranties of the Company set out in Schedule “C” and the representations and warranties of the Significant Selling Securityholders set out in Schedule “D”.
5.8     Access to Books and Records
a.During the Interim Period, the Company shall (i) provide the Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, Employees, contractors, agents and accountants of the Company and their assets, properties, Books and Records; and (ii) furnish the Purchaser and its Representatives with all such reasonable information and data (including copies of Contracts and other Books and Records) concerning the business and operations of the Company as the Purchaser and its Representatives may reasonably request in connection with such investigation, and (iii) provide continuous access to the virtual data room entitled “Project Frost” hosted on Firmex in respect of the transactions contemplated by this Agreement.

b.During the Interim Period, the Company shall provide reasonable access to the Employees, contractors and the other Persons engaged by the Company as requested by the Purchaser, acting reasonably.
c.Within three (3) Business Days of the execution of this Agreement, the Company shall provide the Purchaser with a complete and accurate unredacted list of Employees, setting forth their names, job titles, departments, hire dates, salaries, bonus rates and car allowances.
d.At Closing all the Books and Records and Corporate Records will be located at the offices of the Company located at 130 King St. W., Suite 1740 Toronto, Ontario, M5X 1E1. For a period prescribed by its standard record retention polices and procedures or for such longer period as may be required by applicable Law, the Purchaser shall retain all original Books and Records relating to the Company for the period prior to and including the Effective Date. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Vendors’ Representative may inspect and make copies (at the Vendors' expense) of them at any time during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Company. The Purchaser may have its Representatives present during any such inspection. Notwithstanding the foregoing, the Purchaser shall not be obligated to, and shall not be obligated to cause the Company and its Subsidiaries to, provide, or cause to be provided, such records to the extent that doing so would (a) violate applicable Law, (b) violate an obligation of confidentiality owing to a third party, or (c) jeopardize the protection of a solicitor-client privilege as determined by the Purchaser, acting reasonably.
5.9     Director and Officer Indemnities and Insurance
a.For a period of at least 6 years from the Effective Date, the Purchaser shall not permit the Company to amend, repeal or modify any provision in its by-laws or other constating documents in respect of the Company relating to the exculpation or indemnification of former officers and directors in any manner that would reduce the exculpation or indemnification of such former officers and directors as it exists on the Effective Date (with any existing exculpation or indemnification arrangements to remain in place for such period), it being the intent of the Parties that the officers and directors of the Company prior to the Closing continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law.
b.At or prior to the Effective Time, the Company shall purchase run-off insurance (“Tail Policies”) for a period of at least 6 years from the Effective Date directors’ and officers’ liability insurance covering those Persons who are covered at the date hereof and on the Effective Date by the directors’ and officers’ liability insurance policies on terms comparable to such existing insurance coverage. 50% of the costs for obtaining and maintaining such insurance will be borne as a Company Transaction Expense.
5.10     Resignations of Directors
On or prior to the Effective Date, the Company shall deliver to the Purchaser, in form of Exhibit “B”, the resignations and releases of those directors and officers of the Company (other than Peter Kalen) as designated by the Purchaser to the Company, each of which shall become effective as of the Effective Date without otherwise affecting their employment arrangements.

5.11     2020 Employee Contribution
If Closing occurs prior to February 18, 2021, the Purchaser shall cause the Company to pay the 2020 Employee Contribution to Employees on or prior to February 19, 2021 in accordance with the provisions of the employment Contracts with Employees. If Closing occurs after February 18, 2021, the Purchaser shall cause the Company to pay the 2020 Employee Contribution to Employees within five (5) Business Days following Closing.
5.12     Guarantee of the Parent
The Parent hereby unconditionally and irrevocably guarantees to and in favour of the Company, Opco and the Vendors by way of a continuing guarantee, the due and punctual payment and performance of all present and future covenants of the Purchaser to the Company, Opco and to the Vendors arising pursuant to or in respect of, this Agreement and the Transaction Documents (including, for greater certainty, the provisions of Section 3.8 hereof and the provisions of Section 8.2 hereof).
5.13     Periodic Financial Reporting
During the Interim Period, the Company shall deliver to the Purchaser (a) true and complete copies of the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company, on a consolidated basis, in each case as of and for each fiscal quarter and the portion of the fiscal year then ended, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements, as promptly as practicable following the issuance or preparation of such materials; (b) true and complete copies of the unaudited consolidated balance sheet, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company, on a consolidated basis, in each case as of and for each fiscal month and the portion of the fiscal year then ended, which financial statements shall be prepared on a basis consistent with the Financial Statements, as promptly as practicable following the issuance or preparation of such materials; (c) copies of a weekly estimated cash flows of the Company, on a consolidated basis, for each fiscal week then ended, which weekly estimated cash flows shall be prepared on a basis consistent with past practices of the Company and the illustrative example set forth in Exhibit 5.13, as promptly as practicable following the issuance or preparation of such materials; and (d) true and complete copies of such other financial statements, updates, reports and analyses relating to the business or operations of the Company, on a consolidated basis, as the Purchaser may reasonably request, as promptly as practicable.
5.14     Exclusive Dealing
Until the earlier of the Effective Time or such time as this Agreement is terminated in accordance with Article VII, neither the Significant Selling Securityholders nor the Company shall, and the Company shall cause its Subsidiaries not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or enter into any agreement with, any Person (other than Purchaser and its affiliates) relating to any transaction involving the sale of the Business or the Company and its Subsidiaries or sale of all or material portion of the Assets, or any merger, business combination, joint venture or other similar transaction involving the Business, the Company and its Subsidiaries.

ARTICLE VI – Conditions
6.1     Mutual Conditions
The respective obligations of the Company and the Purchaser to complete the Arrangements are subject to the fulfillment of the following conditions at or before the earlier of the Effective Time:
a.the Company Interim Order and the Opco Interim Order shall have been granted on terms consistent with this Agreement and in form and substance satisfactory to the Company and the Purchaser each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Company or the Purchaser, each acting reasonably, on appeal or otherwise;
b.(i) the Company Arrangement Resolution shall have been passed by Company Shareholders at the Company Meeting (including any adjournment or postponement thereof) in accordance with the Company Interim Order; and (ii) the Opco Arrangement Resolution shall have been passed by Opco Shareholders at the Opco Meeting (including any adjournment or postponement thereof) in accordance with the Opco Interim Order;
c.each of the Final Orders shall have been granted on terms consistent with this Agreement and in form and substance satisfactory to the Parties (other than the Vendors’ Representative), each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, each acting reasonably, on appeal or otherwise; and
d.there shall not be in force any Laws, ruling, order or decree, and there shall not have been any action taken under any Laws or by any Governmental Authority or other regulatory authority, in each case that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangements in accordance with the terms hereof;
The foregoing conditions are for the mutual benefit of the Company and the Purchaser and may be waived by mutual consent of the Company and the Purchaser, in writing at any time.
6.2 Purchaser Conditions
The obligation of the Purchaser to complete the Arrangements is subject to the fulfillment of the following additional conditions at or before the Effective Time:
a.Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement must be true and correct in all material respects, except for Fundamental Representations which must be true and correct in all respects, as of the Effective Date with the same force and effect as if such representations and warranties were made on and as of such date. However, (i) if a representation and warranty is qualified by materiality or Company Material Adverse Effect, it must be true and correct in all respects, and (ii) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date. The Company shall have delivered a certificate of a senior officer of the Company confirming the foregoing.
b.Representations and Warranties of the Significant Selling Securityholders. The representations and warranties of the Significant Selling Securityholders contained in this Agreement must be true and correct in all material respects, except for Fundamental Representations which must be true and correct in all respects, as of the Effective Date with the same force and effect as if such representations and warranties were made on and as of such date. However, (i) if a representation and warranty is qualified by materiality, it must be true and correct in all respects, and (ii) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date. The Company shall have delivered a certificate of a senior officer of the Company confirming the foregoing on behalf of the Significant Selling Securityholders.
c.No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
d.Compliance with Covenants. Each of the Company, Opco and the Significant Selling Securityholders shall have complied in all material respects with each of the covenants of such party contained herein to be complied with by it on or prior to the Effective Date, and each of the Company and Opco shall have provided to the Purchaser a certificate of an officer thereof certifying the foregoing.
e.Competition Act Approval. The Competition Act Approval shall have been obtained.
f.Board Approval. Each of the Company Board and the Opco Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Company and Opco, to permit the consummation of the Arrangements.
g.No Action. There shall not be threatened in writing or pending any suit, action or proceeding by any Governmental Authority challenging this Agreement or the transactions contemplated hereby, that would reasonably be expected to result in a judgment, order or decree materially delaying, restraining or prohibiting the Arrangements (or the Purchaser’s direct or indirect ownership of the Company on or following the Effective Date) or compelling the Purchaser to dispose of or hold separate any material portion of the Business or Assets (or any equity interest in the Company).
h.Agreements in Effect. Each of the Non-Competition, Non-Solicitation and Confidentiality Agreements, Lock-Up Agreements and Employment Agreements executed and delivered by the parties thereto concurrently with or prior to the execution of this Agreement shall remain in full force and effect as of the Effective Time and shall not have been revoked, rescinded or terminated by the parties thereto (other than the Purchaser or any of its affiliates or as a result of mutual written agreement of the parties thereto).
i.Dissent Rights. Dissent Rights shall not have been exercised with respect to: (i) more than 10% of the issued and outstanding Company Common Shares; (ii) more than 10% of the issued and outstanding Company Preferred Shares; (iii) more than 10% of the issued and outstanding Opco Common Shares; (iv) more than 10% of the issued and outstanding Opco Preferred Shares, or (v) more than 10% of the issued and outstanding Purchased Opco Shares.
j.Deliveries of the Company. The Company shall have delivered or caused to be delivered to the Purchaser the following:
i.Copies of: (i) the Company Articles of Arrangement filed with the OBCA Director and the Company Certificate of Arrangement; and (ii) the Opco Articles of Arrangement filed with the CBCA Director and the Opco Certificate of Arrangement;

ii.minute books for the Company and each of its Subsidiaries, including share certificate books, registers of Securityholders, register of transfers and register of directors and officers for the Company and each of its Subsidiaries;
iii.the payoff or discharge letters set forth in Section 3.4, in form and substance satisfactory to the Purchaser, acting reasonably, and evidence, satisfactory to the Purchaser, of the release and discharge of the Liens specified in Section 3.4;
iv.a resignation and release effective as at the Effective Time from each of the directors of the Company and Opco specified by the Purchaser in writing at least three Business Days prior to the Effective Time, in the form of Exhibit “B”;
v.a certificate of status, compliance, good standing or like certificate with respect to the Company and each of its Subsidiaries issued by the appropriate government officials of the jurisdiction of its organization;
vi.an officer’s certificate dated as of the Effective Date, addressed to the Purchaser and signed by an executive officer of each of the Company and Opco, certifying: (i) the resolutions set forth under Section 6.2(f); (ii) the directors and officers of the Company and Opco; (iii) the securities register of the Company and Opco setting forth the dates of issuance, transfers and cancellations, names and addresses of holders, numbers and type of securities, certificate number(s) and, unless undeterminable, the consideration received for issuance; and (iv) the articles and bylaws of the Company and Opco; and
vii.except for any employment arrangements, all Contracts, Indebtedness and other arrangements by and among the Company or any of its Subsidiaries on the one hand, and a Securityholder or a director, officer or affiliate of a Securityholder, the Company or its Subsidiaries on the other hand, shall be terminated and all liabilities thereunder shall be satisfied and reasonable evidence thereof shall be provided to the Purchaser.
The foregoing conditions are for the benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in writing at any time.
6.3     Company Conditions
The obligation of the Company, Opco and the Vendors to complete the Arrangements is subject to the fulfillment of the additional conditions at or before the Effective Date:
a.Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement must be true and correct in all material respects, except for Fundamental Representations which must be true and correct in all respects, as of the Effective Date with the same force and effect as if such representations and warranties were made on and as of such date. However, (i) if a representation and warranty is qualified by materiality or a Purchaser’s Material Adverse Effect. it must be true and correct in all respects and (ii) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date. The Purchaser shall have delivered a certificate of a senior officer of the Purchaser confirming the foregoing.
b.No Purchaser Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Purchaser Material Adverse Effect.

c.Compliance with Covenants. Each of the Purchaser and the Parent shall have complied in all material respects with each of the covenants of such Party contained herein to be complied with by it on or prior to the Effective Date, and each of the Purchaser and the Parent shall have provided to the Company, Opco and the Vendors a certificate of an officer thereof certifying the foregoing.
d.Competition Act Approval. The Competition Act Approval shall have been obtained.
e.Deliveries of the Purchaser. The Purchaser shall have delivered or caused to be delivered to the Company or the Paying Agent, as applicable, the following:
i.wire transfer(s) in the amounts of the Effective Time Transaction Consideration specified in Section 3.3;
ii.an officer’s certificate dated as of the Effective Date, addressed to the Company, Opco and the Vendors, in form and substance satisfactory to the Company, acting reasonably, and signed by an executive officer of each of the Purchaser and the Parent, certifying:
A.the Articles and extracts from the by-laws of each of the Purchaser and Parent relating to the execution of documents;
B.the resolutions the board of directors of such Party approving the entering into and completion of the transactions contemplated by this Agreement; and
C.a list of its officers and directors authorized to sign agreements together with their specimen signatures, and
iii.a certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser and the Parent issued by the appropriate government officials of the jurisdiction of its organization.
The foregoing conditions are for the benefit of the Company, Opco and the Vendors and may be waived, in whole or in part, by the Company, Opco and the Vendors in writing at any time.
6.4     Notice and Cure Provisions
Each Party hereto (other than the Vendors’ Representative), shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, would be likely to or could:
a.cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Date;
b.result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Date; or
c.result in the failure to satisfy any of the conditions precedent in favour of the other Parties hereto contained in Section 6.1, Section 6.2 or Section 6.3 hereof, as the case may be.
The Purchaser may not exercise its right to terminate this Agreement pursuant to Section 7.4(b) [Breach of Company Representation or Warranty] and the Company may not exercise its right to terminate this Agreement pursuant to Section 7.5(b) [Breach of Purchaser Representation or

Warranty] unless the Party intending to rely thereon has delivered a written notice to the other Party hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters that the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and if any such notice is delivered, and such Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto that has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of ten (10) days from date of delivery of such notice. If such notice has been delivered prior to the date of the Meetings, each of the Meetings shall be adjourned or postponed until the earlier of (A) the expiry of such period, and (B) five Business Days prior to the Completion Deadline.
6.5     Merger of Conditions
The conditions set out in Section 6.1, Section 6.2 or Section 6.3 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived at the Effective Time.
ARTICLE VII – Amendment and Termination
7.1     Amendment
This Agreement and each the Plans of Arrangement may, at any time and from time to time before or after the holding of the Meetings, but not later than the Effective Time, and in the case of each of the Plans of Arrangement subject to the provisions thereof, be amended by mutual written agreement of the Company and the Purchaser without, subject to applicable Laws, further notice to or Authorization on the part of Securityholders unless ordered by the Court, provided, however, that notwithstanding the foregoing, following the Meetings, the Court shall review the amendments if required and the Transaction Consideration shall not be amended without the approval of Shareholders.
7.2 Termination by Mutual Consent
This Agreement may be terminated prior to the Effective Time by the mutual written agreement of the Company and the Purchaser.
7.3 Termination by any Party
This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time if:
a.either of: (i) the Company Arrangement Resolution is not duly approved by Company Shareholders as required by the Company Interim Order; or (ii) the Opco Arrangement Resolution is not duly approved by the Opco Shareholders as required by the Opco Interim Order;
b.after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of either of the Arrangements illegal or otherwise permanently prohibits or enjoins the Parties from consummating either of the Arrangements and such Law has, if applicable, become final and non-appealable; or
c.the Effective Time does not occur on or prior to the Completion Deadline; provided that, the right of either Party to terminate this Agreement pursuant to this Article VII shall not be available to either Party where their respective failure to fulfil any obligation or breach of any of representation and warranty under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date.
7.4 Termination by the Purchaser
This Agreement may be terminated by the Purchaser at any time prior to the Effective Time:
a.by written notice to the Company, if any of the conditions in Section 6.2 have not been satisfied as at the Effective Date and the Purchaser has not waived such condition at or prior to Closing;
b.by written notice to the Company, if there has been a material violation or material breach by any of the Company, Opco or any Significant Selling Securityholder of any covenant, representation and warranty or other agreement contained in the Agreement such that any condition specified in Section 6.2 would be incapable of being satisfied or performed by the Effective Date, and such violation or breach is not waived by the Purchaser or, in the case of a covenant breach, cured by the Company or any Significant Selling Securityholder within ten days after written notice thereof by the Purchaser;
c.if there has occurred a Company Material Adverse Effect;
d.by written notice to the Company, if either of the Meetings is cancelled by the Company or Opco in breach of Section 2.3;
e.by written notice to the Company: (i) if the Company Board shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Company Arrangement; or (ii) if the Opco Board shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Opco Arrangement;
f.if there has been a default, event of default or breach, as notified in writing by the Company or its Subsidiaries or the lender, under any credit or loan agreement to which the Company or its Subsidiaries is a party or is bound by, including the Refinanced Debt Documents and the NELI Loans, the effect of which default, event of default or breach is to cause Indebtedness of the Company or its Subsidiaries thereunder in a principal amount greater than $5 million in the aggregate to accelerate or become due prior to its stated maturity or which default, event of default or breach would result in a Company Material Adverse Effect; or
g.if there has been a failure by NELI to provide any Interim Funding Amount, and such failure is not cured within two (2) Business Days prior to Closing.
7.5 Termination by the Company
This Agreement may be terminated by the Company at any time prior to the Effective Time:
a.if any of the conditions in Section 6.3 have not been satisfied as at the Effective Date and the Company has not waived such condition at or prior to Closing;
b.by the written notice to the Purchaser and the Parent, if there has been a material violation or material breach by any of the Purchaser and the Parent of any covenant, representation and warranty or other agreement contained in the Agreement such that any condition specified in Section 6.3 would be incapable of being satisfied or performed by the Effective Date, and such violation or breach is not waived by the Company or, in the case of a covenant breach, cured by the Purchaser and the Parent within ten days after written notice thereof by the Company;
c.if there has occurred a Purchaser Material Adverse Effect; or
d.the Purchaser is in breach of Section 2.5(b).
7.6     Notice of Termination; Effect of Termination
The Party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.1) shall deliver written notice of such termination to the other Parties specifying in reasonable detail the basis for such Party’s exercise of its termination right. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further effect, with no liability on the part of any Party to this Agreement (or any shareholder, director, officer, Employee, agent, consultant or representative of such Party) except with respect to the obligations set forth in this Section and Sections 1.1, 1.2, 1.3, 1.6, 1.7, 5.3, 9.1, 9.2, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.18 and 9.19 (and any related definitions contained in any such Sections or Article) which shall remain in full force and effect and; provided that no Party shall be relieved of any liability for fraud or any intentional or wilful breach by it of this Agreement; and provided further that, if this Agreement is terminated pursuant to this Article VII and the right to terminate arose because of a material breach of this Agreement by another Party (including a breach by such other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then the other Party shall remain fully liable for any and all Damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.
ARTICLE VIII – Indemnification and Remedies
8.1     Indemnification in Favour of the Purchaser
a.Subject to Section 8.3, following the Effective Time, the Earn-Out Recipients will (on a several basis and not a joint and several basis) indemnify and save the Purchaser and its respective directors, officers, employees, agents and Representatives harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
i.any breach or inaccuracy of any representation or warranty in Schedule “C” for which a notice of claim under Section 8.4 has been provided to the Vendors’ Representative within the Supplemental Earn-Out Period;
ii.on a several (not joint and several) basis in respect of each Significant Selling Securityholder, any breach or inaccuracy of any representation or warranty in Schedule “D” for which a notice of claim under Section 8.4 has been provided to the Vendors’ Representative within the Supplemental Earn-Out Period;
iii.any failure of the Significant Selling Securityholders (including the Vendors’ Representative acting on their behalf), the Company or Opco to perform or fulfil any of their covenants or obligations under this Agreement;
iv.any liability for Taxes in respect of any Pre-Closing Tax Period for which no adequate reserve has been provided and disclosed in the Financial Statements and any Taxes of the Vendors;
v.any Breach of Security Safeguards, ransomware attacks or security compromise to the IT System resulting in actual loss, unauthorized access to, use of or unauthorized disclosure of Company data that (i) occurred prior to the Effective Date, or (ii) is discovered within the Supplemental Earn-Out Period and is determined by an appropriately qualified independent expert to have occurred prior to the Effective Date;
vi.any use, collection, or disclosure of Personal Information by the Company prior to the Effective Date that breaches applicable Privacy Laws in effect as of the Effective Date; and
vii.any Indebtedness and any Transaction Expenses not fully paid on the Effective Date or to the extent not included in the Transaction Consideration.
b.The right to indemnification under Section 8.1(a)(i) through 8.1(a)(vii) exists notwithstanding Section 4.4 and notwithstanding any representation and warranty in Schedule “C” and Schedule “D”, as applicable.
8.2     Indemnification in Favour of the Vendors
a.Subject to Section 8.3, following the Effective Time, the Purchaser will indemnify and save the Vendors and its directors, officers, employees, agents and Representative harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under or pursuant to:
i.any breach or inaccuracy of any representation or warranty in Schedule “E”, for which a notice of claim under Section 8.4 has been provided to each of the Purchaser within the Supplemental Earn-Out Period; and
ii.any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement.
b.The right to indemnification under Section 8.2(a)(i) through 8.2(a)(ii) exists notwithstanding Section 4.4 and notwithstanding any representation and warranty in Schedule “E”.
8.3     Limitations
a.A Party has no obligation for indemnification with respect to any representation or warranty made by such Party in this Agreement after the end of the Supplemental Earn-Out Period, except for claims relating to the representations and warranties that the Party has been notified of prior to the end of such time period.
b.The Earn-Out Recipients have no obligation for indemnification pursuant to Sections 8.1(a)(i) and 8.1(a)(ii), with respect to any breach or inaccuracy of any representation or warranty in this Agreement to the extent the Purchaser or the Parent had actual knowledge of the breach or inaccuracy prior to Closing as set forth in the Company Disclosure Letter.
c.The Purchaser shall not be entitled to assert any right to, and the Earn-Out Recipients shall have no liability for, Damages for indemnification with respect to the matters described in Section 8.1(a) unless such individual claim (or series of related claims or claims arising from similar facts and circumstances) exceeds $100,000.

d.The Earn-Out Recipients have no liability or obligation to make any payment for Damages for indemnification with respect to the matters described in Section 8.1(a) until the total of all Damages with respect to such matters exceeds $1,000,000 (the “Threshold”). Once the total of such amounts exceeds the Threshold, the Earn-Out Recipients shall be obligated to make payment for all such Damages, including the amount of the Threshold, up to a maximum amount of $10,000,000 (the “Cap”), other than in respect of fraud, fraudulent or intentional misrepresentation or a claim under Section 8.1(a)(i) in respect of a breach of a Fundamental Representation (the “Specified Matters”). For the avoidance of doubt, the Specified Matters shall not be subject to the Threshold or the Cap, but are subject to a cap equal to the maximum amount of the Earn-Out Consideration earned and payable pursuant to Section 3.8 (the “Aggregate Cap”).
e.Any claim for indemnification or Damages that the Purchaser seeks pursuant to a claim for indemnification in this Article VIII(i) shall be solely satisfied by set-off against the payment of Earn-Out Consideration in accordance with provisions of Section 3.10 of this Agreement, and (ii) shall not exceed the Earn-Out Consideration actually earned and payable pursuant to Section 3.8; for the avoidance of doubt, a claim for indemnification or Damages may be commenced and an amount withheld from any payment of Earn-Out Consideration pursuant to Section 3.10 pending final resolution of such claim but an amount in respect of such claim(s) shall not be payable to the extent the finally determined amount exceeds the aggregate amount of Earn-Out Consideration actually earned and payable. Any Earn-Out Recipient who is responsible for the breach resulting in an indemnification claim shall compensate the other Earn-Out Recipients for any losses suffered by them as a result of being liable for Damages to the Purchaser. The total liability of any Earn-Out Recipient who is responsible for the breach resulting in an indemnification claim shall not exceed the individual aggregate amount of Earn-Out Consideration actually earned by and payable to such Earn-Out Recipient (net of any Taxes). For the avoidance of doubt, the limitations in this in Section 8.3(e) shall in all circumstances be subject to the Cap and, in the case of Specified Matters, be subject to Damages up to the Aggregate Cap.
f.The Vendors shall not be entitled to assert any right to, and the Purchaser and the Parent shall have no liability for, Damages for indemnification with respect to the matters described in Section 8.2(a) unless such individual claim exceeds $100,000.
g.The Purchaser has no liability or obligation with respect to any single claim for indemnification with respect to the matters described in Section 8.2(a) unless the amount of the Damages with respect to such claim is greater than $1,000,000. Once the total of such amounts exceeds such threshold amount, the Purchaser shall have the obligation to make payment for such Damages, including for such threshold amount, up to a maximum amount of $10,000,000.
h.The indemnification obligations under Section 8.1 and 8.2 shall survive until the applicable survival period set out in Section 4.4.
8.4     Notification
a.If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim. The notice must specify in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

b.If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim.
c.Notice to an Indemnifying Party under this Section 8.4 of a Direct Claim or a Third Party Claim is an assertion of a claim for indemnification against the Indemnifying Party under this Agreement. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay materially prejudiced the defence of the Direct Claim or Third Party Claim or increased the amount of liability or cost of defence. Upon receipt of such notice, the provisions of Section 8.5 will apply to any Third Party Claim.
8.5 Procedure for Third Party Claims
a.Upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also, at its sole expense, elect to assume the investigation and defence of the Third Party Claim.
b.In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 30 days of Indemnifying Party’s receipt of notice of the Third Party Claim and acknowledge in writing its obligation to indemnify the Indemnified Party in accordance with and subject to the terms of this Article VIII in respect of that Third Party Claim.
c.If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including if necessary, employment of counsel and experts reasonably satisfactory to the Indemnified Party. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Third Party Claim at its own expense.
d.If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).
e.The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:
i.the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement; and
ii.the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim; and
iii.the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional release from any and all obligations or liabilities it may have with respect to the Third Party Claim.

f.The Indemnified Party and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its Representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.
g.For purposes of this Article VIII, if the Vendors, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Vendors’ Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.
8.6     Exclusion of Other Remedies
a.Except (i) as provided in this Section 8.6, Section 3.10 [Set-off] Sections 3.6(b) and (c) [Preparation and Delivery of Effective Date Working Capital Statements ], Sections 3.8(c) and 3.8(d) [Earn-Out], and Section 3.11 [Earn-out Dispute Settlement], (ii) Section 5.3 [Confidentiality], (iii) Section 9.13(e) [Indemnification of the Vendors’ Representative], and (iv) for fraud, fraudulent or intentional misrepresentation, from and after the Effective Time, the indemnities provided in Section 8.1 and Section 8.2 constitute the only remedy of the Purchaser or the Vendors against the other Party in the event of any breach of a representation, warranty, covenant, obligation or other agreement of such other Party contained in this Agreement or in any certificate delivered pursuant to this Agreement, but not in respect of any Ancillary Agreement. Each of the Parties otherwise expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.
b.Notwithstanding the foregoing, the Parties agree that irreparable damage, for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are expressly required of them hereunder to consummate this Agreement) in accordance with its terms. The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction or specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of Damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Article VII.
8.7     One Recovery
An Indemnified Party is not entitled to double recovery for any claims even though they may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

8.8     Duty to Mitigate
Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Party will be reduced by the amount of insurance proceeds actually recoverable by the Indemnified Party.
8.9     Adjustment to Transaction Consideration
Any payment required to be made by an Earn-Out Recipient under this Article VIII shall be a dollar-for-dollar decrease in the Transaction Consideration and any payment required to be made by the Purchaser or the Parent under this Article VIII shall be a dollar-for-dollar increase in the Transaction Consideration.
ARTICLE IX – Miscellaneous
9.1     Significant Selling Securityholders
Except as otherwise expressly provided in this Agreement, each of the Purchaser and the Parent acknowledges and agrees that any liability of the Significant Selling Securityholders under this Agreement or any document in connection herewith (including, but not limited to, in respect of any representations, warranties or indemnities provided hereunder by the Significant Selling Securityholders) shall be several and not joint.
9.2     Notices
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing sent by email and addressed:
1.To the Company at:
FLX Holding Corporation
130 King Street West
Suite 1740
Toronto, Ontario
M5X 1E1

Attention: [***]

Email: [***]

2.To Opco at:
Flexiti Financial Inc.
130 King Street West
Suite 1740
Toronto, Ontario
M5X 1E1

Attention: [***]
Email: [***]

c.To the Purchaser or Parent at:

c/o CURO Group Holdings Corp.
3527 North Ridge Road
Wichita, KS 67205

Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Osler Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8
Attention:    [***]
E-mail:        [***]

d.To the Vendors’ Representative, or to the Vendors after Closing, at:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: [***]

Facsimile: [***]
Telephone: [***]
Email: [***]

Any notice or other communication is deemed to be given and received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its information for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party in accordance with any changes to its information for service. Any element of a Party's information that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.
9.3     Non-Merger
Except as otherwise expressly provided in this Agreement, the covenants, representations, warranties and other provisions of this Agreement will not merge on Closing but will survive: (i) the execution, delivery and performance of this Agreement and any related transfer or conveyance documents; (ii) the Closing, and (iii) the payment of the Transaction Consideration. Notwithstanding such Closing or any investigation made by or on behalf of any Party, this Agreement will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to Damages or other remedies.

9.4     Entire Agreement
This Agreement together with the other Transaction Documents delivered at Closing constitute the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and the other Transaction Documents delivered at Closing. No Party has relied or is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated by this Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.
9.5     Waiver
The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized Representative of such Party.
9.6     Severability
If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.
9.7     Enurement
This Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns, including successors and assignees of the Company by merger, consolidation or transfer of all or substantially all of its assets.
9.8     Assignments
Neither this Agreement nor any of the rights, duties or obligations in this Agreement are assignable or transferable by a Party without the prior written consent of the Company and the Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, that the Purchaser shall be entitled to assign its rights and obligations under this Agreement with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, to any Person that is an affiliate of the Purchaser so long as the Parent continues to guarantee such assigned obligations. Any attempt to assign this Agreement or any of the rights, duties or obligations in this Agreement without complying with this Section 9.8 is void.
9.9     Third Party Beneficiaries
Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than each of the Parties, including their respective successors and permitted assigns. No Person, other than each of the Parties, including their respective successors and permitted assigns, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, an Indemnified Party is not required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document including any rights of indemnification to which such Person may be entitled.
9.10    Time of the Essence
Time is of the essence in this Agreement.
9.11    Expenses
Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement are to be paid by the Party incurring such expenses. The Purchaser and the Parent shall pay all costs (including filing fees, legal expenses and any other costs whatsoever) in connection with obtaining Competition Act Approval for the Arrangements.
9.12    Dispute Resolution
a.Except for matters that are subject to the dispute resolution provisions set forth in Section 3.6 and Section 3.11, which dispute resolution provisions shall control with respect to their respective subject matters, any controversy, dispute, claim, question or difference between the Parties arising out of or relating to or in connection with this Agreement, including any indemnification claim pursuant to Article VIII (a “Dispute”), is to be resolved in accordance with the procedures set out in Section 9.12(b) which is, subject to Sections 3.6, 3.7, 3.8, 3.10, 5.5 and 3.11, the exclusive procedure for the resolution of any Dispute between the Parties.
b.The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation. However, at any time, a Party may give the other Party written notice (the “Initial Notice”) of any Dispute not so resolved (which claim shall constitute a notice for purposes of Article VII). Within 15 days after delivery of an Initial Notice, the recipient Party shall deliver to the other a written response. Both the Initial Notice and the response must include a statement of that Party’s position, a summary of arguments supporting that position, and the name and contact particulars of the Person who will represent that Party and of any other Person who will accompany the representative. Within 30 days after delivery of the Initial Notice, the representatives of the Parties shall meet at mutually acceptable times and places, as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this Section 9.12(b) are confidential and are to be treated as without prejudice and settlement privileged negotiations for purposes of applicable rules of evidence. If, within 60 days after delivery of the Initial Notice, the Dispute has not been resolved, then upon expiration of such 60-day period, unless the Parties mutually agree to extend such 60-day period, any Party may commence proceedings with respect to the matter in a court of competent jurisdiction pursuant to Section 1.7.
9.13    Vendors’ Representative
a.In order to administer efficiently the determination of certain matters under this Agreement, the Purchaser and the Parent will be entitled to:
i.rely on the Vendors’ Representative or any successor thereto as having full power and authority to make all decisions and take all actions relating to the respective rights, obligations and remedies of the Vendors under this Agreement, including to authorize payments to Vendors by the Paying Agent hereunder, to receive and send notices, to receive, execute and deliver documents (including amendments thereto), to exercise, enforce or waive rights or conditions, to agree to, negotiate, enter into settlements and compromises of, and demand court proceedings and comply with orders of courts and awards of court with respect to such claims, to give releases and discharges, to seek indemnification on behalf of the Vendors and to defend against indemnification claims of the Purchaser and the Parent, and to take all other actions that are either (A) necessary or appropriate in the judgment of the Vendors’ Representative for the accomplishment of the foregoing; or (B) specifically mandated by the terms of this Agreement; and
ii.deal only with the Vendors’ Representative in respect of all matters arising under this Agreement including to authorize payments to Vendors hereunder, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to agree to, negotiate, enter into settlements and compromises of, and demand court proceedings and comply with orders of courts and awards of court with respect to such claims, to give releases and discharges, to seek indemnification against the Vendors or any one of them and to defend against indemnification claims of Vendors’ Representative, and to take all other actions that are either (A) necessary or appropriate in the judgment of the Vendors’ Representative for the accomplishment of the foregoing; or (B) specifically mandated by the terms of this Agreement.
b.All decisions, consents, instructions and actions to be taken by Vendors or any one of them under this Agreement, as the case may be, shall be deemed taken by the Vendors or any one of them, as the case may be, if such decisions, consents, instructions or actions are taken by the Vendors’ Representative, and such decisions, consents, instructions or actions shall be final, binding or conclusive upon such Vendors. The Purchaser and the Parent may rely upon any such decision, consent, instruction or action of the Vendors’ Representative as being the decision, consent, instruction or action of the Vendors. All consents, instructions and actions to be taken by the Purchaser and the Parent and directed to the Vendors or any one of them under this Agreement, as the case may be, shall be deemed directed to the Vendors or any one of them, as the case may be, if such decisions, consents, instructions or actions are directed by the Purchaser or the Parent to the Vendors’ Representative.
c.The Purchaser and the Parent shall be entitled to rely upon any notice provided to the Purchaser by the Vendors’ Representative or action taken by the Vendors’ Representative acting within the scope of his authority.
d.Notwithstanding the foregoing, no payment, notice, receipt or execution and delivery of documents (including amendments hereto), exercise, enforcement or waiver of rights or conditions, settlements and compromises, indemnification claim or indemnification defence shall be ineffective by reason only of it having been made or given to or by a Vendor directly if each of the Purchaser, the Parent and such Vendor consent by virtue of not objecting to such dealings without the intermediary of the Vendors’ Representative.
e.The Vendors’ Representative will incur no liability of any kind with respect to any action or omission by the Vendors’ Representative in connection with the Vendors’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Vendors’ Representative’s gross negligence, bad faith, fraud, or willful misconduct. The Vendors’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Vendors shall jointly and severally indemnify, defend and hold harmless the Vendors’

Representative from and against all claims, liabilities, losses, damages, costs, penalties, fines, forfeitures and expenses (including reasonable expenses of the Vendors’ Representative’s legal counsel, experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Vendors’ Representative’s execution and performance of this Agreement and any ancillary agreements hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, bad faith, fraud or willful misconduct of the Vendors’ Representative, the Vendors’ Representative will reimburse the Vendors the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, bad faith, fraud or willful misconduct. If not paid directly to the Vendors’ Representative by the Vendors, any such Representative Losses may be recovered by the Vendors’ Representative from (i) the funds in the Expense Fund, and (ii) any other funds that become payable to the Vendors under this Agreement at such time as such amounts would otherwise be distributable to the Vendors; provided, that while this section allows the Vendors’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Vendors from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Vendors’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Vendors’ Representative be required to advance its own funds on behalf of the Vendors or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Vendors set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Vendors’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Vendors’ Representative or the termination of this Agreement.
f.By executing this Agreement or by otherwise approving the terms of this Agreement or the Arrangement or participating in and receiving the benefits of the Company Arrangement and/or the Opco Arrangement, including the right to receive the consideration payable in connection with the Company Arrangement and/or the Opco Arrangement, each Vendor appoints Shareholder Representative Services LLC as the Vendors' Representative for all purposes in connection with this Agreement and the agreements ancillary hereto. The Vendors' Representative may resign at any time. If the Vendors' Representative shall resign or be removed by the Vendors, the Vendors shall, within 10 days after such resignation or removal, appoint a successor to the Vendors' Representative. Any such successor shall succeed the former Vendors' Representative as the Vendors' Representative hereunder.
g.Upon the Closing, the Company will wire C$300,000 (the “Expense Fund”) (which shall be a Company Transaction Expense) to the Vendors' Representative, which will be used for the purposes of paying directly, or reimbursing the Vendors' Representative for, any third-party expenses pursuant to this Agreement and the agreements ancillary hereto. The Vendors will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Vendors' Representative any ownership right that they may otherwise have had in any such interest or earnings. The Vendors’ Representative acknowledges and agrees that it will hold the Expense Fund in accordance with its obligations under the engagement letter in respect of such Expense Fund. The Vendors' Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Vendors' Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Vendors' Representative's responsibilities, the Vendors' Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Vendors. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Vendors at the time of Closing.
9.14     Further Assurances
From time to time after the Closing, each Party will, at the request of another Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement.
9.15    Announcements
The Parent and the Company shall each issue a press release, in a form mutually agreed between the Parent and the Company, regarding the subject matter of this Agreement and the parties hereto, promptly on or after the date hereof and at Closing. Other than as contemplated by the preceding sentence, no press release or other public announcement with respect to this Agreement or any transaction contemplated in this Agreement is to be made by a Party on or prior to Closing without the prior written consent of the Parent and the Company, each acting reasonably. However, if a Party is required by Law or by a Governmental Authority to make a press release or other public announcement, such Party may do so, provided to the extent practicable, such Party used commercially reasonable efforts to obtain the approval of the Parent and the Company as to the form, nature and extent of the disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, unless such disclosure is required to meet timely disclosure obligations of any Party under applicable Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party as soon as is reasonably practicable. Notwithstanding anything in this Agreement to the contrary, following Closing, the Vendors’ Representative shall be permitted to, after the public announcement of the Arrangements, publicly announce that it has been engaged to serve as the Vendors’ Representative in connection with the Arrangements as long as such announcement does not disclose any of the other terms of the Arrangements or the other transactions contemplated herein.
Notwithstanding the foregoing, each Party acknowledges that the Parent is a public company and as such will be permitted to make filings and disclosures concerning the transactions contemplated by this Agreement, including the filing of a version of this Agreement with applicable securities regulatory authorities on www.sec.gov. The Parent shall give the Company a reasonable opportunity to review or comment on such version of this Agreement, and shall give reasonable consideration to any comments made by the Company prior to such filing.
9.16    Counterparts
This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile, email or other means of recorded electronic transmission and such transmission (including in PDF form) shall constitute delivery of an executed copy of this Agreement to the receiving party.

9.17     Language
The Parties confirm having requested that this Agreement, the Transaction Documents and all notices or other communications relating to them be drawn-up in the English language only. Les Parties aux présentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications s’y rapportant soient rédigés en langue anglaise seulement.
9.18     Independent Legal Advice
Each of the Parties acknowledges that it has carefully read and considered and understands the terms and conditions of this Agreement and acknowledges and agrees that it has had the opportunity to seek, and was not prevented or discouraged by any other Party from seeking, any independent legal advice which it considered necessary before the execution and delivery of this Agreement and that, if it did not avail itself of that opportunity before signing this Agreement, it did so voluntarily without any undue pressure. A failure by a Party to obtain independent legal advice shall not be used by it as a defence to the enforcement of its obligations under this Agreement.
9.19    Retention of Counsel and Privilege
It is acknowledged by each of the Parties that the Company has retained Norton Rose Fulbright Canada LLP (“NRFC”) to act as its counsel in connection with the transactions contemplated by this Agreement and NRFC is not, and shall not, be considered to be representing any other Party to this Agreement whatsoever. As to all communications among NRFC and the Company that relate in any way to the transactions contemplated by this Agreement, the attorney or solicitor-client privilege and the expectation of client confidentiality, and all information and documents covered by such privilege or protection, belongs to the Company. The foregoing does not include any communications between the Company and NRFC which relate to general business matters of the Company.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement.

CURO GROUP HOLDINGS CORP.
By:	/s/ Donald Gayhardt
Donald Gayhardt
President and CEO
CURO INTERMEDIATE HOLDINGS CORP.
By:	/s/ Donald Gayhardt
Donald Gayhardt
President and CEO
FLX HOLDING CORPORATION
By:	/s/ Peter Kalen
Authorized Signing Officer

FLEXITI FINANCIAL INC.
By:	/s/ Peter Kalen
Authorized Signing Officer

2629331 ONTARIO INC.
By:	/s/ Simon Lockie
Authorized Signing Officer

ECHO BAY STRATEGIC YIELD FUND
By:	/s/ Bill Russell
Authorized Signing Officer

NELI FINANCIAL INCORPORATED
By:	/s/ Richard E. Cole
Authorized Signing Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Vendors’ Representative
By:	/s/ Sam Riffe
Authorized Signing Officer

(Signature Page for Arrangement Agreement)

SCHEDULE “A”, PART I
PLAN OF ARRANGEMENT
UNDER SECTION 182(1)
OF THE ONTARIO BUSINESS CORPORATIONS ACT
Article 1
INTERPRETATION
Section 1.1    Definitions.
In this Plan of Arrangement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“affiliate” means as applied to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person; (ii) any other Person that owns or controls 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates; (iii) any director, partner, officer, agent, employee or relative of such Person; or (iv) in the case of the Company, excludes 2629331 Ontario Inc. and NELI Financial Incorporated. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.
“Arrangement” means an arrangement under Section 182(1) of the OBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court either in the Interim Order or the Final Order with the consent of the Purchaser and the Company each acting reasonably.
“Arrangement Agreement” means the arrangement agreement, together with the schedules and exhibits attached thereto, dated as of January 28, 2021 between the Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the OBCA to be sent to the Director pursuant to Section 183(1) of the OBCA, after the Final Order is made, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
1.“Business Day” means any day, other than a Saturday or Sunday or holiday, on which Canadian chartered banks are generally open for business in Toronto, Ontario.
“Claims” means all claims, losses, causes of action, actions, suits, proceedings, arbitrations and demands whatsoever, known or unknown, in law or equity or otherwise, which Company Securityholders and their respective current, former and future affiliates, related entities, shareholders and their respective predecessors, successors, directors, officers, shareholders, employees, agents, assigns, heirs, executors and administrators ever had or now have or may hereinafter have that may be asserted against any Person (including, without limitation, against the Company, the Purchaser, their respective affiliates and each of their respective current, former and future directors, officers, shareholders, employees, agents, auditors and legal counsel, and any Person which may claim contribution and indemnity from any of them) in respect of Company Securities, the Plan of Arrangement, the Arrangement Agreement and any related transactions and proceedings.
“Closing” means the completion of the transactions contemplated by the Arrangement.
“Closing Consideration Schedule” means Exhibit “A” to the Arrangement Agreement.
“Closing Indebtedness” has the meaning ascribed thereto in the Arrangement Agreement.
“Company” means FLX Holding Corporation, a corporation incorporated under the OBCA (together with its successors and permitted assigns).
“Company Arrangement Resolution” means the resolutions approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form and content of Schedule “B” to the Arrangement Agreement.
“Company Circular” means the notice of the Company Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.
“Company Common Share Consideration” means the Common Share Consideration (as defined in the Arrangement Agreement) to be distributed to the holders of Company Common Shares pursuant to Section 3.1(b)(viii) of the Arrangement Agreement.
“Company Common Shares” means all of the issued and outstanding Class A Common Shares, Class B Common Shares, Class C Common Shares, Class D Common Shares and the Special Voting Share in the capital of the Company (including any such shares issued upon the exercise of Company Warrants pursuant to Section 2.2(b) of this Plan of Arrangement, In-the-Money Options pursuant to Section 2.2(d) of this Plan of Arrangement, or upon the conversion of Series 2 Class B Preferred Shares pursuant to Section 2.2(e) of this Plan of Arrangement).
“Company Common Shareholders” means the holders of the Company Common Shares (including both registered and beneficial holders).
“Company Meeting” means the special meeting, including any adjournments or postponements thereof in accordance with the terms of the Arrangement Agreement, of the Company Shareholders to be called and held in accordance with the Interim Order to consider, among other things, and, if deemed advisable, to approve, the Company Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Company and the Purchaser.
“Company Preferred Shares” means, collectively, all of the issued and outstanding Class A Preferred Shares (including the Series 1 Class A Preferred Shares and the Series 2 Class A Preferred Shares) and Class B Preferred Shares (including the Series A Class B Preferred Shares, the Series 2 Class B Preferred Shares and the Series 3 Class B Preferred Shares) in the capital of the Company.
“Company Securities” means the Company Shares, Options, and Company Warrants.
“Company Securityholder” means at any time, any holder of Company Shares, Options or Company Warrants.

“Company Shares” means all of the Company Common Shares, the Company Preferred Shares and the Special Voting Share in the capital of the Company.
“Company Shareholders” means the holders of Company Shares (including both registered and beneficial holders).
“Company Transaction Expenses” has the meaning set forth in the Arrangement Agreement.
“Company Warrantholders” means the holders of the Company Warrants.
“Company Warrants” means the Class D Common Share purchase warrants of the Company that are exercisable for an aggregate of 960,620 Class D Common Shares at an exercise price, per warrant, of $0.000001.
“Consideration” means an amount equal to the sum of (a) the Per Share Series 1 Class A Preferred Share Consideration multiplied by the aggregate number of issued and outstanding Series 1 Class A Preferred Shares outstanding immediately prior to the Effective Time, (b) the Per Share Series 2 Class A Preferred Share Consideration multiplied by the aggregate number of Series 2 Class A Preferred Shares outstanding immediately prior to the Effective Time, (c) the Per Share Series A Class B Preferred Share Consideration multiplied by the aggregate number of outstanding Series A Class B Preferred Shares outstanding immediately prior to the Effective Time, (d) the Per Share Fixed Series 2 Class B Preferred Share consideration multiplied by the aggregate number of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of this Plan of Arrangement, and (e) the Per Share Series 3 Class B Preferred Share Consideration multiplied by the aggregate number of outstanding Series 3 Class B Preferred Shares outstanding immediately prior to the Effective Time, and (f) the Company Common Share Consideration.
“Court” means the Ontario Superior Court of Justice (Commercial List).
“Director” means the Director appointed pursuant to section 278 of the OBCA.
“Dissent Rights” has the meaning specified in Section 3.1.
“Dissenting Holder” means a registered holder of Company Common Shares or registered holder of Company Preferred Shares who has validly exercised his, her or its Dissent Rights in accordance with Section 3.1 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid fair value for its Company Common Shares or Company Preferred Shares, as the case may be, but only in respect of the Company Common Shares and/or Company Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder;
“Earn-Out Consideration” means, collectively, the First Earn-Out Payment, the Second Earn-Out Payment and the Supplemental Earn-Out Payment, and each, an “Earn-Out Payment”.
“Earn-Out Proportions” means the proportion of Earn-Out Consideration to be received by the Earn-Out Recipients, or the proportion of Priority Earn-Out Consideration to be received by the Priority Earn-Out Recipients, as determined by the Company prior to Closing based on the elections made in accordance with the provisions of Section 2.6 of the Arrangement Agreement.
2.“Earn-Out Recipients” means those Persons identified in Exhibit “A” to the Arrangement Agreement and includes the Priority Earn-Out Recipients.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 am (Toronto time), at which the Plan of Arrangement becomes effective, on the Effective Date.
“Election Deadline” means 5:00 p.m. (Toronto time) on the date which is 2 Business Days prior to the date of the Company Meeting.
“Final Order” means the order made after application to the Court approving the Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended or as the Arrangement is otherwise approved on appeal.
“First Earn-Out Payment” has the meaning ascribed thereto in the Arrangement Agreement.
“Flow of Funds Memorandum” means the flow of funds memorandum and direction dated two Business Days immediately before the Effective Date, as executed by the Company, Flexiti Financial Inc. and the Purchaser, in a form acceptable to Purchaser and FLX Holdco, each acting reasonably.
“FLX Earn-Out Formula” means (A) the Earn-Out Consideration less any of the Post-Closing Houlihan Lokey Fee (as defined in the Arrangement Agreement) due and payable following the Effective Time less the Priority Earn-Out Consideration, the difference of which is multiplied by (B) approximately 61.4207%.
“FLX USA” means the amended and restated shareholders’ agreement between the Company and certain shareholders listed therein, as it may be amended, supplemented, amended and restated or otherwise modified, from time to time.
“Governmental Authority” means any: (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, official, minister, central bank, court, commission, board, tribunal, bureau or agency, domestic or foreign; (ii) any subdivision or authority of any of the above; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.
“In-the-Money Options” means the Options, whether vested or unvested, that have an exercise price of nil or nominal per Company Common Share.
“Interim Order” means the order made after application to the Court, containing declarations and directions in respect of the notice to be given and the conduct of the Company Meeting and the Arrangement, as such order may be amended, supplemented or varied by the Court (with the consent of the Company and the Purchaser, each acting reasonably).
1.“Laws” means any and all: (i) laws, constitutions, treaties, statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws; (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (iii) codes, treaties, policies, directions, decrees, policies, guidelines and protocols to the extent they have force of law.
2.“Letter of Transmittal and Election Form” means the letter of transmittal and election form of the Company, in a form acceptable to the Purchaser and the Company, each acting reasonably, for use by a Vendor in connection with this Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), lease, easement, option, adverse claim, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature.
“OBCA” means the Business Corporations Act (Ontario), as amended.
“Option Plan” means the Second Amended and Restated Stock Option Plan of the Company dated June 25, 2015 and updated February 22, 2019.
“Optionholders” means the holders of all of the Options.
“Options” means all of the outstanding options to purchase common shares of the Company pursuant to the Option Plan or otherwise.
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator.
“Out-of-the-Money Option” means an Option, other than an In-the-Money Option.
“Parent” means Curo Group Holdings Corp., a corporation formed under the laws of Delaware (together with its successors and permitted assigns).
“Parties” means the Company, Flexiti Financial Inc., the Vendors, the Purchaser, the Parent and the Vendors’ Representative.
“Paying Agent” means the payments administrator to be mutually agreed to by the Company and the Purchaser, acting reasonably.
“Payoff Letters” means the payoff letters contemplated under Section 3.4 of the Arrangement Agreement, indicating the amount required to discharge the portion of the Closing Indebtedness applicable to the holder of such indebtedness at the Effective Time.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.
“Per Share Company Common Share Consideration” means the amount equal to the quotient obtained by dividing: (A) the Company Common Share Consideration; by (B) the aggregate number of Company Common Shares outstanding immediately prior to the Effective Time, together with the Company Common Shares that are issued upon the deemed exercise of the Company Warrants pursuant to Section 2.2(b), the Company Common Shares that are issued upon the deemed exercise of the In-the-Money Options pursuant to Section 2.2(d) and the Class D Common Shares that are issued upon the deemed conversion of the Series 2 Class B Preferred Shares pursuant to Section 2.2(e).
“Per Share Series 1 Class A Preferred Share Consideration” means $9.45, being 94.5% of the face value of a Series 1 Class A Preferred Share.
“Per Share Series 2 Class A Preferred Share Consideration” means $945, being 94.5% of the face value of a Series 2 Class A Preferred Share.

“Per Share Series A Class B Preferred Share Consideration” means $945, being 94.5% of the face value of a Series A Class B Preferred Share.
“Per Share Fixed Series 2 Class B Preferred Share Consideration” means the amount equal to the quotient obtained by dividing: (A) the Fixed Series 2 Class B Preferred Share Consideration (as defined in the Arrangement Agreement); by (B) the aggregate number of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of this Plan of Arrangement, up to a maximum of the Per Share Series 2 Class B Preferred Share Subscription Price. Such Per Share Fixed Series 2 Class B Preferred Share Consideration may be nominal and is dependent on the number of elections made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of this Plan of Arrangement and the amount of the Base Transaction Consideration (as defined in the Arrangement Agreement) available to holders of Series 2 Class B Preferred Shares at Closing, neither of which can be determined as of the date hereof.
“Per Share Series 2 Class B Preferred Share Subscription Price” means $0.14.
“Per Share Series 3 Class B Preferred Share Consideration” means $0.945, being 94.5% of the face value of a Series 3 Class B Preferred Share.
“Priority Earn-Out Consideration” means the Priority Earn-Out Formula multiplied by the number of holders of Series 2 Class B Preferred Shares outstanding immediately prior to the Effective Time in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of this Plan of Arrangement.
“Priority Earn-Out Formula” means the Per Share Series 2 Class B Preferred Share Subscription Price less the Per Share Fixed Series 2 Class B Preferred Share Consideration.
“Priority Earn-Out Recipient” means an Earn-Out Recipient who, as a holder of Series 2 Class B Preferred Shares, has made a valid election in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of this Plan of Arrangement to receive, for each Class D Common Shares to be issued pursuant to Section 2.2(e) and transferred to the Purchaser under this Plan of Arrangement: (A) the Per Share Fixed Series 2 Class B Preferred Share Consideration, and (B) from the Earn-Out Consideration if, and to the extent, it becomes due and payable, consideration up to the amount determined by the Priority Earn-Out Formula, distributed in priority to other Earn-Out Recipients.
“Purchaser” means Curo Intermediate Holdings Corp., a corporation incorporated under the laws of Delaware (together with its successors and permitted assigns).
“Representative” has the meaning ascribed thereto in the Arrangement Agreement.
“Second Earn-Out Payment” has the meaning ascribed thereto in the Arrangement Agreement.
“Supplemental Earn-Out Payment” has the meaning ascribed thereto in the Arrangement Agreement.
“Tax Act” means the Income Tax Act (Canada), as amended.

“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax, including income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping and all employment insurance, health insurance and Canada, Québec and other Governmental Authority pension plan premiums or contributions.
“Vendors” has the meaning ascribed thereto in the Arrangement Agreement, and “Vendor” means one of the Vendors.
“Vendors’ Representative” means Shareholder Representative Services LLC, a corporation formed under the laws of the State of Colorado.
Section 1.2    Sections and Headings
The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement. References to “include”, “includes” or “including” and the like shall be construed, in each case, as if followed by the words “but without limitation”.
Section 1.3    Number, Gender and Persons
In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.
Section 1.4    Currency
Unless otherwise specified, all references to amounts of money in the Plan of Arrangement refer to the lawful currency of Canada.
Section 1.5    Dates
Unless otherwise specified, time periods within, or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day, if the last day of the period is not a Business Day.
Section 1.6    Statutes; Agreements
A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule. A reference to an agreement, indenture, debenture or contract will be deemed to be a reference to such document as supplemented, amended, restated, replaced or otherwise modified from time to time.
Section 1.7    Time of the Essence
Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal and Election Form are local time in Toronto, Ontario, unless otherwise stipulated herein or therein.

ARTICLE 2
ARRANGEMENT
Section 2.1    Binding Effect
This Plan of Arrangement, upon the issuance of the Certificate of Arrangement, will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) the Vendors, (iii) the Earn-Out Recipients, (iv) the Purchaser, (v) the Parent, (vi) all registered and all beneficial holders of Company Shares (including Dissenting Holders), Options and Company Warrants, (vii) the Vendors’ Representative, (viii) the Paying Agent, and all other Persons, in each case, without any further authorization, act or formality on part of any Person.
Section 2.2    Arrangement
Each of the following events shall occur and shall be deemed to occur sequentially as set out below, in each case, unless stated otherwise, effective as at five minute intervals, commencing at the Effective Time:
FLX USA
(a)    the FLX USA shall be terminated, be void and be of no further force or effect and no party thereto shall have any rights, liabilities or further obligations to the other parties thereunder other than the provisions of Section 6.1 [Confidentiality] which shall survive the termination of the FLX USA;
Company Warrants
(b)    each Company Warrant outstanding immediately prior to the Effective Time, notwithstanding the terms of such Company Warrant, shall, without any further action by or on behalf of the holder thereof, be deemed to be exercised for one Class D Common Share of the Company issuable upon the exercise thereof, and the Company shall be deemed to issue one Class D Common Share of the Company issuable upon the exercise thereof to such holder in exchange for receiving the exercise price; and
(i)    each holder of a Company Warrant shall cease to be a holder of such Company Warrant and to have any rights as a holder of a Company Warrant other than the right to be paid thereafter the consideration to which such holder is entitled as a holder of a Class D Common Share of the Company pursuant to Section 2.2(n) of this Plan of Arrangement, at the time and in the manner specified in Section 2.2(n);
(ii)    all agreements and certificates relating to such Company Warrant shall be terminated and shall have no further effect and the Company nor any of its affiliates shall have any liabilities or obligations with respect to such agreements and certificates; and
(iii)    each holder’s name shall be removed from the register of Company Warrants maintained by the Company and added to the register of Class D Common Shares maintained by the Company as the holder of one Class D Common Share;

Options
(c)    each Out-of-the-Money Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Option Plan or the terms in any agreement relating to such Out-of-the-Money Option, shall, without any further action on the part of the Company or the holder of such Out-of-the-Money Option, be immediately cancelled for no consideration;
(d)    each In-the-Money Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Option Plan or the terms in any agreement relating to such In-the-Money Option, shall be deemed to be unconditionally vested and exercisable and shall be deemed to be exercised by the holder of such In-the-Money Option for one Class A Common Shares issuable upon the exercise of such In-the-Money Option, and the Company shall be deemed to issue one Class A Common Shares issuable upon the exercise of such In-the-Money Option;
(i)    each holder of an Option shall cease to be a holder of such Option; such holder’s name shall be removed from the option register maintained by the Company; in the case of a holder of an In-the-Money Option, such holder shall be added to the register of Class A Common Shares maintained by the Company as the holder of one Class A Common Share and such holder shall thereafter only have the right to receive the consideration, subject to applicable withholdings, to which such holder is entitled as a holder of Class A Common Share of the Company pursuant to Section 2.2(n) of this Plan of Arrangement, at the time and in the manner specified in Section 2.2(n); in the case of a holder of an Out-of-the-Money Option, such holder shall cease to have any rights as a holder of such Option; and
(ii)    the Option Plan and all agreements relating to the Options shall be terminated, shall have no further effect and none of the Company nor any of its affiliates shall have any liabilities or obligations with respect to such Option Plan or agreements;
Series 2 Class B Preferred Shares
(e)    each Series 2 Class B Preferred Share outstanding immediately prior to the Effective Time (other than Series 2 Class B Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(f)), shall, without any further action by or on behalf of the holder thereof, be deemed to be converted to one Class D Common Share of the Company, and the Company shall be deemed to issue one Class D Common Share of the Company to such holder;
(i)    each holder of a Series 2 Class B Preferred Share shall cease to be a holder of such Series 2 Class B Preferred Share and to have any rights as a holder of a Series 2 Class B Preferred Share other than the right to be paid thereafter the consideration to which such holder is entitled as a holder of a Class D Common Share of the Company pursuant to Section 2.2(l) or Section 2.2(m), as applicable based on the elections made in accordance with the provisions of Section 5.1 of this Plan of Arrangement, at the time and in the manner specified in Section 2.2(l) or Section 2.2(m), as applicable; and
(ii)    all agreements and certificates relating to such Series 2 Class B Preferred Shares shall be terminated and shall have no further effect and the Company nor any of its affiliates shall have any liabilities or obligations with respect to such agreements and certificates; and

(iii)    each holder’s name shall be removed from the register of Series 2 Class B Preferred Shares maintained by the Company and added to the register of Class D Common Shares maintained by the Company as the holder of one Class D Common Share for each Series 2 Class B Preferred Share held by such holder immediately prior to the Effective Time.
Dissenting Holders
(f)    each of the Company Common Share or Company Preferred Share held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised before the Effective Time shall be deemed to have been transferred, without any further act or formality by or on behalf of any Dissenting Holder, to the Purchaser (free and clear of all Liens) in consideration for a debt claim against the Purchaser for the amount determined under ARTICLE 3, and:
(i)    such Dissenting Holder shall cease to be the holder of such Company Common Shares or Company Preferred Shares, as the case may be, and to have any rights as a Company Shareholder other than the right to be paid fair value for such Company Common Shares or Company Preferred Shares, as the case may be, as set out in Section 3.1;
(ii)    each such Dissenting Holder that is a holder of Company Common Shares is made an Earn-Out Recipient in respect of his, her or its Company Common Shares solely for purposes of Article VIII of the Arrangement Agreement and shall be bound by, solely in his, her or its capacity as an Earn-Out Recipient, as fully as though such holder were a signatory to the Arrangement Agreement, all of the applicable terms and provisions of Article VIII of the Arrangement Agreement as it relates to an Earn-Out Recipient, including but not limited to, being severally liable for the indemnification obligations of the Earn-Out Recipients to the Purchaser and its directors, officers, employees, agents and Representatives under the Arrangement Agreement, but in each case, subject to the limitations on indemnification and other liability set forth in Article VIII of the Arrangement Agreement;
(iii)    such Dissenting Holder’s name shall be removed as the holder of Company Common Shares or Company Preferred Shares, as the case may be, from the applicable register of Company Shareholders maintained by the Company; and
(iv)    the Purchaser shall be deemed to be the transferee of such Company Common Shares or Company Preferred Shares, as the case may be, free and clear of all Liens (other than the right to be paid fair value for such Company Common Shares or Company Preferred Shares, as the case may be, as set out in Section 3.1), and shall be entered as the legal and beneficial holder of such Company Common Shares or Company Preferred Shares, as the case may be, in the applicable register of Company Shareholders maintained by the Company;
Company Preferred Shares (other than Series 2 Class B Preferred Shares)
(g)    simultaneously with the transaction in Section 2.2(f), each Series 1 Class A Preferred Share outstanding immediately prior to the Effective Time (other than Series 1 Class A Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(f)) shall, without any further action by or on behalf of the holder of such Series 1 Class A Preferred Share, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Series 1 Class A Preferred Share Consideration, and:
(i)    each holder of a Series 1 Class A Preferred Shares shall cease to be the holder of such Series 1 Class A Preferred Shares and to have any rights as a holder of such Series 1 Class A Preferred Shares other than the right to be paid the Per Share Series 1 Class A Preferred Consideration in accordance with this Plan of Arrangement;
(ii)    each holder’s name shall be removed from the register of the Series 1 Class A Preferred Shares maintained by or on behalf of the Company; and
(iii)    the Purchaser shall be deemed to be the transferee of such Series 1 Class A Preferred Share (free and clear or all Liens) and shall be entered as the legal and beneficial holder of such Series 1 Class A Preferred Shares in the register of the Series 1 Class A Preferred Shares maintained by or on behalf of the Company;
(h)    simultaneously with the transaction in Section 2.2(f), each Series 2 Class A Preferred Share outstanding immediately prior to the Effective Time (other than Series 2 Class A Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(f)) shall, without any further action by or on behalf of the holder of such Series 2 Class A Preferred Share, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Series 2 Class A Preferred Share Consideration, and:
(i)    each holder of a Series 2 Class A Preferred Shares shall cease to be the holder and to have any rights as a holder of such Series 2 Class A Preferred Share other than the right to be paid the Per Share Series 2 Class A Preferred Share Consideration in accordance with this Plan of Arrangement;
(ii)    each holder’s name shall be removed from the register of the Series 2 Class A Preferred Shares maintained by or on behalf of the Company; and
(iii)    the Purchaser shall be deemed to be the transferee of such Series 2 Class A Preferred Share (free and clear of all Liens) and shall be entered as the legal and beneficial holder of such Series 2 Class A Preferred Shares in the register of the Series 2 Class A Preferred Shares maintained by or on behalf of the Company;
(i)    simultaneously with the transaction in Section 2.2(f), each Series A Class B Preferred Share outstanding immediately prior to the Effective Time (other than Series A Class B Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(f)) shall, without any further action by or on behalf of the holder of such Series A Class B Preferred Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Series A Class B Preferred Share Consideration, and:
(i)    each holder of a Series A Class B Preferred Share shall cease to be the holder thereof and to have any rights as a holder of such Series A Class B Preferred Share other than the right to be paid the Per Share Series A Class B Preferred Share Consideration in accordance with this Plan of Arrangement;
(ii)    each holder’s name shall be removed from the register of the Series A Class B Preferred Shares maintained by or on behalf of the Company; and

(iii)    the Purchaser shall be deemed to be the transferee of such Series A Class B Preferred Share (free and clear or all Liens) and shall be entered as the legal and beneficial holder of such Series A Class B Preferred Shares in the register of the Series A Class B Preferred Shares maintained by or on behalf of the Company;
(j)    simultaneously with the transaction in Section 2.2(f), each Series 3 Class B Preferred Share outstanding immediately prior to the Effective Time (other than Series 3 Class B Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(f)) shall, without any further action by or on behalf of the holder of such Series 3 Class B Preferred Share, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Series 3 Class B Preferred Share Consideration, and:
(i)    each holder of a Series 3 Class B Preferred Share shall cease to be the holder thereof and to have any rights as a holder of such Series 3 Class B Preferred Share other than the right to be paid the Per Share Series 3 Class B Preferred Share Consideration in accordance with this Plan of Arrangement;
(ii)    each holder’s name shall be removed from the register of the Series 3 Class B Preferred Shares maintained by or on behalf of the Company; and
(iii)    the Purchaser shall be deemed to be the transferee of such Series 3 Class B Preferred Share (free and clear or all Liens) and shall be entered as the legal and beneficial holder of such Series 3 Class B Preferred Shares in the register of the Series 3 Class B Preferred Shares maintained by or on behalf of the Company;
Special Voting Share
(k)    simultaneously with the transaction in Section 2.2(f), each Special Voting Share outstanding immediately prior to the Effective Time, notwithstanding the terms thereof, shall, without any further action on the part of the Company or the holder of such Special Voting Share, be immediately cancelled for no consideration and:
(i)    each holder of a Special Voting Share shall cease to be the holder of such Special Voting Share and to have any rights as a holder of such Special Voting Share; and
(ii)    the holder’s name shall be removed from the register of the Company Special Voting Share maintained by or on behalf of the Company;
Company Common Shares
(l)    simultaneously with the transaction in Section 2.2(f), each outstanding Class D Common Share issued pursuant to Section 2.2(e) above in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration] of this Plan of Arrangement, shall, without any further action by or on behalf of a holder of the Class D Common Share, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Fixed Series 2 Class B Preferred Share Consideration and:

(i)    each such holder of a Class D Common Share shall cease to be the holder of such Class D Common Share and to have any rights as a holder of such Class D Common Share, other than the right to be paid the Per Share Fixed Series 2 Class B Preferred Share Consideration in accordance with this Plan of Arrangement;
(ii)    each such holder of a Class D Common Share is made an Priority Earn-Out Recipient for the purposes of and under Article III of the Arrangement Agreement and this Plan of Arrangement and shall receive the Priority Earn-Out Consideration up to such holder’s Earn-Out Proportion of the Priority Earn-Out Consideration, if and to the extent the Earn-Out Consideration is payable under the Arrangement Agreement;
(iii)    each such holder of a Class D Common Shares is made an Earn-Out Recipient for all other purposes under the Arrangement Agreement and this Plan of Arrangement and shall be bound by, solely in his, her or its capacity as an Earn-Out Recipient, as fully as though such holder were a signatory to the Arrangement Agreement, all of the applicable terms and provisions of the Arrangement Agreement, including Article VIII thereof as it relates to a an Earn-Out Recipient, including but not limited to, being severally liable for the indemnification obligations of the Earn-Out Recipients to the Purchaser and its directors, officers, employees, agents and Representatives under the Arrangement Agreement, but in each case, subject to the limitations on indemnification and other liability set forth in Article VIII of the Arrangement Agreement;
(iv)    each such holder’s name shall be removed from the register of the Class D Common Shares maintained by or on behalf of the Company; and
(v)    the Purchaser shall be deemed to be the transferee of such Class D Common Share (free and clear of all Liens) and shall be entered as the legal and beneficial holder of such Class D Common Shares in the register of the Class D Common Shares maintained by or on behalf of the Company.
(m)    simultaneously with the transaction in Section 2.2(f), each outstanding Class D Common Share issued pursuant to Section 2.2(e) above in respect of which a valid election has been made in accordance with the provisions of Section 5.1(1)(ii) [Earn-Out Consideration] of this Plan of Arrangement, shall, without any further action by or on behalf of a holder of the Class D Common Share, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Company Common Share Consideration and:
(i)    each such holder of a Class D Common Share shall cease to be the holder of such Class D Common Share and to have any rights as a holder of such Class D Common Share other than the right to be paid the Per Share Company Common Share Consideration in accordance with this Plan of Arrangement;
(ii)    each such holder of a Class D Common Share is made an Earn-Out Recipient for all purposes of and under the Arrangement Agreement and this Plan of Arrangement and shall receive the Earn-Out Consideration up to such holder’s Earn-Out Proportion of the amount determined by the

FLX Earn-Out Formula, if and to the extent Earn-Out Consideration is payable under the Arrangement Agreement;
(iii)    each such holder of a Class D Common Share shall be bound by, solely in his, her or its capacity as an Earn-Out Recipient, as fully as though such holder were a signatory to the Arrangement Agreement, all of the applicable terms and provisions of the Arrangement Agreement, including Article VIII thereof as it relates to an Earn-Out Recipient, including but not limited to, being severally liable for the indemnification obligations of the Earn-Out Recipients to the Purchaser and its directors, officers, employees, agents and Representatives under the Arrangement Agreement, but in each case, subject to the limitations on indemnification and other liability set forth in Article VIII of the Arrangement Agreement;
(iv)    each such holder’s name shall be removed from the register of the Class D Common Shares maintained by or on behalf of the Company; and
(v)    the Purchaser shall be deemed to be the transferee of such Class D Common Share (free and clear of all Liens) and shall be entered as the legal and beneficial holder of such Class D Common Shares in the register of the Class D Common Shares maintained by or on behalf of the Company.
(n)    simultaneously with the transaction in Section 2.2(f), each outstanding Company Common Share (other than Company Common Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(f)), including each of the Class D Common Shares issued pursuant to Section 2.2(b) and each of the Class A Common Shares issued pursuant to Section 2.2(d) above, shall, without any further action by or on behalf of a holder of the Company Common Share, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Per Share Company Common Share Consideration and:
(i)    each such holder of a Company Common Share shall cease to be the holder of such Company Common Share and to have any rights as a holder of such Company Common Share other than the right to be paid the Per Share Company Common Share Consideration in accordance with this Plan of Arrangement;
(ii)    each such holder of a Company Common Share is made an Earn-Out Recipient for all purposes of and under the Arrangement Agreement and this Plan of Arrangement and shall receive the Earn-Out Consideration up to such holder’s Earn-Out Proportion of the amount determined by the FLX Earn-Out Formula, if and to the extent Earn-Out Consideration is payable under the Arrangement Agreement;
(iii)    each such holder of a Company Common Share shall be bound by, solely in his, her or its capacity as an Earn-Out Recipient, as fully as though such holder were a signatory to the Arrangement Agreement, all of the applicable terms and provisions of the Arrangement Agreement, including Article VIII thereof as it relates to an Earn-Out Recipient, including but not limited to, being severally liable for the indemnification obligations of the Earn-Out Recipients to the Purchaser and its directors, officers, employees, agents and Representatives under the Arrangement

Agreement, but in each case, subject to the limitations on indemnification and other liability set forth in Article VIII of the Arrangement Agreement;
(iv)    each such holder’s name shall be removed from the register of the Company Common Shares maintained by or on behalf of the Company; and
(v)    the Purchaser shall be deemed to be the transferee of such Company Common Share (free and clear of all Liens) and shall be entered as the legal and beneficial holder of such Company Common Shares in the register of the Company Common Shares maintained by or on behalf of the Company.
Vendors
(o)    simultaneously with the transaction in Section 2.2(f), each holder of Company Securities outstanding immediately prior to the Effective Time (other than holders of Out-of-the Money Options, solely in their capacity as such) is made a Vendor for all purposes of and under the Arrangement Agreement and this Plan of Arrangement and is bound by, solely in his, her or its capacity as a Vendor, as fully as though such holder were a signatory thereto, all of the applicable terms and provisions of the Arrangement Agreement, including Article III and Article V thereof as they relate to a Vendor.
Section 2.3    Appointment of Vendors’ Representative
Shareholder Representative Services LLC shall be appointed to act as the Vendors’ Representative on behalf of the Vendors, including the Earn-Out Recipients and the Significant Selling Securityholders in accordance with Section 9.13 of the Arrangement Agreement.
Section 2.4    Waiver of Priority
Each holder of Class B Common Shares and Class D Common Shares (including each of the Class D Common Shares issued pursuant to Section 2.2(b) and Section 2.2(e) above) who is an Earn-Out Recipient shall, for the purposes of payment of any Earn-Out Consideration (other than any Priority Earn-Out Consideration), be deemed to have consented in writing to have waived any right or entitlement to receive any distribution of any kind or type in priority to other Earn-Out Recipients.
Section 2.5    Dividends and Distributions
No dividend or other distribution declared or made after the Effective Time with respect to the Company Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Shares.
Section 2.6    Transfers Free and Clear
Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.
Article 3
RIGHTS OF DISSENT
3.1    Rights of Dissent
Each registered holder of Company Common Shares and Company Preferred Shares may exercise dissent rights with respect to any Company Common Shares or Company Preferred Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Interim Order and this Section 3.1, provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Company Arrangement

Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Holder that duly exercises such holder's Dissent Rights shall be deemed to have transferred the Company Common Shares and Company Preferred Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens (other than the right to be paid fair value for such Company Common Shares and Company Preferred Shares, as the case may be, as set out in this Section 3.1), as provided in Section 2.2(f) and if they:
(a)    ultimately are entitled to be paid fair value for such Company Common Shares and Company Preferred Shares, as the case may be: (i) shall be deemed not to have participated in the transactions in ARTICLE 2 (other than Section 2.2(f)); (ii) shall be entitled to be paid the fair value of such Company Common Shares and Company Preferred Shares, as the case may be, by the Purchaser, which fair value, notwithstanding anything to the contrary contained in Part XIV of the OBCA, shall be determined as of the close of business on the Business Day before the Company Arrangement Resolution was adopted, minus, in the case of a holder of Company Common Shares who has validly exercised Dissent Rights, such holder’s Earn-Out Proportion of any amount owing under Article VIII of the Arrangement Agreement; and (iii) shall not be entitled to any other payment or consideration, including any Earn-Out Payment or other payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Common Shares and Company Preferred Shares, as the case may be; or
(b)    ultimately are not entitled, for any reason, to be paid fair value for such Company Common Shares and Company Preferred Shares, as the case may be, shall be deemed to have participated in the Arrangement on the same basis as a Company Shareholder that is not a Dissenting Holder.
Section 3.2    Recognition of Dissenting Holders

(a)    In no circumstances shall the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Common Shares or registered holder of Company Preferred Shares in respect of which such rights are sought to be exercised.
(b)    For greater certainty, in no case shall the Purchaser, the Company or any other Person be required to recognize Dissenting Holders as holders of Company Common Shares or Company Preferred Shares, as the case may be, in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.2(f), and the names of such Dissenting Holders shall be removed from the applicable registers of holders of Company Common Shares or Company Preferred Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.2(f) occurs.
(c)    In addition to any other restrictions under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Optionholders; (ii) Company Warrantholders, (iii) the holder of the Special Voting Share; and (iv) holders of Company Common Shares or Company Preferred Shares, as the case may be, who vote or have instructed a proxyholder to vote such Company Common Shares or Company Preferred Shares, as the case may be, in favour of the Company Arrangement Resolution (but only in respect of such Company Common Shares or Company Preferred Shares).

Article 4
PAYMENTS AND RELATED MATTERS

Section 4.1    Payment; Exchange of Certificates for Cash
(1)    Prior to filing of the Articles of Arrangement, the Purchaser will (i) deposit, or arrange to be deposited, with the Paying Agent sufficient cash to pay the Consideration (other than with respect to Company Shareholders who have validly exercised Dissent Rights), and (ii) make or cause to be made one or more loans to the Company, the proceeds of which the Purchaser will be directed by the Company to be deposit in cash, or arranged to be deposited as cash by the Company, with the Paying Agent in satisfaction of the aggregate amount payable to the payees of the Company Transaction Expenses and the Company Closing Indebtedness as set forth in Section 4.1(5) of this Plan of Arrangement. Upon the deposit of the cash amounts in (i), the Purchaser, the Parent, the Company, and Flexiti Financial Inc. shall be fully and completely discharged from their respective obligations to pay the Consideration to former registered holders of Company Securities, and such former registered holders of Company Securities shall be limited to receiving, subject to them complying with Section 4.1(2), their respective portion of the Consideration.
(2)    Upon surrender to the Paying Agent for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares, that were transferred (or that were deemed to have been converted pursuant to Section 2.2(e) and then transferred) to the Purchaser pursuant to Section 2.2 (g), (h), (i), (j), (l), (m) and (n), together with a duly completed and executed Letter of Transmittal and Election Form and such other documents and instruments as the Paying Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor from the Paying Agent and the Paying Agent shall deliver to such holder, a cheque (or other form of immediately available funds) representing the amount of cash which such holder has the right to receive in exchange therefor under this Plan of Arrangement less any amounts withheld pursuant to Section 4.5, and the certificate so surrendered shall forthwith be cancelled. In the event of a prior transfer of ownership of Company Securities which was not registered in the applicable securities register of the Company, the amount of cash may be paid to the transferee if the certificate representing such transferred Company Securities is presented to the Paying Agent, accompanied by a duly completed and executed Letter of Transmittal and Election Form and, together with all further documents required to evidence and effect such transfer.
(3)    Upon surrender to the Paying Agent for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Warrants that were deemed to have been exercised for Company Shares pursuant to Section 2.2(b), that were transferred to the Purchaser pursuant to Section 2.2(n), the holder of such surrendered certificate shall be entitled to receive in exchange therefor from the Paying Agent and the Paying Agent shall deliver to such holder, a cheque (or other form of immediately available funds) representing the amount of cash which such holder has the right to receive in respect of such Company Warrants pursuant to this Plan of Arrangement, in each case, less any amounts withheld pursuant to Section 4.5, and the certificate so surrendered shall forthwith be cancelled.
(4)    As soon as practicable after the Effective Time, the Company shall deliver, or arrange to be delivered, on behalf of the Company to each holder of In-the-Money Options that were deemed to have been exercised for Company Shares pursuant to Section 2.2(d), that were transferred to the Purchaser pursuant to Section 2.2(n), as reflected on the books and records maintained by or on behalf of the Company in respect of the Options, a cheque (or other form of immediately available funds) representing the amount of cash which such holder has the right to receive in respect of such In-the-Money Options pursuant to this Plan of Arrangement, in each case, less any amounts withheld pursuant to Section 4.5.
(5)    As soon as practicable after the Effective Time, the Paying Agent shall pay, in accordance with the terms of the Arrangement Agreement, for and on behalf of the Company, to each:
(a)    payee of Company Transaction Expenses, as set forth on the Flow of Funds Memorandum, for and on behalf of the Company, the amount in cash of the Company Transaction Expense owed to that payee; and
(b)    payee of Closing Indebtedness, as set forth in the Payoff Letters and the Flow of Funds Memorandum, for and on behalf of the Company, the amount in cash of the Closing Indebtedness owed to that payee.
Section 4.2    Closing Consideration Schedule and Flow of Funds Memorandum
The aggregate amount payable pursuant to this Plan of Arrangement to a holder of Company Shares for all of such holder’s Company Shares (including any Class D Common Shares issued pursuant to Section 2.2(b) and Section 2.2(e) and any Class A Common Shares issued pursuant to Section 2.2(d)), and the aggregate amount to be withheld from such amount pursuant to Section 4.5, shall be set forth across from such holder’s name in the Closing Consideration Schedule. Any payment contemplated to be made pursuant to this Plan of Arrangement shall be made in accordance with the Flow of Funds Memorandum.
Section 4.3    Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Securities that were transferred (or that were deemed to have been converted pursuant to Section 2.2(b) or Section 2.2(e) and then transferred) pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, such Person shall be paid the amount to which such Person is entitled pursuant to Section 2.2 and Section 4.1 had such certificate not been lost, stolen or destroyed. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash is to be paid shall have, as a condition precedent to the payment thereof, provided a bond satisfactory to the Paying Agent, in such amount as the Company or the Purchaser may direct, or otherwise indemnify the Company and the Purchaser, in a manner reasonably satisfactory to them against any claim that may be made against the Company or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 4.4    Extinction of Rights
(a)    Any certificate which immediately prior to the Effective Time represented outstanding Company Securities (other than in respect of an Out-of-the Money Option or a Special Voting Share) shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.4, less any amounts withheld pursuant to Section 4.5. Any such certificate that is not deposited with all other instruments required by this Section 4.4 on or prior to the second (2nd) anniversary of the Effective Time shall cease to represent a claim or interest of any kind or nature. On such date, the cash to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled from the Purchaser or the Company, as applicable, shall be deemed to have been forfeited to the Purchaser or the Company, as applicable, for no consideration. None of the Parties shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b)    Any payment made by way of cheque by the Paying Agent pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Paying Agent or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the second anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Company Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.
(c)    No Company Securityholder shall be entitled to receive any consideration with respect to Company Securities, other than any cash payment to which such holder is entitled to receive in accordance with Section 2.2 and Section 4.1 and, for greater certainty, notwithstanding the terms of such Company Securities or otherwise and regardless of any delay making any payment contemplated by this ARTICLE 4, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith.
Section 4.5    Withholding Rights
Notwithstanding anything to the contrary contained in the Arrangement Agreement or this Plan of Arrangement, the Company, the Purchaser and the Paying Agent shall be entitled to deduct and withhold from any payment to any Company Securityholder such amounts as the Company, the Purchaser or the Paying Agent determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under Tax laws or any other applicable Laws. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding was made.
Article 5
Series 2 Class B preferred share election

Section 5.1    Election
(1)    Each holder of Series 2 Class B Preferred Shares may elect, in respect of all (but not less than all) of the Class D Common Shares to be issued pursuant to Section 2.2(e) and transferred to the Purchaser under this Plan of Arrangement, to receive: (i) (A) the Per Share Fixed Series 2 Class B Preferred Share Consideration and (B) the Priority Earn-Out Consideration pursuant to Section 2.2(l); or (ii) the Earn-Out Consideration pursuant to Section 2.2(m);
(2)    such election, as provided for in Section 5.1(1), shall be made by submitting to the Company or its agent, on or prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder of Series 2 Class B Preferred Share’s election, together with, any certificates representing its Series 2 Class B Preferred Shares;
(3)    any holder of Series 2 Class B Preferred Shares who does not deposit with the Company or its agent a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 5.1 and the Letter of Transmittal and Election Form, shall be deemed to have made an election in accordance with the provisions of Section 5.1(1)(i) [Per Share Fixed Series 2 Class B Preferred Share Consideration and Priority Earn-Out Consideration].
(4)    for the purpose only of effecting any election provided for in Section 5.1(1), Letters of Transmittal and Election Forms must be received by the Company or its agent on or before the Election

Deadline, unless otherwise agreed in writing by the Company and the Purchaser. The Company shall provide notice of the Election Deadline to holders of Series 2 Class B Preferred Shares in the Company Circular; and
(5)    any Letter of Transmittal and Election Form, once submitted to the Company or its agent, shall be irrevocable and may not be withdrawn by a holder of Series 2 Class B Preferred Shares.
Article 6
AMENDMENTS

Section 6.1    Amendments to the Plan of Arrangement
(1)    The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Company and the Purchaser (subject to the Arrangement Agreement), (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the holders of Company Securities if and as required by the Court.
(2)    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting, provided that the other Party (subject to the Arrangement Agreement) shall have each consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting in accordance with the Interim Order, shall become part of this Plan of Arrangement for all purposes.
(3)    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting but prior to the Effective Date shall be effective only (i) if it is consented to in writing by each of the Purchaser and the Company, and (ii) if required by the Court, it is consented to by holders of the applicable Company Securities in the manner directed by the Court.
(4)    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by the Company and the Purchaser, collectively, provided that it is filed with the Court and it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Shareholder.
Article 7
EFFECT OF ARRANGEMENT AND RELEASE

Section 7.1    Effect of Arrangement and Release
After the Effective Time, (i) this Plan of Arrangement shall take precedence and priority over any and all Company Securities outstanding prior to the Effective Time; (ii) the rights and obligations of the Company Securityholders shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all Claims shall be released and discharged and shall be deemed to have been settled, compromised and determined without liability. Notwithstanding the foregoing, nothing contained in this Plan of Arrangement shall limit the right of a Company Securityholder that is an Earn-Out Recipient to receive any Earn-out Consideration or any amount payable pursuant to Section 3.7 of the Arrangement Agreement, if as and when payable, pursuant to the Arrangement Agreement.

Article 8
FURTHER ASSURANCES

Section 8.1    Further Assurances
Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in Section 2.2, without any authorization, act or formality, each of the Company and the Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

SCHEDULE “A”, PART II
PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT
Article 1
INTERPRETATION

Section 1.1    Definitions.
In this Plan of Arrangement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“affiliate” means as applied to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person; (ii) any other Person that owns or controls 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates; (iii) any director, partner, officer, agent, employee or relative of such Person; or (iv) in the case of FLX Holdco, excludes 2629331 Ontario Inc. and NELI. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.
“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court either in the Interim Order or the Final Order with the consent of the Purchaser and the Corporation each acting reasonably.
“Arrangement Agreement” means the arrangement agreement, together with the schedules and exhibits attached thereto, dated as of January 28, 2021 between the Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Arrangement Resolution” means the resolutions approving the Plan of Arrangement to be considered at the Meeting, substantially in the form and content of Schedule “B” to the Arrangement Agreement.
“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement that are required by the CBCA to be sent to the Director pursuant to Section 192(6) of the CBCA, after the Final Order is made, which shall be in a form and content satisfactory to Corporation and the Purchaser, each acting reasonably.
3.“Business Day” means any day, other than a Saturday or Sunday or holiday, on which Canadian chartered banks are generally open for business in Toronto, Ontario.
“Cancelled Warrants” means, collectively, the SPF Cancelled Warrants and the NELI Cancelled Warrants.
“Capital Dividend” has the meaning specified in Section 2.2(a).

“CBCA” means the Canada Business Corporations Act, as amended.
“Circular” means the notice of the Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.
4.“Claims” means all claims, losses, causes of action, actions, suits, proceedings, arbitrations and demands whatsoever, known or unknown, in law or equity or otherwise, which Corporation Securityholders and their respective current, former and future affiliates, related entities, shareholders and their respective predecessors, successors, directors, officers, shareholders, employees, agents, assigns, heirs, executors and administrators ever had or now have or may hereinafter have that may be asserted against any Person (including, without limitation, against the Corporation, the Purchaser, their respective affiliates and each of their respective current, former and future directors, officers, shareholders, employees, agents, auditors and legal counsel, and any Person which may claim contribution and indemnity from any of them) in respect of Corporation Securities, the Plan of Arrangement, the Arrangement Agreement and any related transactions and proceedings.
5.“Class A Preferred Share” means all of the issued and outstanding Class A Shares in the capital of the Corporation.
6.“Class A2 Preferred Share” means all of the issued and outstanding Class A2 Shares in the capital of the Corporation.
7.“Closing Consideration Schedule” means Exhibit “A” to the Arrangement Agreement.
“Common Shares” means all of the issued and outstanding common shares in the capital of the Corporation (including any such shares issued upon the deemed exercise of Converted Warrants pursuant to Section 2.2(c) of this Plan of Arrangement) that are not registered in the name of FLX Holdco or its affiliates.
“Consideration” means an amount equal to the sum of (a) the Per Share Class A Preferred Share Consideration multiplied by the aggregate number of issued and outstanding Class A Preferred Shares outstanding immediately prior to the Effective Time, (b) the Per Share Class A2 Preferred Share Consideration multiplied by the aggregate number of Class A2 Preferred Shares outstanding immediately prior to the Effective Time, and (c) the Per Share Common Share Consideration multiplied by the aggregate number of Common Shares outstanding immediately prior to the Effective Time, together with the Common Shares that are issued upon the deemed exercise of the Converted Warrants pursuant to Section 2.2(c).
“Converted Warrants” means the 176,471 issued and outstanding share purchase warrants of the Corporation registered in the name of SPF that are each exercisable for one Common Share at an exercise price, per warrant, of $0.0001, as adjusted pursuant to the terms thereof from time to time.
“Corporation” means Flexiti Financial Inc., a corporation incorporated under the CBCA.
“Court” means the Ontario Superior Court of Justice (Commercial List).
“Director” means the Director appointed pursuant to section 260 of the CBCA.
“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered holder of Common Shares or registered holder of Preferred Shares who has validly exercised his, her or its Dissent Rights in accordance with Section 3.1 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid fair value for its Common Shares or Preferred Shares, as the case may be, but only in respect of the Common Shares and/or Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder;
“Earn-Out Consideration” means, collectively, the First Earn-Out Payment, the Second Earn-Out Payment and the Supplemental Earn-Out Payment, and each, an “Earn-Out Payment”.
“Earn-Out Proportions” means the proportion of Earn-Out Consideration to be received by the Earn-Out Recipients, as determined by FLX Holdco prior to Closing based on the elections made in accordance with the provisions of Section 2.6 of the Arrangement Agreement.
“Earn-Out Recipients” has the meaning ascribed thereto in the Arrangement Agreement.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 am (Toronto time), at which the Plan of Arrangement becomes effective on the Effective Date.
“FFI Earn-Out Formula” means (A) the Earn-Out Consideration less any of the Post-Closing Houlihan Lokey Fee (as defined in the Arrangement Agreement) due and payable following the Effective Time less the Priority Earn-Out Consideration (as defined in the Arrangement Agreement), the difference of which is multiplied by (B) approximately 38.5793%.
“Final Order” means the order made after application to the Court approving the Arrangement, as such order may be amended by the Court (with the consent of the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended or as the Arrangement is otherwise approved on appeal.
“First Earn-Out Payment” has the meaning ascribed thereto in the Arrangement Agreement.
“Flow of Funds Memorandum” means the flow of funds memorandum and direction dated two Business Days immediately before the Effective Date, as executed by the Corporation, FLX Holdco and the Purchaser, in a form acceptable to Purchaser and FLX Holdco, each acting reasonably.
“FLX Holdco” means FLX Holding Corporation, a corporation incorporated under the laws of the Province of Ontario.
“Governmental Authority” means any: (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, official, minister, central bank, court, commission, board, tribunal, bureau or agency, domestic or foreign; (ii) any subdivision or authority of any of the above; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.
“Interim Order” means the order made after application to the Court, containing declarations and directions in respect of the notice to be given and the conduct of the Corporation Meeting and the Arrangement, as such order may be amended, supplemented or varied by the Court (with the consent of the Corporation and the Purchaser, each acting reasonably).

“Laws” means any and all: (i) laws, constitutions, treaties, statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws; (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (iii) codes, treaties, policies, directions, decrees, policies, guidelines and protocols to the extent they have force of law.
“Letter of Transmittal and Election Form” means the letter of transmittal and election form of the Corporation, in a form acceptable to the Purchaser and the Corporation, each acting reasonably, for use by a Vendor in connection with this Arrangement.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), lease, easement, option, adverse claim, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature.
“Meeting” means the special meeting, including any adjournments or postponements thereof in accordance with the terms of the Arrangement Agreement, of the holders of Shares to be called and held in accordance with the Interim Order to consider, among other things, and, if deemed advisable, to approve, the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by Corporation and the Purchaser.
“NELI” means NELI Financial Incorporated.
“NELI Cancelled Warrants” means the 2,083,333 issued and outstanding share purchase warrants of the Corporation registered in the name of NELI that are each exercisable for one Common Share at an exercise price, per warrant, of $0.0001, as adjusted pursuant to their terms from time to time.
“Opco Closing Indebtedness” has the meaning set forth in the Arrangement Agreement, which for the avoidance of doubt, excludes the Interim Funding Amount (as defined in the Arrangement Agreement).
“Opco Transaction Expenses” has the meaning set forth in the Arrangement Agreement.
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator.
“Parent” means Curo Group Holdings Corp., a corporation formed under the laws of Delaware (together with its successors and permitted assigns).
“Parties” means FLX Holdco, the Corporation, the Vendors, the Purchaser, the Parent and the Vendors’ Representative.
“Paying Agent” means the payments administrator to be mutually agreed to by the Company and the Purchaser, acting reasonably.
“Payoff Letters” means the payoff letters contemplated under Section 3.4 of the Arrangement Agreement, indicating the amount required to discharge the portion of the Closing Indebtedness applicable to the holder of such indebtedness at the Effective Time.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.
8.“Per Share Common Share Consideration” means the amount equal to the quotient obtained by dividing: (A) the Common Share Consideration (as defined in the Arrangement Agreement) to be distributed to the holders of Common Shares pursuant to Section 3.1(b)(viii) of the Arrangement Agreement; by (B) the aggregate number of Common Shares outstanding immediately prior to the Effective Time, together with the Common Shares that are issued upon the deemed exercise of the Converted Warrants pursuant to Section 2.2(c).
9.“Per Share Class A Preferred Share Consideration” means $1,000, being 100% of the face value of a Class A Preferred Share.
10.“Per Share Class A2 Preferred Share Consideration” means $1,000, being 100% of the face value of a Class A2 Preferred Share.
“Preferred Shareholders” means the holders of the Preferred Shares.
“Preferred Shares” means, collectively, all of the issued and outstanding Class A Shares and Class A2 Shares in the capital of the Corporation.
“Purchaser” means Curo Intermediate Holdings Corp., a corporation incorporated under the laws of Delaware (together with its successors and permitted assigns).
“Representative” has the meaning ascribed thereto in the Arrangement Agreement.
“Second Earn-Out Payment” has the meaning ascribed thereto in the Arrangement Agreement.
“Securities” means the Common Shares, the Preferred Shares and the Warrants.
“Securityholder” means at any time, any holder of Common Shares, Preferred Shares or Warrants.
“Shares” means all of the Common Shares and the Preferred Shares.
“Shareholders” means the holders of Shares (including both registered and beneficial holders).
“SPF” means SPF Securitized Products Master Fund Ltd.
“SPF Warrant Consideration” means an amount equal to $2,000,000, $1,000,000 of which is payable in cash as an Opco Transaction Expense, and $1,000,000 of which the Purchaser shall cause to be paid as a Class B Renewal Fee under the Third Amended and Restated Credit Agreement dated January 28, 2021 among Flexiti Financing SPE Corp., Opco, the various lenders thereunder, Credit Suisse AG, New York Branch (in its capacity as facility agent), TSX Trust Company and Credit Suisse AG, New York Branch (in its capacity as syndication agent, documentation agent and lead arranger).
“SPF Cancelled Warrants” means the 252,101 issued and outstanding share purchase warrants of the Corporation registered in the name of SPF that are each exercisable for one Common Share at an aggregate exercise price of $4,500,000, as adjusted pursuant to their terms from time to time.

“SPF Warrant Settlement Agreement” means the warrant settlement agreement between SPF, the Corporation, FLX Holdco, the Parent and the Purchaser dated as of the date of the Arrangement Agreement.
“Supplemental Earn-Out Payment” has the meaning ascribed thereto in the Arrangement Agreement.
“Tax Act” means the Income Tax Act (Canada), as amended.
“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax, including income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping and all employment insurance, health insurance and Canada, Québec and other Governmental Authority pension plan premiums or contributions.
“Vendors” has the meaning ascribed thereto in the Arrangement Agreement, and “Vendor” means one of the Vendors.
“Vendors’ Representative” means Shareholder Representative Services LLC, a corporation formed under the laws of the State of Colorado.
“Warrantholders” means the holders of Warrants.
“Warrants” means all of the Converted Warrants and the Cancelled Warrants.
Section 1.2    Sections and Headings
The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement. References to “include”, “includes” or “including” and the like shall be construed, in each case, as if followed by the words “but without limitation”.
Section 1.3    Number, Gender and Persons
In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.
Section 1.4    Currency
Unless otherwise specified, all references to amounts of money in the Plan of Arrangement refer to the lawful currency of Canada.
Section 1.5    Dates
Unless otherwise specified, time periods within, or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day, if the last day of the period is not a Business Day.

Section 1.6    Statutes; Agreements
A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule. A reference to an agreement, indenture, debenture or contract will be deemed to be a reference to such document as supplemented, amended, restated, replaced or otherwise modified from time to time.
Section 1.7    Time of the Essence
Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal and Election Form are local time in Toronto, Ontario, unless otherwise stipulated herein or therein.
Article 2
ARRANGEMENT

Section 2.1    Binding Effect
This Plan of Arrangement, upon the issuance of the Certificate of Arrangement, will become effective at, and be binding at and after, the Effective Time on (i) the Corporation, (ii) the Purchaser, (iii) the Parent, (iv) FLX Holdco, (v) the Vendors, (vi) the Earn-Out Recipients, (vii) all registered and all beneficial holders of Shares (including Dissenting Holders) and Warrants, (viii) the Vendors’ Representative, (ix) the Paying Agent and all other Persons, in each case, without any further authorization, act or formality on part of any Person.
Section 2.2    Arrangement
Each of the following events shall occur and shall be deemed to occur sequentially as set out below, in each case, unless stated otherwise, effective as at five minute intervals, commencing at the Effective Time:
Capital Dividend and Waiver
(a)    the Corporation shall declare and pay, and shall be deemed to declare and pay, a dividend in the amount of $2,032,055 pursuant to section 83(2) of the Income Tax Act on the Common Shares held by [***] having regard to the waiver below (the “Capital Dividend”), of which $625,055 shall be satisfied through set-off against an equivalent amount owed to the Corporation by [***] and $1,407,000 shall be satisfied by payment in cash; and:
(i)    each holder of a Class A Preferred Share or Class A2 Preferred Share shall be deemed to have consented in writing to the declaration and payment of the Capital Dividend; and
(ii)    each holder of a Common Share (other than [***], solely in his capacity as such) shall be deemed to have waived any right or entitlement to participate in or receive the Capital Dividend;
Warrants
(b)    each Cancelled Warrant outstanding immediately prior to the Effective Time shall, notwithstanding the terms of such Cancelled Warrant, without any further action by or on behalf of the holder thereof be immediately cancelled for, in the case of the NELI

Cancelled Warrants, no consideration, and in the case of the SPF Cancelled Warrants, the SPF Warrant Consideration, and:
(i)    each holder of an Cancelled Warrant shall cease to be the holder of such Cancelled Warrant and to have any rights as a holder of such Cancelled Warrant;
(ii)    all agreements and certificates relating to such Cancelled Warrant shall be terminated and shall have no further effect and the Corporation shall have no liabilities or obligations with respect to such agreements and certificates; and
(iii)    each holder of an Cancelled Warrant shall be removed from the register of Warrants maintained by the Corporation;
(c)    each Converted Warrant outstanding immediately prior to the Effective Time shall be deemed to be exercised for one underlying Common Share issuable upon the exercise thereof, and the Corporation shall be deemed to issue one underlying Common Share issuable upon the exercise thereof to such holder in exchange for receiving the exercise price; and
(i)    each holder of a Converted Warrant shall cease to be the holder of such Converted Warrant and to have any rights as the holder of such Converted Warrant other than the right to be paid thereafter the consideration to which such holder is entitled as a holder of a Common Share pursuant to Section 2.2(g) of this Plan of Arrangement, at the time and in the manner specified in Section 2.2(g);
(ii)    all agreements and certificates relating to such Converted Warrant shall be terminated and shall have no further effect and the Corporation shall have no liabilities or obligations with respect to such agreements and certificates; and
(iii)    each holder of such Converted Warrant shall be removed from the register of Warrants maintained by the Corporation and added to the register of Common Shares maintained by the Corporation as the holder of one Common Share;
Dissenting Holders
(d)    at 1:00 am (Toronto time) on the Effective Date, each of the Common Share or Preferred Share held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised before the Effective Time shall be deemed to have been transferred, without any further act or formality by or on behalf of any Dissenting Holder, to FLX Holdco (free and clear of all Liens) in consideration for a debt claim against FLX Holdco for the amount determined under ARTICLE 3, and:
(i)    such Dissenting Holder shall cease to be the holder of such Common Shares or Preferred Shares, as the case may be, and to have any rights as a Shareholder other than the right to be paid fair value for such Common Shares or Preferred Shares, as the case may be, as set out in Section 3.1;
(ii)    each such Dissenting Holder that is a holder of Common Shares is made an Earn-Out Recipient in respect of his, her or its Common Shares solely for purposes of Article VIII of the Arrangement Agreement and shall be bound by, solely in his, her or its capacity as an Earn-Out Recipient, as fully as though such holder were a signatory to the Arrangement Agreement, all of the applicable terms and provisions of Article VIII of the Arrangement Agreement as it relates to an Earn-Out Recipient, including but not limited to, being severally liable for the indemnification obligations of the Earn-Out Recipients to the Purchaser and its directors, officers, employees, agents and Representatives under the Arrangement Agreement, but in each case, subject to the limitations on indemnification and other liability set forth in Article VIII of the Arrangement Agreement;
(iii)    such Dissenting Holder’s name shall be removed as the holder of Common Shares or Preferred Shares, as the case may be, from the applicable register of Shareholders maintained by the Corporation; and
(iv)    FLX Holdco shall be deemed to be the transferee of such Common Shares or Preferred Shares, as the case may be, free and clear of all Liens (other than the right to be paid fair value for such Common Shares or Preferred Shares, as the case may be, as set out in Section 3.1),and shall be entered as the legal and beneficial holder of such Common Shares or Preferred Shares, as the case may be, in the applicable register of Shareholders maintained by the Corporation;
Preferred Shares
(e)    simultaneously with the transaction in Section 2.2(d), each Class A Preferred Share outstanding immediately prior to the Effective Time (other than Class A Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(d)) shall, without any further action by or on behalf of the holder of such Class A Preferred Share, be deemed to be assigned and transferred by the holder thereof to FLX Holdco (free and clear of all Liens) in exchange for the Per Share Class A Preferred Share Consideration, and:
(i)    each holder of a Class A Preferred Share shall cease to be the holder of such Class A Preferred Share and to have any rights as a holder of such Class A Preferred Share other than the right to be paid the Per Share Class A Preferred Consideration in accordance with this Plan of Arrangement;
(ii)    each holder’s name shall be removed from the register of the Class A Preferred Shares, as maintained by the Corporation; and
(iii)    FLX Holdco shall be deemed to be the transferee of such Class A Preferred Shares (free and clear or all Liens) and shall be entered as the legal and beneficial holder of such Class A Preferred Shares in the register of the Class A Preferred Shares, as maintained by the Corporation;
(f)    simultaneously with the transaction in Section 2.2(d), each Class A2 Preferred Share outstanding immediately prior to the Effective Time (other than Class A2 Preferred Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(d)) shall, without any further action by or on behalf of the holder of such Class A2 Preferred Share, be deemed to be assigned and transferred by the holder thereof to FLX Holdco (free and clear of all Liens) in exchange for the Per Share Class A2 Preferred Share Consideration and:
(i)    each holder of a Class A2 Preferred Share shall cease to be the holder thereof and to have any rights as the holder of such Class A2 Preferred Share other than the right to be paid the Per Share Class A2 Preferred Share Consideration in accordance with this Plan of Arrangement;

(ii)    each holder’s name shall be removed from the register of the Class A2 Preferred Shares, as maintained by the Corporation; and
(iii)    FLX Holdco shall be deemed to be the transferee of such Class A2 Preferred Shares (free and clear or all Liens) and shall be entered as the legal and beneficial holder of such Class A2 Preferred Shares in the register of the Class A2 Preferred Shares, as maintained by the Corporation;
Common Shares
(g)    simultaneously with the transaction in Section 2.2(d), each Common Share (other than Common Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised under Section 2.2(d)), including each Common Share issued pursuant to Section 2.2(c), shall, without any further action by or on behalf of the holder of such Common Share, be deemed to be assigned and transferred by the holder thereof to FLX Holdco (free and clear of all Liens) in exchange for the Per Share Common Share Consideration, and:
(i)    each holder of a Common Share shall cease to be the holder of such Common Share and to have any rights as a holder of such Common Share other than the right to be paid the Per Share Common Share Consideration in accordance with this Plan of Arrangement;
(ii)    each such holder of a Common Share is made an Earn-Out Recipient for all purposes of and under the Arrangement Agreement and this Plan of Arrangement and shall receive the Earn-Out Consideration up to such holder’s Earn-Out Proportion of the amount determined by the FFI Earn-Out Formula, if and to the extent Earn-Out Consideration is payable under the Arrangement Agreement;
(iii)    each such holder of a Common Share shall be bound by, solely in his, her or its capacity as an Earn-Out Recipient, as fully as though such holder were a signatory to the Arrangement Agreement, all of the applicable terms and provisions of the Arrangement Agreement, including Article VIII thereof as it relates to an Earn-Out Recipient, including but not limited to, being severally liable for the indemnification obligations of the Earn-Out Recipients to the Purchaser and its directors, officers, employees, agents and Representatives under the Arrangement Agreement, but in each case, subject to the limitations on indemnification and other liability set forth in Article VIII of the Arrangement Agreement;
(iv)    each such holder’s name shall be removed from the register of Common Shares maintained by or on behalf of the Corporation; and
(v)    FLX Holdco shall be deemed to be the transferee of such Common Share (free and clear of all Liens) and shall be entered as the legal and beneficial holder of such Common Shares in the register of Common Shares maintained by or on behalf of the Corporation.
Vendors
(h)    simultaneously with the transaction in Section 2.2(d), each holder of Securities outstanding immediately prior to the Effective Time (other than holders of Cancelled Warrants, solely in their capacity as such) is made a Vendor for all purposes of and under the Arrangement Agreement and this Plan of Arrangement and is bound by, solely in his, her or its capacity as a Vendor, as fully as though such holder were a signatory thereto, all of the applicable terms and provisions of the Arrangement Agreement, including Article III and Article V thereof as they relate to a Vendor.
Section 2.3    Appointment of Vendors’ Representative
Shareholder Representative Services LLC shall be appointed to act as the Vendors’ Representative on behalf of the Vendors, including the Earn-Out Recipients and the Significant Selling Securityholders, in accordance with Section 9.13 of the Arrangement Agreement.
Section 2.3    Transfers Free and Clear
Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.
Section 2.4    Dividends and Distributions
Except as contemplated under Section 2.2(a) above, no dividend or other distribution declared or made after the Effective Time with respect to the Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Shares.
Article 3
RIGHTS OF DISSENT

Section 3.1    Rights of Dissent
Each registered holder of Common Shares and Preferred Shares may exercise dissent rights with respect to any Common Shares or Preferred Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 3.1, provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Corporation not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Holder that duly exercises such holder's Dissent Rights shall be deemed to have transferred the Common Shares and Preferred Shares held by such holder and in respect of which Dissent Rights have been validly exercised to FLX Holdco free and clear of all Liens (other than the right to be paid fair value for such Common Shares and Preferred Shares, as the case may be, as set out in this Section 3.1), as provided in Section 2.2(d) and if they:
(a)    ultimately are entitled to be paid fair value for such Common Shares and Preferred Shares, as the case may be: (i) shall be deemed not to have participated in the transactions in ARTICLE 2 (other than Section 2.2(d)); (ii) shall be entitled to be paid the fair value of such Common Shares and Preferred Shares, as the case may be, by the Purchaser, on behalf of FLX Holdco, which fair value, notwithstanding anything to the contrary contained in the CBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted, minus, in the case of a holder of Common Shares who has validly exercised Dissent Rights, such holder’s Earn-Out Proportion of any amount owing under Article VIII of the Arrangement Agreement; and (iii) shall not be entitled to any other payment or consideration, including any Earn-Out Payment or other payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares and Preferred Shares, as the case may be; or

(b)    ultimately are not entitled, for any reason, to be paid fair value for such Common Shares and Preferred Shares, as the case may be, shall be deemed to have participated in the Arrangement on the same basis as a Shareholder that is not a Dissenting Holder.
Section 3.2    Rights of Dissent
(a)    In no circumstances shall the Purchaser, FLX Holdco, the Corporation or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Common Shares or registered holder of Preferred Shares in respect of which such rights are sought to be exercised.
(b)    For greater certainty, in no case shall the Purchaser, FLX Holdco, the Corporation or any other Person be required to recognize Dissenting Holders as holders of Common Shares or Preferred Shares, as the case may be, in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.2(d), and the names of such Dissenting Holders shall be removed from the applicable registers of holders of Common Shares or Preferred Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.2(d) occurs.
(c)    In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Warrantholders, and (ii) holders of Common Shares and Preferred Shares, as the case may be, who vote or have instructed a proxyholder to vote such Common Shares and Preferred Shares, as the case may be, in favour of the Arrangement Resolution (but only in respect of such Common Shares or Preferred Shares).
Article 4
PAYMENTS AND RELATED MATTERS

Section 4.1    Payment; Exchange of Certificates for Cash
(1)    Prior to filing of the Articles of Arrangement, the Purchaser will make or cause to be made one or more loans (i) to FLX Holdco, the proceeds of which will be used to pay, and FLX Holdco will direct the Purchaser to pay, the Consideration (other than with respect to Shareholders who have validly exercised their Dissent Rights), in cash, and (ii) to the Corporation, the proceeds of which the Corporation will direct the Purchaser to deposit or arrange to be deposited in cash by the Corporation, with the Paying Agent in satisfaction of the aggregate amount payable to the payees of the Opco Closing Indebtedness, and the payee of the Interim Funding Amount, and the payees of the Opco Transaction Expenses as set forth in Section 4.1(4) of this Plan of Arrangement. Upon the deposit of the cash amounts in (i), the Purchaser, the Parent, the Corporation, and FLX Holdco, shall be fully and completely discharged from their respective obligations to pay the Consideration to former registered holders of Corporation Securities, and such former registered holders of Corporation Securities shall be limited to receiving, subject to them complying with Section 4.1(2), their respective portion of the Consideration.
(2)    Upon surrender to the Paying Agent for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares, or Converted Warrants that were deemed to have been exercised for Shares, that were transferred to FLX Holdco pursuant to Section 2.2(g), together with a duly completed and executed Letter of Transmittal and Election Form and such other documents and instruments as the Paying Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor from the Paying Agent and the Paying Agent shall deliver to such holder, a cheque (or other form of immediately available funds) representing the amount of cash which such holder has the right to receive in exchange therefor under this Plan of Arrangement, in each case, less any amounts withheld pursuant to Section 4.5, and the certificate so surrendered shall forthwith be cancelled. In the event of a prior transfer of ownership of Corporation Securities which was not registered in the applicable securities register of the Corporation, the amount of cash may be paid to the transferee if the certificate representing such transferred Corporation Securities is presented to the Paying Agent, accompanied by a duly completed and executed Letter of Transmittal and Election Form and, together with all further documents required to evidence and effect such transfer.
(3)    Upon surrender to the Paying Agent for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Converted Warrants that were deemed to have been exercised for Company Shares pursuant to Section 2.2(c), that were transferred to the Purchaser pursuant to Section 2.2(g), the holder of such surrendered certificate shall be entitled to receive in exchange therefor from the Paying Agent and the Paying Agent shall deliver to such holder, a cheque (or other form of immediately available funds) representing the amount of cash which such holder has the right to receive in respect of such Converted Warrants pursuant to this Plan of Arrangement, in each case, less any amounts withheld pursuant to Section 4.5, and the certificate so surrendered shall forthwith be cancelled.
(4)    As soon as practicable after the Effective Time, the Paying Agent shall pay, in accordance with the terms of the Arrangement Agreement, for and on behalf of the Corporation, to each (i) payee of Opco Closing Indebtedness and the Interim Funding Amount, as set forth in the Payoff Letters and the Flow of Funds Memorandum, and (ii) payee of Opco Transaction Expenses, as set forth in the Flow of Funds Memorandum, in each case for and on behalf of the Corporation, the amount in cash of the Opco Closing Indebtedness and the Interim Funding Amount and Opco Transaction Expenses owed to that payee.
Section 4.2    Closing Consideration Schedule and Flow of Funds Memorandum
The aggregate amount payable pursuant to this Plan of Arrangement to a holder of Shares for all of such holder’s Shares (including any Common Shares issued pursuant to Section 2.2(c)), and the aggregate amount to be withheld from such amount pursuant to Section 4.5 shall be set forth across from such holder’s name in the Closing Consideration Schedule. Any payment contemplated to be made pursuant to this Plan of Arrangement shall be made in accordance with the Flow of Funds Memorandum.
Section 4.3    Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Corporation Securities that were transferred (or that were deemed to have been converted pursuant to Section 2.2(c) and then transferred) pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, such Person shall be paid the amount to which such Person is entitled pursuant to Section 2.2 and Section 4.1 had such certificate not been lost, stolen or destroyed. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash is to be paid shall have, as a condition precedent to the payment thereof, provided a bond satisfactory to the Paying Agent, in such amount as the Corporation may direct, or otherwise indemnify Corporation, in a manner reasonably satisfactory to it against any claim that may be made against Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 4.4    Extinction of Rights
(a)    Any certificate which immediately prior to the Effective Time represented outstanding Corporation Securities (other than in respect of the Cancelled Warrants) shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.4, less any amounts withheld pursuant to Section 4.5. Any such certificate that is not deposited with all other instruments required by this Section 4.4 on or prior to the second (2nd) anniversary of the

Effective Time shall cease to represent a claim or interest of any kind or nature. On such date, the cash to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled from FLX Holdco, shall be deemed to have been forfeited to FLX Holdco for no consideration. None of the Parties shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(b)    Any payment made by way of cheque by the Paying Agent pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Paying Agent or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the second anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Corporation, as applicable, for no consideration.
(c)    No Corporation Securityholder shall be entitled to receive any consideration with respect to Corporation Security, other than any cash payment to which such holder is entitled to receive in accordance with Section 2.2 and Section 4.1 and, for greater certainty, notwithstanding the terms of such Company Securities or otherwise and regardless of any delay making any payment contemplated by this ARTICLE 4, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith.
Section 4.5    Withholding Rights
Notwithstanding anything to the contrary contained in the Arrangement Agreement or this Plan of Arrangement, Corporation, FLX Holdco and the Paying Agent shall be entitled to deduct and withhold from any payment to any Corporation Securityholder such amounts as Corporation, FLX Holdco or the Paying Agent determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under Tax laws or any other applicable Laws. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding was made.
Article 5
AMENDMENTS

Section 5.1    Amendments to the Plan of Arrangement
(1)    Corporation and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Corporation and the Purchaser (subject to the Arrangement Agreement), (iii) filed with the Court and, if made following the Corporation Meeting, approved by the Court, and (iv) communicated to the holders of Corporation Securities if and as required by the Court.
(2)    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Corporation or the Purchaser at any time prior to the Corporation Meeting, provided that the other Party (subject to the Arrangement Agreement) shall have each consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Corporation Meeting in accordance with the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(3)    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Corporation Meeting but prior to the Effective Date shall be effective only (i) if it is consented to in writing by each of the Corporation and the Purchaser, and (ii) if required by the Court, it is consented to by holders of the applicable Corporation Securities in the manner directed by the Court.
(4)    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by the Corporation and the Purchaser, collectively, provided that it is filed with the Court and it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Shareholder.
article 6
EFFECT OF ARRANGEMENT AND RELEASE

Section 6.1    Effect of Arrangement and Release
After the Effective Time, (i) this Plan of Arrangement shall take precedence and priority over any and all Corporation Securities outstanding prior to the Effective Time; (ii) the rights and obligations of the Corporation Securityholders shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; (iii) all Claims shall be released and discharged and shall be deemed to have been settled, compromised and determined without liability. Notwithstanding the foregoing, nothing contained in this Plan of Arrangement shall limit the right of a Securityholder that is an Earn-Out Recipient to receive any Earn-Out Consideration or any amount payable pursuant to Section 3.7 of the Arrangement Agreement, if as and when payable, pursuant to the Arrangement Agreement.
Article 7
FURTHER ASSURANCES

Section 7.1    Further Assurances
Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in Section 2.2, without any authorization, act or formality, each of the Corporation and the Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

SCHEDULE "B", PART I

ARRANGEMENT RESOLUTION

[***]

B-1

SCHEDULE "B", PART II

ARRANGEMENT RESOLUTION

[***]
B-2

SCHEDULE “C”
Representations and Warranties Regarding The Company
(a)Incorporation and Corporate Power
The Company and each of its Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and each of them has the corporate power and authority to own and operate their respective property and Assets and carry on the Business. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement.
(b)Corporate Authorization
The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it is a party:
(i)has been duly authorized by all necessary corporate action on the part of the Company; and
(ii)does not (or would not with the giving of notice or the passage of time) result in a breach or a violation of, or conflict with, any of its constating documents or by-laws or any shareholders’ agreement to which it is a party or subject or by which it is bound or affected. This Agreement and the Transaction Documents to which it is a party constitute legal, valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms.
(c)No Conflict with Authorizations, Laws, etc.
The execution or delivery of, or the performance of obligations under, or the matters contemplated by, this Agreement and each of the Transaction Documents to which it is a party do not (or would not with the giving of notice or the passage of time):
(i)result in a breach or a violation of, or cause the termination or revocation of, any Authorization to which it is a party or bound by;
(ii)result in a breach or a violation of, or conflict with, any judgement, Order or decree of any Governmental Authority to which it is a party or bound by; or
(iii)result in a breach or a violation, in each case in any material respect, of any applicable Law, by the Company or any of its Subsidiaries.
(d)No Conflict with Contracts
Except as set forth in Section (d) of the Company Disclosure Letter, the performance by the Company of its obligations under, or the matters contemplated by, this Agreement does not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):
(i)result in a breach or violation of, or conflict with, in each case in any material respect, any Material Contract; or

(ii)result in or give any Person the right to seek, or to cause the termination, cancellation, or amendment of any Material Contract.
(e)Required Authorizations
Except for the Competition Act Approval, there is no requirement for the Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the execution, delivery and performance of this Agreement and the Transaction Documents.
(f)Third Party Consents
Section (f) of the Company Disclosure Letter sets out a complete list of all material notifications required to be given and waivers, approvals and consents required to be obtained by the Company and its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents.
(g)Restrictive Documents
Provided the Required Authorizations are obtained, except as set out in Section (g) of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries is subject to, or a party to, any restriction under its articles, any applicable Law, any claim, any contract or instrument, any Lien or any other restriction of any kind or character which would: (i) prevent or restrict the consummation of the transactions contemplated by this Agreement; (ii) prevent or restrict the compliance by the Company with the terms, conditions and provisions hereof; (iii) prevent or restrict the operation of the Business after the date hereof; or (iv) to the knowledge of the Company, limit the freedom of the Company or any of its Subsidiaries to: (a) compete in any line of business or geographic area in respect of point-of-sale financing to consumers for the purchase of goods and services at retailers in the jurisdictions set out in Section (g) of the Company Disclosure Letter, (b) acquire goods or services material to the Business from any supplier, (c) except as required by applicable Law, establish the prices at which it may sell any goods or services in such lines of business and jurisdictions, (d) sell goods or services to any customer or potential customer in such lines of business and jurisdictions, or (e) transfer or move any of its assets or operations in such lines of business and jurisdictions.
(h)Authorized and Issued Capital
The authorized and issued share capital of the Company is set forth in Section (h) of the Company Disclosure Letter. Except as set forth in Section (h) of the Company Disclosure Letter, the Company Common Shares, the Company Preferred Shares, the Special Voting Share, the Options and the Company Warrants represent the only issued and outstanding shares of capital stock or other ownership interests of the Company. The name of each registered owner of each issued and outstanding security of the Company and the number and class of the security owned by such Person is set forth in Section (h) of the Company Disclosure Letter. The rights, privileges, restrictions and conditions attached to the issued and outstanding shares of the Company are as set out in the Company Articles. All of the securities of the Company (including the Company Common Shares, the Company Preferred Shares and the Special Voting Share) have been duly authorized and validly issued and are fully paid and non-assessable, and except for the FLX USA (which will be terminated if approved under the Company Plan of Arrangement on Closing) or as set forth in the Company Articles and the by-laws of the Company, are free and clear of any pre-emptive rights, restrictions on transfer or, except as set forth in Section (h) of the Company Disclosure Letter, to the knowledge of the Company, Liens. At Closing, pursuant to the Plans of Arrangement, if approved, the Purchaser will, directly or directly, acquire 100% of the issued and outstanding shares of capital stock or other ownership interest in the Company and its

Subsidiaries (including all securities or obligations at the time of Closing, if any, convertible into or exchangeable for, at any time, shares or other securities of the Company or any of its Subsidiaries, including any options, warrants or other rights in respect of the share or other securities of the Company and its Subsidiaries).
(i)Sufficiency of Assets
The Business is the only business operation carried on by the Company and its Subsidiaries and the Assets include all rights, assets and property necessary for the conduct of the Business after Closing substantially in the same manner as it was conducted prior to Closing.
(j)Dividends and Other Distributions
Except as set forth in Section (j) of the Company Disclosure Letter, since the Reference Date, neither the Company nor any if its Subsidiaries have declared or paid any dividends (whether in cash or in kind) or declared or made any other distribution on any of its shares or other securities and have not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing.
(k)Officers and Directors
A true and complete list of all of the directors and officers of the Company and each of its Subsidiaries as at the date of this Agreement is set out in Section (k) of the Company Disclosure Letter.
(l)Unanimous Shareholders’ Agreement
Except for the FLX USA and its previous versions (which FLX USA will be terminated on Closing per the Company Plan of Arrangement, if approved) the Company has never been a party to, subject to, or affected by, any unanimous shareholders’ agreement or declaration. To the knowledge of the Company, other than the FLX USA, there are no shareholder agreements, pooling agreements, voting trusts, proxies or other similar agreements with respect to the ownership or voting of any of the securities of (i) the Company that can reasonably be expected to prevent the Company Arrangement Resolution from being approved at the Company Meeting; and (ii) Opco that can reasonably be expected to prevent the Opco Arrangement Resolution from being approved at the Opco Meeting.
(m)Corporate Records
The Corporate Records have been delivered or made available to the Purchaser. Except as set forth in Section (m) of the Company Disclosure Letter, the Corporate Records are complete and accurate in all material respects and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with the articles and by-laws of the Company and its Subsidiaries, and in compliance in all material respects with all applicable Laws. The articles, and by-laws for the Company and each of its Subsidiaries contained in the Corporate Records are in full force and effect unamended.
(n)Subsidiaries
(i)The Company has provided a true and correct list of its Subsidiaries in Section (n) of the Company Disclosure Letter. Each such Subsidiary has the issued and authorized share capital, ownership, jurisdiction of incorporation and registered head office identified therein. The name of each registered and (to the knowledge of the Company in the case of securities of Opco not registered in the name of the Company or NELI Financial Incorporated) beneficial owner of securities of each of the Company’s Subsidiaries and the number and class of securities owned by such Person is set forth in Section (n) of the Company Disclosure Letter. Except as set forth in Section (n) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. The rights, privileges, restrictions and conditions attached to the issued and outstanding shares of each of the Company’s Subsidiaries are as set out in their respective articles. All of the securities of each of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section (n) of the Company Disclosure Letter, as contained in the articles and by-laws of each Subsidiary or with respect to the Opco Preferred Shares or the Opco Common Shares not registered in the name of the Company, there is no Lien, pre-emptive rights, restrictions on transfer or third party right over the share capital or other equity interest of any Subsidiary and there is no agreement to create any Lien or any such right. Except as set forth in Section (n) of the Company Disclosure Letter or as contained in the articles and by-laws of Opco, there is, to the knowledge of the Company, no Lien, pre-emptive rights, restrictions on transfer or third party right over Opco Preferred Shares or the Opco Common Shares not registered in the name of the Company, and there is no agreement to create any Lien or any such right.
(ii)Except as set forth in Section (n) of the Company Disclosure Letter, there are no outstanding or authorized (i) securities or obligations convertible into or exchangeable for, at any time, shares or other securities of any Subsidiary, (ii) options, warrants or other rights to purchase shares or other securities of any Subsidiary, or (iii) repurchase or redemption rights in respect of the shares or other securities of any Subsidiary.
(iii)There are no voting trusts, proxies or other similar agreements with respect to the voting of any securities of any Subsidiary (other than the Opco Preferred Shares and the Opco Common Shares not registered in the name of the Company). To the knowledge of the Company, there are no voting trusts, proxies or other similar agreements with respect to the voting of the Opco Preferred Shares and the Opco Common Shares.
(o)Qualification
Opco is duly qualified, licenced or registered to carry on the Business in the jurisdictions set out in Section (o) of the Company Disclosure Letter, such jurisdictions being the only jurisdictions where Opco and its Subsidiaries carry on the Business. Other than Opco, none of the Company or any of its Subsidiaries carry on any business in any jurisdiction.
(p)Conduct of Business in Ordinary Course
Except as set forth in Section (p) of the Company Disclosure Letter, since the Reference Date, the Business has been carried on in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries have since the Reference Date:
(i)experienced any change in their financial conditions or operations other than as disclosed in the Financial Statements and other than changes in the ordinary course, none of which has had a Company Material Adverse Effect;
(ii)other than in the ordinary course consistent with past practice, sold, transferred or otherwise disposed of any Assets except assets which are obsolete;
(iii)granted or suffered any Lien upon any of the Assets other than Permitted Liens;

(iv)made any capital expenditures that exceed those capital expenditures in the financial model that was made available to the Purchaser;
(v)other than in the ordinary course, paid any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) to any one party;
(vi)incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary course of business;
(vii)discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary course of business;
(viii)other than advances under existing indebtedness and ordinary course trade payables, or advances to Customers in the ordinary course pursuant to Account Agreements, increased its indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the obligation of any Person;
(ix)other than in the ordinary course, cancelled any debts or claims owed to it or amended, terminated or waived any rights of value to it;
(x)other than payments of commission for referrals in the ordinary course and $647,288.72 and $355,393.42 paid by the Company to Employees on September 3, 2020 and December 15, 2020, respectively, in accordance with the terms of the employment Contracts with such Employees in respect of 2019 Employee bonus entitlements, made any bonus or made any profit sharing distribution or similar payment of any kind;
(xi)other than in the ordinary course, made any change in the salary or bonus entitlements or other compensation of any officer, director or Employee;
(xii)made any payment to an officer, director, former director, Employee or related party other than at the regular rates payable by way of salary (or other forms of remuneration paid in the ordinary course) or for the reimbursement of expenses incurred in the ordinary course;
(xiii)entered into any change of control agreement with any officer, director, former director, Employee, former employee or related party;
(xiv)improved or changed the benefits provided under any Benefit Plan or has established, or committed to establish, any new Benefit Plan;
(xv)removed or appointed any auditor or director or terminated or hired any officer;
(xvi)suffered any extraordinary loss, damage or destruction, whether or not covered by insurance;
(xvii)entered into any material commitment or transaction not in the ordinary course of business;
(xviii)terminated or suffered the termination of, any Material Contract other than due to its expiration in accordance with its terms and not as a result of the potential completion of the transactions contemplated by this Agreement or entered into or materially amended any Material Contract, except for amendments entered into prior to the date hereof, which amendments have been made available to the Purchaser;

(xix)other than in the ordinary course consistent with past practice, written down the value of any property or assets owned or used by the Company or any of its Subsidiaries, including capital lease assets, except on account of depreciation and amortization in the ordinary course;
(xx)increased its reserves for contingent liabilities;
(xxi)made any forward purchase commitments either in excess of the requirements of the Company and its Subsidiaries for normal operating purposes or at prices higher than the current market prices;
(xxii)compromised or settled any litigation or governmental action, other than claims collection matters;
(xxiii)cancelled or reduced any insurance coverage;
(xxiv)made any material change in the method of billing or the credit terms made available to the customers of the Business;
(xxv)made any change in any method of accounting or auditing policies or practices, other than certain accounting changes adopted in the Company’s financial statements for the year ended June 30, 2020;
(xxvi)amended its organizational documents or structure; or
(xxvii)authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.
(q)Compliance with Laws
(i)None of the Company, its Subsidiaries, nor to the knowledge of the Company any director, officer, agent, Employee or other Person acting on behalf of the Company or its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or its Subsidiaries: (i) used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made, or authorized the making of, any direct or indirect unlawful payments to any Canadian or foreign government official or Employee from corporate funds; (iii) violated or is in violation of any provision of the Canadian Corruption of Foreign Public Officials Act, the United States Foreign Corrupt Practices Act or any similar act under any applicable Law that the Company is subject to; or (iv) made, or authorized the making of, any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or Employee.
(ii)Each of the Company and its Subsidiaries is, and has at all times been, conducting the Business in compliance in all material respects with applicable Laws. No event has occurred and no circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation or a failure to comply in any material respect with any Laws applicable to the Business, the Company or the Subsidiaries, and neither the Vendors, the Company nor any of the Company’s Subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws. There have been no adverse findings by a Governmental Authority relating to the Business or the Accounts which would reasonably be expected to result in the Company or any of its Subsidiaries being required to take any remedial action.

(r)AML Laws
(i)For purposes of this Section (r), a reference to the Company includes its Subsidiaries and their respective directors, officers, Employees and other Persons acting on their behalf, directly or indirectly.
(ii)The Company and its Subsidiaries are in compliance in all material respects with all AML Laws applicable to it. The Company is not the subject of any examination, inquiry or enforcement proceedings (or, to the knowledge of the Company, any investigations) by or before any Governmental Authority regarding any offence or alleged offences under any AML Laws and, to the knowledge of the Company, no such examination, investigation, inquiry or proceeding is pending or has been threatened.
(s)Business Authorizations
The Company or its Subsidiaries own, possess or use in the operation of the Business, all Authorizations which are necessary for them to conduct the Business as currently conducted or for the ownership and use of the Assets. A complete and accurate list of such Authorizations are set out in Section (s) of the Company Disclosure Letter, true and complete copies of which have been delivered or made available to the Purchaser. Each such Authorization is valid, subsisting and in good standing, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation of such Authorization to the knowledge of the Company. There is no agreement, judgment, Order or decree restricting the Business and, to the knowledge of the Company, no proceedings are pending or threatened to revoke or limit any Authorization, and all necessary steps have been taken and filings made on a timely basis with respect to each Authorization and its renewal.
(t)Title to the Assets
The Company and its Subsidiaries have good and marketable title to all of the Assets that they purport to own. The Company and/or its Subsidiaries have legal and beneficial ownership of the Assets free and clear of all Liens other than Permitted Liens. No other Person owns any of the Assets being used in the Business except for the Leased Properties and personal moveable property leased to the Company.
(u)No Options, etc.
Except as set forth in Section (u) of the Company Disclosure Letter, no Person, other than the Purchaser pursuant to this Agreement, has any written or oral agreement, option or warrant or any right or privilege (whether by law or pre-emptive or contractual right) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued equity interests of the Company or its Subsidiaries, or of any securities of the Company or its Subsidiaries, and no equity interests of the Company have been reserved for any purpose. Except as set forth in Section (u) of the Company Disclosure Letter, there are no securities or obligations convertible into or exchangeable for, at any time, shares or other securities of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable into securities having the right to vote) on any matters on which shareholders of the Company must vote. There are no outstanding contractual obligations of the Company which require the Company to repurchase, redeem or otherwise acquire any equity interests of the Company, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no equity interest appreciations, rights, phantom equity or similar rights, agreements, arrangements or commitments, in each case based on the book value, income or any other attribute of the Company.

(v)Leases and Leased Property
(i)Neither the Company nor any of its Subsidiaries owns or has ever owned, any real property.
(ii)The Company is not a party to, or under any agreement to become a party to, any real property lease other than the Leases, true, correct and complete copies of which have been made available to the Purchaser and, except as set forth in Section (v) of the Company Disclosure Letter, no changes have been made to any of the Leases since such Leases were made available to the Purchaser. Section (v) of the Company Disclosure Letter sets forth a true, correct and complete description of all real property leased, licensed to or otherwise used or occupied by the Company and its Subsidiaries, including the address thereof, the annual fixed rent, the expiration of the term, any extension options and any security deposits. Each Lease is in good standing in all material respects and creates a good and valid leasehold estate in favour of the Company in the Leased Properties thereby demised and is enforceable in accordance with its terms and is in full force and effect without amendment, except for the amendments set forth in Section (v) of the Company Disclosure Letter. Neither the Company nor its Subsidiaries have leased or sublet as lessor or sublessor, and no Person (other than the Company and its Subsidiaries) is in possession of the Leased Properties. There are no Contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties relating to the use and occupation of the Leased Properties, other than as contained in the Leases. With respect to each Lease where the Company or any of its Subsidiaries is a tenant, except as set forth in Section (v) of the Company Disclosure Letter:
1.all rents and additional rents have been paid;
2.no waiver, indulgence or postponement of the Company’s obligations has been granted by the lessor; and
3.there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the passage of time or the happening of any other event or circumstance, would become a default under each of the Leases or give rise to a right of amendment, acceleration, cancellation or termination of such Lease or restrict the ability of the Company to exercise any of its rights as lessee thereunder, including any rights of renewal or first rights of refusal contained therein.
(iii)The Leased Properties are (i) in good condition and repair (subject to normal wear and tear), and (ii) sufficient for the operation of the Business as it is currently conducted.
(iv)To the knowledge of the Company, there are no certificates of occupancy applicable to the Leased Properties, and no other permits required to be issued in connection with the Leased Properties.
(v)To the knowledge of the Company, none of the Leased Properties, nor their use, operation or maintenance for the purpose of carrying on the Business, violate any restrictive covenant stated in the applicable Lease, and to the knowledge of the Company there are no restrictive covenants, other than those stated in the applicable Lease, that are applicable to the Leased Properties.

(w)Material Contracts
Except as set out in Section (w) of the Company Disclosure Letter (the “Material Contracts”), and the Leases, neither the Company nor Opco is a party to or bound by:
(i)any Contract for the purchase or sale of materials, supplies, equipment or services, excluding Contracts between the Company (or its Subsidiaries) and Merchants: (i) involving, in the case of any such Contract, the payment by or to the Company or any of its Subsidiaries of more than $500,000 (Five Hundred Thousand Dollars) in aggregate (for any single Contract) in any 12-month period, or (ii) which contains minimum purchase commitments or requirements or other terms that restrict or limit the business or activities of the Company or any of its Subsidiaries;
(ii)any promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging or swap arrangement and for greater certainty, includes the Refinanced Debt Documents;
(iii)any Contract for capital expenditures in excess of $500,000 (Five Hundred Thousand Dollars) in the aggregate for any single Contract;
(iv)any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
(v)any collective agreement with an Employee union;
(vi)any Contract with a material vendor to the Business;
(vii)any Contract with an affiliate of the Company or any other Person with whom the Company does not deal at arm’s length within the meaning of the Tax Act;
(viii)any agreement of guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;
(ix)any partnership, joint venture, or other similar Contract, any Contract involving a sharing of profits with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise);
(x)any Material Merchant Agreement; or
(xi)any Contract material to the Business or any of the Assets or any Contract made outside of the ordinary course.
True and complete copies of all Material Contracts have been made available to the Purchaser.
Except as set out in Section (w) of the Company Disclosure Letter, each Material Contract is in full force and effect, unamended and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company, as the case may be, each Material Contract is enforceable against the Company or a Subsidiary of the Company, as the case may be, in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization or other applicable Laws affecting the enforcement of the rights of creditors; the Company or a Subsidiary of the Company, as the case may be, has performed, all obligations required to be performed by it in all material respects and is not, and to the knowledge of the Company no other Person is, in material default under or in material breach of any Material Contract; and no event has occurred which is, or with the passage of time or the giving of notice or both would result in, a material default, breach or event of non-compliance under any Material Contract by the Company or a Subsidiary of the Company. Except as set out in Section (w) of the Company Disclosure Letter, there are no current or, to the knowledge of the Company, pending negotiations with respect to the renewal, repudiation or material amendment of any such Material Contracts.
(x)No Breach of Material Contracts
Except as set forth in Section (x) of the Company Disclosure Letter, the performance by the Company of the matters contemplated by this Agreement and each of the Transaction Documents to which it is a party do not (or would not with the giving of notice or the passage of time):
(i)result in a breach or a violation of, or conflict with any Material Contract in each case in any material respect; or
(ii)result in or give any Person the right to seek, or to cause the termination, cancellation, amendment or renegotiation of any Material Contract.
Each Material Contract is enforceable in accordance with its terms and is in full force and effect, unamended. Except as set forth in Section (x) of the Company Disclosure Letter, no consent of, or notice to, any Person is required in order for the Company to continue to have the full benefit of each Material Contract after Closing.
(y)Intellectual Property Rights
(i)Section (y) of the Company Disclosure Letter sets forth a complete list and a brief description of all Intellectual Property Rights which have been registered, or for which applications for registration have been filed, by or on behalf of the Company or any of its Subsidiaries in any jurisdiction.
(ii)Section (y) of the Company Disclosure Letter sets forth a complete list and brief description of all Contracts and Liens relating to any of the Technology other than off-the-shelf software. Such Contracts are in full force and effect and no material default exists on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, on the part of the other parties thereto.
(iii)Section (y) of the Company Disclosure Letter sets forth a complete list and brief description of the Technology that is material to the Business of which the Company or any of its Subsidiaries is not the sole beneficial and registered owner. Each of the Company and its Subsidiaries is using or holding the Technology of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Technology, all of which such consents or licences are in full force and effect and no material default exists on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, on the part of any of the parties thereto.
(iv)Neither the Company nor any of its affiliates have granted licences to any of the Technology to third parties, other than in furtherance of the Business. FLX Factory S.A.U. has at all material times only developed Intellectual Property Rights in furtherance of the Business.
(v)All of the Intellectual Property Rights owned by the Company or any of its Subsidiaries are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in their abandonment, cancellation or unenforceability, and to the knowledge of the Company or any of its Subsidiaries, all

Intellectual Property Rights owned by the Company or any of its Subsidiaries consisting of issued registrations are valid and enforceable.
(vi)There are no Claims by the Company or any of its Subsidiaries relating to breaches, violations, infringements or interferences with any of the Technology by any other Person and none of the Company or any of its Subsidiaries has any knowledge of any facts upon which such a Claim could be based, and to the Company’s knowledge, no other Person is using any of the Technology so as to breach, violate, infringe or interfere with the rights of the Company or any of its Subsidiaries.
(vii)There are no Claims in progress or pending or to the Company’s knowledge threatened against the Company or any of its Subsidiaries relating to the Technology and to the Company’s knowledge there is no valid basis for any such Claim, and the carrying on of the Company’s business and the carrying on of each Subsidiary’s business and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Technology does not breach, violate, infringe or interfere with any rights of any other Person.
(viii)The Technology does not include any Technology in respect of which any of the Company’s or any of its Subsidiaries’ officers, employees or consultants have any rights. All current and former officers, employees and consultants have assigned in writing all of their rights in the Technology to the Company or its Subsidiaries and have waived in writing any moral or similar rights that they may hold in the Technology.
(z)Information Technology
(i)Section (z)(i) of the Company Disclosure Letter sets forth a complete and accurate list of the material Information Technology used in the ordinary course.
(ii)Except as otherwise set forth in Section (z)(ii) of the Company Disclosure Letter, the Information Technology (i) is suitable for, and operates and performs in all material respects as required in connection with the operation of the Business as currently conducted; (ii) is free from known material defects or deficiencies; (iii) does not require a material upgrade or replacement for the Business as currently conducted within the 12 month period after the Effective Date and none are planned; (iv) does not contain any known disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Information Technology, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Information Technology.
(iii)Except as otherwise set forth in Section (z)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries have implemented, maintained and adhered to commercially reasonable controls, policies, procedures, and safeguards to maintain and protect from unauthorized access, use, copying, disclosure, modification, theft, destruction and threats to their material confidential information and the integrity, continuous operation, redundancy and security of all Information Technology and data (including all Personal Information, personally identifiable, household (where applicable), sensitive, confidential or regulated data (“Personal Data”)) used in connection with their respective businesses, and, to the knowledge of the Company, there have been no Breaches of Security Safeguards of Personal Information Processed by or on behalf of the Company in connection with the Business or any other breaches, violations, outages or unauthorized uses of or accesses to same nor any incidents under internal review or investigations relating to the Information Technology and Personal Data. The Company and its Subsidiaries have been and are presently in material compliance with all applicable Law or statutes and all judgments, Orders, rules and regulations of any court or arbitrator or Governmental Authority, internal policies and contractual obligations relating to the privacy and security of Information Technology and Personal Data and to the protection of such Information Technology and Personal Data from unauthorized use, access, misappropriation or modification.
(iv)Copies of all material written reports of third-party vulnerability testing, risk assessment and external audits of the Information Technology systems conducted within three years prior to the date of this Agreement have been provided or made available to the Purchaser. The Company and its Subsidiaries have timely installed available software security patches and taken all commercially reasonable steps to remediate identified information security vulnerabilities.
(v)Except as set forth in Section (z)(v) of the Company Disclosure Letter, none of the Technology depends upon any material service, technology or data of any Person other than the Company or its Subsidiaries.
(vi)The Company maintains commercially reasonable data back-up procedures and data recovery procedures and tools to safeguard against material loss or corruption of business or customer data in the event of a failure of the Information Technology or data loss. Disaster recovery plans are in place for the Company and are designed to ensure that, in the event of a failure of the Information Technology operated by or on behalf of the Business, such Information Technology and the data and other material contained therein can be recovered or replaced without disruption to the Business.
(aa)Anti-Spam and Privacy Laws
Except as set forth in Section (aa) of the Company Disclosure Letter:
(i)The Company is and has at all times been in compliance in all material respects, with applicable Anti-Spam Laws;
(ii)the Company has an express or implied consent that complies with consent requirements under applicable Anti-Spam Laws, or is otherwise permitted under applicable Anti-Spam Laws to send Commercial Electronic Messages to each Electronic Address in its marketing and advertising database, including customers, prior customers, prospective customers and other third party contacts. The Company has maintained records sufficient to demonstrate its compliance with applicable Anti-Spam Laws, including records of each consent (where required under applicable Anti-Spam Laws) or other lawful authority to send Commercial Electronic Messages as well as records of unsubscribe requests.
(iii)the Company has conducted and is conducting the Business in compliance, in all material respects, with all applicable Privacy Laws, as well as all Contracts, notices, consents and other obligations and commitments, including in connection with its collection use, disclosure and other Processing of Personal Information;
(iv)all Personal Information, in all material respects, of the Company has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent was required under applicable Privacy Laws); has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained; or has been collected or used for a purpose in respect of which consent, under applicable Privacy Laws, may be implied or is not required;
(v)all notices and/or consents required by applicable Privacy Laws or Contracts related to the Company’s Processing of Personal Information in connection with the conduct of the

Business (including disclosure to affiliates of the Company) have been given or obtained in accordance with all applicable Privacy Laws and are sufficient for the continued conduct of the Business in substantially the same manner as conducted prior to Closing;
(vi)all Personal Information provided to the Purchaser in connection with the transactions contemplated by this Agreement, and the manner in which such Personal Information has been obtained and provided to the Purchaser, has been provided and obtained in compliance in all material respects with applicable Privacy Laws and with all other obligations and commitments noted in subsection (a), above;
(vii)the Company has developed and implemented corporate policies and procedures designed to enable the Company to comply with applicable Privacy Laws, and demonstrate compliance with applicable Privacy Laws relating to the Processing of Personal Information in connection with the Business conducted in the ordinary course, and has complied with all material respects of such policies and procedures. These policies and procedures are sufficient to enable the continued conduct of the Business after Closing in substantially the same manner as the Business was conducted prior to Closing;
(viii)the Company has and has had a publicly posted, written privacy policy, available on its website, which accurately describes the collection, use, disclosure, storage and retention of Personal Information in connection with the Business in compliance in all material respects with applicable Privacy Laws;
(ix)to the knowledge of the Company, there have been no formal complaints, investigations, claims or Orders, undertakings, or compliance agreements entered into associated with the Business (including investigations by any Governmental Authority and Orders issued by any privacy regulator) relating to any Breach of Security Safeguards, the Processing of Personal Information by or on behalf of the Company, compliance with applicable Anti-Spam Laws, or the privacy policies or practices of the Company;
(x)the Company is and has been in compliance, at all times, with its commitments and obligations to third parties applicable to the Processing of Personal Information in connection with the Business in the ordinary course, including such commitments to Merchant partners and other business partners;
(xi)the Company has entered into agreements with each third party that Processes Personal Information or sends Commercial Electronic Messages on its behalf that requires the third party to comply with applicable Privacy Laws, ensure the privacy and security of Personal Information, and not use Personal Information for any purpose other than providing services to the Company; and
(xii)the Company is not aware of any material non-compliance with applicable Privacy Laws by third parties that Process Personal Information on behalf of the Company in connection with the Business, nor is the Company aware of any material non-compliance by such third parties with their contractual obligations to the Company in connection with the Business. A copy of each contract entered into by the Company that includes material Processing of Personal Information has been provided to the Purchaser.
(ab)Accounts & Receivables
(i)Each Account Agreement and its corresponding Receivables are valid and legally binding obligations of Opco, subject to applicable bankruptcy, insolvency, reorganization, arrangement or other similar applicable Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of equitable remedies. Each

Account Agreement and its corresponding Receivables are valid and legally binding obligations of each Cardholder (assuming legal capacity of such Cardholder and excluding deceased Cardholders) thereunder (other than those Receivables that are being or may hereafter be disputed by the Cardholder in the ordinary course of business consistent with past practice), including any co-signor, guarantor or surety, and is enforceable against such Cardholders in accordance with the terms of each Account Agreement, subject to applicable bankruptcy, insolvency, reorganization, arrangement or other similar applicable Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of equitable remedies. Each form of Account Agreement that currently governs, or at any time in the last three years has governed, each Account has been provided or made available to the Purchaser prior to the date hereof, and all such forms contain all terms of such Accounts, except as may be modified on an individual account basis in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws. The Receivables are payable only in Canadian dollars.
(ii)All Accounts are governed by an Account Agreement. Each Account Agreement complies in all material respects with all applicable requirements of Law. The terms and conditions applicable to each Account are set forth in the applicable Account Agreement, except as may be modified on an individual account basis in the ordinary course of business consistent with past practice. Opco has not, during the last three years, expressly waived any of its rights under the Account Agreements or engaged in any course of conduct inconsistent with the terms of any Account Agreement except for promotional rate offers, in each case, in the ordinary course of business consistent with past practice. Opco has performed at all times in the last three years, and is in compliance in all material respects with the terms and conditions of, and obligations required to be performed by it under, the Account Agreements. No event has occurred with respect to Opco, which, with notice or the lapse of time or both, will or is reasonably likely to result in a material default by Opco under any such terms and conditions of the Account Agreements. The transactions contemplated in this Agreement do not require the consent or approval of any Cardholder.
(iii)All Accounts have been solicited, opened, originated, underwritten, administered, maintained, marketed and serviced by Opco or its agents in each case in compliance in all material respects with the (i) Account Agreements, (ii) and requirements of applicable Law (including all cost of credit disclosure), and (iii) Opco’s policies and procedures, including Opco’s credit and collection policies and procedures (complete and correct copies of which policies in effect as of the date hereof have been made available to the Purchaser). Each purchase associated with an Account has been approved and processed in accordance with the (i) Account Agreements, and (ii) Opco’s policies and procedures. No Accounts have been opened or obtained as a consequence of a marketing, promotional, or other customer acquisition effort purposefully targeted at U.S. residents. No Accounts have been transferred by Opco to any party.
(iv)Each Account relates to the extension of credit and the advancement of monies on a revolving basis and with respect to each Account, would be considered a credit card account under applicable Law including provincial consumer protection laws.
(v)Each Account complies, in all material respects, with the applicable Account Agreement to which it relates, including to the extent such Account Agreement has been amended or modified. No Account is secured by any collateral whatsoever. Opco (i) is not in default under any such Account Agreement and (ii) has serviced the Accounts with a commercially reasonable degree of skill and attention.

(vi)All billing and other activity, and all terms and conditions (including pricing terms), reflected in the Books and Records are in, in all material respects, in accordance with the terms of the applicable Account Agreement, in all material respects.
(vii)In the last three years, Opco has not Reaged any Accounts other than in the ordinary course of business. In the last three years, neither the Company nor any of its Subsidiaries has effected any change to its policies and procedures relating to risk management, underwriting, re-aging, collection, origination and delinquency, except for: (A) changes made in the ordinary course of business, or (B) changes required by, or advisable pursuant to, applicable Law.
(viii)Each Contract related to credit insurance or other similar products underwritten by a third party insurer and offered by the Company and its Subsidiaries to a Cardholder or a prospective Cardholder has been solicited, offered, marketed and entered into and has been administered and serviced in accordance with applicable Laws in all material respects, and the policies and procedures of the Company and its Subsidiaries (and true, complete and correct copies of all such policies and procedures have been made available to the Purchaser).
(ac)Accounts Receivable
The accounts receivable of the Company shown on the financial Books and Records are:
(i)good and collectible at the aggregate recorded amounts in all material respects, except to the extent of any reserves and allowances for doubtful accounts provided for such accounts receivable in the Books and Records;
(ii)to the knowledge of the Company, are not subject to any defence, counterclaim or set off; and
(iii)to the knowledge of the Company, are otherwise subject to customary trade terms.
Except as set forth in Section (cc) of the Company Disclosure Letter, any reserves provided for accounts receivable in the financial Books and Records of the Company have been computed in accordance with IFRS.
(ad)Absence of Contingent Liabilities
Except as set forth in Section (dd) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which the Company or any Subsidiary of the Company is, or is contingently, responsible for such indebtedness or other obligations.
(ae)Books and Records
(i)All Books and Records of the Company and its Subsidiaries have been delivered or made available to the Purchaser. All accounting and financial Books and Records of the Company and its Subsidiaries have been fully, properly and accurately kept in all material respects and are complete in all material respects, and fairly and correctly set out in all material respects the financial position of the Company as at the dates thereof and for the periods covered thereby. All material financial transactions relating to each of the Company and its Subsidiaries’ businesses has been accurately recorded in such Books and Records as at the dates thereof and for the periods covered thereby. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to the Company in the ordinary course prior to and after Closing.
(af)Financial Statements
(i)The Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with the preceding period subject to the exceptions set forth in Section (ff) of the Company Disclosure Letter or as otherwise disclosed in the Financial Statements, and each presents fairly in all material respects:
1.all of the assets, liabilities and financial position of the Company and its Subsidiaries on a consolidated basis as at the respective dates of the relevant statements; and
2.the sales, earnings, results of operations and changes in financial position of the Company and its Subsidiaries on a consolidated basis for the period covered by the Financial Statements, as the case may be.
Copies of the Financial Statements have been provided or made available to the Purchaser in Section (ff) of the Company Disclosure Letter.
(ii)The reserves and accrued liabilities disclosed on or reflected in the Financial Statements and the Books and Records are recorded in amounts equal to the liabilities in respect of which they have been established.
(ag)No Undisclosed Liabilities
None of the Company or any of its Subsidiaries has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of the type required to be reflected as liabilities on a balance sheet prepared in accordance with IFRS in connection with the Business which continue to be outstanding, except for: (i) liabilities reflected or reserved against in the Financial Statements; and (ii) current liabilities incurred since June 30, 2020, which liabilities are in the ordinary course of the Business and which would not have a Company Material Adverse Effect.
(ah)Bank Accounts and Powers of Attorney
Section (hh) of the Company Disclosure Letter is a true, correct and complete list showing: (i) all bank accounts of the Company, the name and address of each bank branch in which the Company has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, and (ii) the names of all Persons holding powers of attorney for the Company or any of its Subsidiaries and the names of all Persons who have been given the authority to act on behalf of any of them. The Purchaser has been provided with copies of all outstanding powers of attorney granted by the Company or any of its Subsidiaries.

(ai)Merchants
Section (ii) of the Company Disclosure Letter sets out a list of contracts (the “Material Merchant Agreements”) between the Company (or its Subsidiaries) and each Merchant (each, a “Material Merchant”) that either (i) represents at least $5,000,000 (Five Million Dollars) in Account originations for the 12-month period ending on December 31, 2020; or (ii) is projected to represent at least $5,000,000 (Five Million Dollars) in Account originations for the 12-month period beginning on January 1, 2021 and ending on December 31, 2021, together with the amount so originated or which is projected to be originated. Since the Reference Date, except as disclosed in Section (ii) of the Company Disclosure Letter, there has been no termination or modification or change in any material respect in the business relationship with any Material Merchant. No Material Merchant has informed the Company of any intention to change its relationship or the terms upon which it conducts business with the Company or any of its Subsidiaries.
(aj)Insurance
(i)Each of the Company and its Subsidiaries maintains such policies of insurance, issued by reputable insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks, to the knowledge of the Company, as are customarily carried and insured against by owners of comparable businesses, properties and assets.
(ii)All such policies of insurance are in full force and effect and none of the Company or any of its Subsidiaries is in default as to the payment of premiums or otherwise, under the terms of any such policy.
(iii)Section (jj) of the Company Disclosure Letter sets forth a complete list of all insurance policies which are maintained with respect to the Business setting out, in respect of each policy, the type of policy, including the name of the insurer, the coverage allowance, the policy terms, the annual premium and the amount of any deductible and a summary of all claims under each such policy for the past two years; and details of any self-insurance arrangements by or affecting the Company and its Subsidiaries, including any reserves established thereunder.
(ak)Litigation
Except for small claims collection matters, there are no claims, actions, suits, investigations or proceedings, at law or in equity, nor any arbitration, administrative or other proceeding in progress, nor to the knowledge of the Company, pending or threatened against or relating to the Company or any of its Subsidiaries or the Business by or before any Governmental Authority (i) with respect to which the Company has received service of process, or which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected in each case, individually or in the aggregate to (a) have a Company Material Adverse Effect on the Company or any of its Subsidiaries or the Business; (b) enjoin, restrict or prohibit the transfer or redemption of all or any part of the securities of the Company or Opco as contemplated by this Agreement and the Plans of Arrangement; (c) delay, restrict or prevent the Vendors or the Company or any of the Company’s Subsidiaries from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and, to the knowledge of the Company, there are no existing grounds on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries. The Purchaser has had made available or been provided with copies of all of the audit response letters from all counsel to the Company and each of its Subsidiaries for the last three years. None of the Company or any of its Subsidiaries has undergone during the last three years, or is currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the business of the Company or any Subsidiary of the Company.
(al)Taxes
(i)Except as set forth in Section (ll) of the Company Disclosure Letter, each of the Company and its Subsidiaries has duly and timely made or prepared or caused to be made or prepared and filed all Tax Returns required to be filed by it with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.
(ii)Except as set forth in Section (ll) of the Company Disclosure Letter, each of the Company and its Subsidiaries has duly and timely paid all Taxes, including all instalments on account of Taxes, that are due and payable by it in accordance with applicable Law, and provisions have been made on the Financial Statements for amounts at least equal to the amount of all Taxes owing by any one of them that were not yet due and payable by the date of such Financial Statements and that relate to periods ending on or prior to the date of such Financial Statements.
(iii)None of the Company or any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of its Subsidiaries is or may be liable; (iii) the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable.
(iv)Except as disclosed in Section (ll) of the Company Disclosure Letter, there are no proceedings, investigations, audits or Claims now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.
(v)Each of the Company and its Subsidiaries has duly and timely withheld all Taxes required by applicable Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted such Taxes required by Law to be remitted by it to the appropriate Governmental Authority.
(vi)Each of the Company and its Subsidiaries has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.
(vii)Except as disclosed in Section (ll) of the Company Disclosure Letter, each of the Company and its Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under any applicable provincial sales tax legislation.
(viii)None of the Company or any of its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.
(ix)None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or any of its Subsidiaries at any time up to and including the Effective Date.
(x)Except as set forth in Section (ll) of the Company Disclosure Letter, the Company and each Subsidiary has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.
(xi)No jurisdiction in which the Company or a Subsidiary, as applicable, does not file a Tax Return has alleged that the Company or such Subsidiary, as applicable, is required to file such a Tax Return.
(xii)The Company and its Subsidiaries have not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital stock.
(xiii)Except as set forth in Section (ll) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its capital dividend account at the time of such election.
(xiv)The Purchased Securities have not, at any time in the prior 60-month period, derived more than 50% of their value directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), or options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists.
(am)Environmental Matters
(i)To the knowledge of the Company, all operations of the Company and its Subsidiaries have been and are in compliance, in all material respects, with all applicable environmental laws, and, to the knowledge of the Company, there are no material environmental risks or issues in respect of the operations of the Company or its Subsidiaries. The Company and its Subsidiaries have not received nor are aware of any existing, pending or threatened claims concerning the failure of the operations of the Company or its Subsidiaries to comply with any applicable environmental laws.
(an)Employee Matters
(i)Except as set forth in Section (nn) of the Company Disclosure Letter:
1.there are no collective agreements in force with respect to the Employees, there are no negotiations with any union regarding a collective agreement for any Employee, no Person holds any bargaining rights with respect to the Employees or the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no ongoing union organizing activities, certification drives or pending proceedings for certifying a union for the Company or any of its Subsidiaries;

2.to the knowledge of the Company, there are no strikes or labour disputes by the Employees of the Company or any of its Subsidiaries;
3.there are no outstanding or, to the knowledge of the Company, threatened unfair labour practices or complaints or applications relating to any union, including any proceedings which could result in certification of a union as bargaining agent for any Employees;
4.the Company and its Subsidiaries are not in violation of any provision under any collective agreement; and
5.the Company and its Subsidiaries do not have any grievances or pending arbitration cases outstanding nor, to the knowledge of the Company, are there any threatened grievances or arbitration cases.
(ii)On December 28, 2020, the Company provided e-mail correspondence to Vin Thomas, the Chief Legal Officer of the Parent, setting forth a complete and accurate list of all employees of Opco, together with their redacted names, job titles, departments, hire dates, salaries, bonus rates and car allowances.
(iii)Except as has been provided in e-mail correspondence to Vin Thomas, the Chief Legal Officer of the Parent, on January 9, 2021, there are no employment Contracts with Employees which contain provisions regarding notice, severance or pay in lieu of notice on termination without cause that exceed the statutory minimum entitlements required by the Ontario Employment Standards Act, 2000. Except as set forth in Section (nn) of the Company Disclosure Letter, neither the Company nor Opco has any Contract giving Employees the right to be compensated upon termination of their employment or upon Closing, other than as set out in employment Contracts with such Employees. No executive employed in the Business has advised any Key Employee of any plans to terminate his or her employment.
(iv)The Company and its Subsidiaries have been and are in compliance in all material respects with all Laws related to employment, the Employees or former employees, including employment standards, human rights, labour relations, occupational health and safety, workplace safety and insurance, pay equity or accessibility. All current assessments under workplace safety and insurance legislation in relation to the Company and its Subsidiaries have been paid or accrued by the Company or its Subsidiaries, as applicable. The Company and its Subsidiaries have not been and are not subject to any additional or penalty assessment under such legislation which has not been paid and have not been given notice of any audit.
(v)All independent contractors providing services to the Company or any of its Subsidiaries have been properly classified in accordance with applicable Laws, and neither the Company nor any of its Subsidiaries has received any notice disputing such classification.
(vi)Neither the Company nor any of its Subsidiaries has received any complaint, internally or externally, in respect of harassment, sexual harassment or violence in respect of any Employee or former employee who is or was an executive or manager.
(vii)The are no existing, nor to the knowledge of the Company pending or threatened, employment claims against the Company or any of its Subsidiaries and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would result in such a claim.

Except as set out in Section (nn) of the Company Disclosure Letter, each Employee’s employment Contract is in full force and effect, unamended and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company, as the case may be, each Employee’s employment Contract is enforceable against the Company or a Subsidiary of the Company, as the case may be, in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization or other applicable Laws affecting the enforcement of the rights of creditors; the Company or a Subsidiary of the Company, as the case may be, has performed, all obligations required to be performed by it in all material respects and is not, and to the knowledge of the Company no other Person is, in material default under or in material breach of any Employee’s employment Contract; and no event has occurred which is, or with the passage of time or the giving of notice or both would result in, a material default, breach or event of non-compliance under any Employee’s employment Contract by the Company or a Subsidiary of the Company. Except as set out in Section (nn) of the Company Disclosure Letter, there are no current or, to the knowledge of the Company, pending negotiations with respect to the renewal, repudiation or material amendment of any such Material Contracts.
(ao)Benefit Plans
(i)Section (oo) of the Company Disclosure Letter sets forth a complete list of the Benefit Plans. None of the Benefit Plans is a Pension Plan.
(ii)True, complete and current copies of each Benefit Plan as amended to date or, where oral, a written summary of the terms thereof, have been made available to the Purchaser, together with copies of all material documents relating to the Benefit Plans, including, as applicable: (i) all funding agreements (including any trust agreements or insurance contracts and policies), as amended to date, (ii) the most recent financial statements, (iii) the most recent actuarial valuation report, (iv) all contracts with any third party service providers, (v) the current member booklet; and (vi) any material correspondence with a Governmental Authority relating to a Benefit Plan in the prior three years.
(iii)Each Benefit Plan has been established, registered, amended, funded and administered in compliance with its terms and all applicable Laws, in each case in all material respects. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have, in all material respects, been paid or remitted in a timely fashion in accordance with its terms and applicable Laws.
(iv)None of the Benefit Plans provide health, life insurance or any other welfare benefits beyond retirement or other termination of employment to any current or former Employees (or any spouses, dependents, survivors, or beneficiaries of such persons).
(v)Neither the Company, Subsidiaries nor any of their affiliates have made any promise or commitment to create any additional benefit plans which would be considered to be a Benefit Plan once created or to improve or change the benefits provided under any Benefit Plan.
(vi)None of the Benefit Plans provide for benefit increases, payments or the acceleration of, or an increase in, securing or funding obligations that are contingent upon, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated herein.
(vii)There is no investigation by a Governmental Authority or claims (other than routine claims for payment of benefits) pending or, to the knowledge of the Company, threatened involving any Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim.

(viii)No entity, other than the Company or any of its Subsidiaries, is a participating employer under any of the Benefit Plans and no individuals other than the Employees (and any spouses, dependents, survivors or beneficiaries of such persons) participate in, or are eligible to participate in, any Benefit Plan.
(ap)No Brokers’ Fees, etc.
Except as set forth in Section (pp) of the Company Disclosure Letter, the Company does not have any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement and the Transaction Documents, nor has it granted any right of first refusal or commitment to engage any such Person in connection with any future transaction.
(aq)Non-Arm’s Length Transactions
Excluding employment Contracts, Contracts that have been terminated or expired in accordance with their terms, the Globalive-TBBS Termination Agreement, and any Contract provided in e-mail correspondence to Vin Thomas, the Chief Legal Officer of the Parent, on January 9, 2021, no director or officer, former director or officer, shareholder or Employee of, or any other Person not dealing at arm’s length with the Company or any Subsidiary of the Company or any Vendor is engaged in any transaction or arrangement with or is a party to a Contract with, or has any indebtedness, liability or obligation to, the Company or any of its Subsidiaries.
(ar)No Joint Venture Interests or Strategic Alliances
None of the Company or any of its Subsidiaries is a party to a strategic alliance or co-operative agreement or is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and none of the Company or any of its Subsidiaries has significant investment interests in any business owned or controlled by any third party.
(as)COVID-19
(i)Except as set forth in Section (ss) of the Company Disclosure Letter, to the knowledge of the Company, there have been no material disruptions or delays with respect to the Business relating to COVID-19.
(ii)Except as mandated by a Governmental Authority, there has been no closure, suspension or disruption to the business, operations or productivity of the Employees of the as a result of COVID-19.
(iii)Except as set forth in Section (ss) of the Company Disclosure Letter, the Company has not received any loan, grant or other incentives, deferrals or monies from any Governmental Authority in connection with COVID-19. The Company and its Subsidiaries have complied and are in compliance in all material respects with all applicable quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order or directives by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have complied and are in compliance in all material respects with the requirements of any loan, grant or other incentives, deferrals or monies provided by any Governmental Authority in connection with COVID-19 and received or relied on by the Company or any of its Subsidiaries.
(iv)The Company has disclosed or made available to the Purchaser all of the Company and its Subsidiaries’ plans, policies, accommodations, control measures and procedures,

current and anticipated, in each case in all material respects, as related to COVID-19, including with respect to employee absences, reductions in the workforce, working remotely, returns to work, business continuity, disaster recovery, protection of third party entrants from the Company and its Subsidiaries’ locations and compliance with public health protocols and guidelines.

Schedule “D”
Representations and Warranties OF THE Significant Selling securityholders
(a)Incorporation and Power
1.Each Significant Selling Securityholder has duly authorized all necessary action or corporate approval on its part to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.
2.Each Significant Selling Securityholder that is a Person other than a corporation has the right and capacity and is legally competent to enter into and execute this Agreement and to take all actions required to enter into, execute, deliver and exercise its rights and perform its obligations under this Agreement and the Transaction Documents to which it is a party.
3.If the Significant Selling Securityholder is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation.
(b)Authorization
The execution, delivery and performance by the Significant Selling Securityholders, in each case, of this Agreement and each of the Transaction Documents to which it is a party does not (or would not with the giving of notice or the passage of time) result in a breach or a violation of, or conflict with, any of its constating documents or by-laws or any shareholders’ agreement, or any Contract, Order, judgment, decree, licence, permit or applicable Law, to which such Significant Selling Securityholder is a party or subject or by which the Significant Selling Securityholder is bound or affected. This Agreement and the Transaction Documents have been duly executed and delivered by the Significant Selling Securityholders, in each case, and constitute legal, valid and legally binding obligations of the Significant Selling Securityholders, in each case enforceable against it in accordance with their respective terms.
(c)Title to Purchased Securities
Each Significant Selling Securityholder is the sole registered and beneficial owner of the Purchased Securities set out beside its name in Exhibit “A” and has good and valid title thereto, free and clear of all Liens, except, in the case of 2629331 Ontario Inc., the Liens held by the Collateral Agent (as defined below) on behalf of the holders of the 262 Debentures (as defined below) that will be discharged on Closing. Upon completion of the transactions contemplated by this Agreement, the Purchaser will have legal and beneficial and good and valid title to each of the Purchased Securities of each Significant Selling Securityholder, free and clear of all Liens. Except for the FLX USA (which will be terminated on Closing if approved under the Company Plan of Arrangement) and, in the case of 2629331 Ontario Inc., the letter dated January 12, 2021 to 2629331 Ontario Inc. from 2630313 Ontario Inc., in its capacity as collateral agent (the “Collateral Agent”) for the holders of the senior secured convertible debentures and the junior secured convertible debentures of 2629331 Ontario Inc. issued on May 1, 2018 (the “262 Debentures”), such Significant Selling Securityholder’s Purchased Securities are not subject to the terms of any shareholder agreements, pooling agreements, voting trusts, proxies or other similar agreements.
(d)No Options, etc.
Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by
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law, contractual or otherwise) capable of becoming such for the purchase or acquisition from each Significant Selling Securityholder of any of the Purchased Securities.
(e)Residency
None of the Significant Selling Securityholders is a non-resident of Canada for purposes of the Tax Act.
(f)Vendors’ Representative
The Vendors’ Representative is the duly appointed attorney-in-fact for the Vendors and has full power and authority to act for and bind such Vendors as provided in this Agreement.
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Schedule “E”
Representations and Warranties of the Purchaser AND THE PARENT
(a)Incorporation and Corporate Power
Each of the Purchaser and the Parent is a corporation organized and existing and in good standing under the laws of its jurisdiction of incorporation and it has the corporate power and authority to own and operate its property and assets, carry on its business and enter into and to perform its obligations under this Agreement.
(b)Corporate Authorization
The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and each of the Transaction Documents to which it is a party:
1.has been duly authorized by all necessary corporate action on the part of each of the Purchaser and the Parent; and
2.does not (or would not with the giving of notice or the passage of time) result in a breach or a violation of, or conflict with, any of its constating documents or by-laws or any shareholders’ agreement to which it is a party. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by each of the Purchaser and the Parent, and constitute legal, valid and legally binding obligations of each of the Purchaser and the Parent, enforceable against it in accordance with their respective terms.
(c)No Conflict with Authorizations, Laws, etc.
The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and each of the Transaction Documents to which it is a party do not (or would not with the giving of notice or the passage of time):
3.result in a breach or a violation of, or cause the termination or revocation of, any Authorization to which either the Purchaser or the Parent is a party or bound by;
4.result in a breach or a violation of, or conflict with, any judgement, Order or decree of any Governmental Authority to which either the Purchaser or the Parent is a party to or is bound by; or
5.result in a material breach or a violation of any Law applicable to either the Purchaser or the Parent.
(d)No Conflict with Contracts
The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a material breach or a material violation of, or conflict in any material respect with, any material Contract of either the Purchaser or the Parent.
(e)Required Authorizations
Except for the Competition Act Approval, there is no requirement for either the Purchaser or the Parent to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement. The Parent Board has approved the granting of the RSUs to the Key Employees pursuant to Section 3.8(a) of the Agreement, conditional upon closing of the transactions contemplated in the Agreement.
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(f)Availability of Funds
The Purchaser or the Parent has: (i) sufficient funds available for purposes of paying the Purchase Price and paying any other amount due hereunder or in respect hereof; and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder. The Purchaser and the Parent’s obligations to consummate the transactions contemplated by this Agreement are not conditioned upon the receipt of financing by the Purchaser or the Parent from any Person or the availability of funds to the Purchaser or the Parent.
(g)Litigation
There are no actions, suits, appeals, claims, applications, investigations, Orders, proceedings, arbitrations or alternative dispute resolution processes in progress or, to the knowledge of the Purchaser, pending or threatened against either the Purchaser or the Parent, before any Governmental Authority, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.
(h)No Brokers’ Fees, etc.
Except for Credit Suisse Securities (USA) LLC and except as disclosed to the Company, neither the Purchaser nor the Parent has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement and the Transaction Documents, nor has it granted any right of first refusal or commitment to engage any such Person in connection with any future transaction.

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EXHIBIT “A”
Vendors and Purchased Securities
The Significant Selling Securityholders are as follows:
•2629331 Ontario Inc.;
•Echo Bay Strategic Yield Fund; and
•NELI Financial Incorporated.

The issued and outstanding Company Securities and Opco Securities are set forth on Exhibit A – Schedule 1.
The Earn-Out Recipients are as follows, in each case, solely in their capacity as holders of the securities set out below:

•All holders of the Company Warrants as set out in Exhibit A – Schedule 1;
•All holders of the In-the-Money Options as set out in Exhibit A – Schedule 1;
•All holders of the Company Common Shares as set out in Exhibit A – Schedule 1;
•All holders of the issued and outstanding Series 2 Class B Preferred Shares as set out in Exhibit A – Schedule 1;
•The holder of the 176,471 issued and outstanding share purchase warrants of Opco registered in the name of SPF that are each exercisable for one Opco Common Share at an exercise price, per warrant, of $0.0001; and
•All holders of the Opco Common Shares as set out in Exhibit A – Schedule 1, excluding Company.

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EXHIBIT A – Schedule 1

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EXHIBIT “B”
FORM OF [RESIGNATION AND] MUTUAL RELEASE
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EXHIBIT “C”
FORM OF NON-COMPETITION, NON-SOLICITATION and confidentiality AGREEMENT

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EXHIBIT 3.1(B)(VII)(F) - SAMPLE EFFECTIVE DATE WORKING CAPITAL STATEMENT

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EXHIBIT 3.8(I)(I)(A)

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EXHIBIT 5.13

WEEKLY CASH FLOW STATEMENT

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